Exhibit 10.19

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

July 16, 2004

among

SCANSOURCE, INC., a South Carolina corporation, and

NETPOINT INTERNATIONAL, INC., a Florida corporation, as U.S. Borrowers,

SCANSOURCE EUROPE SPRL,

SCANSOURCE EUROPE LIMITED,

and

SCANSOURCE UK LIMITED, as Non-U.S. Borrowers,

The Initial Guarantors Listed Herein,

The Banks Listed Herein,

BRANCH BANKING AND TRUST COMPANY OF SOUTH CAROLINA,

as Administrative Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Syndication Agent

and an Other Currency Lender

BB&T CAPITAL MARKETS and

WACHOVIA BANK, NATIONAL ASSOCIATION

As Arrangers

AMENDED AND RESTATED

CREDIT AGREEMENT

AGREEMENT dated as of July 16, 2004 among SCANSOURCE, INC. a South Carolina corporation, NETPOINT INTERNATIONAL, INC., a Florida corporation, 4100 QUEST, LLC, a South Carolina limited liability company, PARTNER SERVICES, INC., a South Carolina corporation, SCANSOURCE EUROPE SPRL, a company incorporated under the laws of Belgium, SCANSOURCE EUROPE LIMITED, a company incorporated under the laws of the United Kingdom, SCANSOURCE UK LIMITED, a company incorporated under the laws of the United Kingdom, the BANKS listed on the signature pages hereof, WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent and an Other Currency Lender, and BRANCH BANKING AND TRUST COMPANY OF SOUTH CAROLINA, as Administrative Agent.

The Company, the Guarantors, the Banks and the Administrative Agent are parties to the Original Credit Agreement (as defined herein) which provides for the making of loans by the Revolving Advance Lenders to the Company in an aggregate principal amount at any one time outstanding not exceeding $80,000,000.

The parties hereto wish to amend the Original Credit Agreement in certain respects and to restate the Original Credit Agreement, to read in its entirety as set forth below. Accordingly, the parties hereto agree that effective on the Restatement Effective Date (as defined herein), the Original Credit Agreement is amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. The terms as defined in this Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

“ACL Agreement” means any credit line sweep services agreement now or hereafter entered into between the Administrative Agent and the Company and all amendments and modifications thereto.

“Account Debtor” shall mean the person who is obligated on any of the Accounts Receivable Collateral or otherwise is obligated as a purchaser or lessee of any of the Inventory Collateral.

“Accounts” shall have the meaning set forth in the Security Agreement.

“Accounts Receivable Collateral” shall mean all obligations of every kind at any time owing to any U.S. Borrower or any Guarantor howsoever evidenced or incurred, including, without limitation, all accounts, instruments, contract rights, chattel paper (whether tangible or electronic) and general intangibles, all returned or repossessed goods and all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, whether now owned or hereafter acquired or arising and all proceeds of the foregoing.

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or any material part of the assets of such Person or of a line or lines of business conducted by such Person.

“Additional Costs” means, with respect to any Advance the rate per annum calculated by the Administrative Agent (or an Other Currency Lender designated by the Administrative Agent) in accordance with Schedule 1.01 – Additional Costs hereto.

“Adjusted Monthly Libor Index” has the meaning set forth in Section 2.06(c).

“Administrative Agent” means Branch Banking and Trust Company of South Carolina, in its capacity as administrative agent for the Banks, Other Currency Lender and the Issuing Banks hereunder, and its successors and permitted assigns in such capacity.

“Administrative Agent’s Letter Agreement” means that certain letter agreement, dated as of May 20, 2004, between the Company and the Administrative Agent relating to the structure of the credit facility provided by this Agreement, and certain fees from time to time payable by the Company to the Administrative Agent, together with all amendments and modifications thereto. If there is any conflict between the provisions of this Agreement and the provisions of the Administrative Agent’s Letter Agreement, the provisions of this Agreement will control.

“Advances” means, collectively the Revolving Advances, the Swing Line Advances and Other Currency Advances and “Advance” means any one of such Advances.

“Affiliate” of any Person means (i) any other Person which directly, or indirectly through one or more intermediaries, controls such Person, (ii) any other Person which directly, or indirectly through one or more intermediaries, is controlled by or is under common control with such Person, or (iii) any other Person of which such Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Unused Commitments” means at any date an amount equal to the aggregate amount of each Bank’s Facility Commitment less the sum of: (1) the aggregate outstanding principal amount of all Advances (excluding Swing Line Advances); (2) the aggregate outstanding principal amount of all Letter of Credit Advances and Undrawn Amounts; and (3) the aggregate outstanding principal amount of the Dollar Equivalent of all Other Currency Advances. It is agreed that the aggregate outstanding principal amount of all Swing Line Advances shall not be considered used amounts of the Facility Commitment for purposes of calculating the fee payable under Section 2.07.

“Agreement” means this Credit Agreement, together with all amendments and supplements hereto.

“Applicable Margin” has the meaning set forth in Section 2.06(a).

“Assignee” has the meaning set forth in Section 9.07(c).

“Assignment and Acceptance” means an Assignment and Acceptance executed in accordance with Section 9.07(c) in the form attached hereto as Exhibit J.

“Australian Dollars” means the lawful currency of the Commonwealth of Australia, as in effect from time to time.

“Authority” has the meaning set forth in Section 8.02.

“Bank” means each bank listed on the signature pages hereof as having a Revolving Advance Commitment or Other Currency Commitment (including, without limitation, the Revolving Advance Lenders, the Other Currency Lenders and the Swing Line Lender), and their respective successors and assigns; provided, that unless the context otherwise requires, each reference herein to the Banks shall be deemed to include any Conduit Lender.

“BB&T” means Branch Banking and Trust Company of South Carolina, and its successors and assigns.

“Borrowers” means collectively the U.S. Borrowers and the Non-U.S. Borrowers and “Borrower” means any one of such Borrowers.

“Borrowing” means Advances of the same type made by the applicable Banks required to make such Advances on the same Domestic Business Day and Euro-Dollar Business Day, as the case may be, and pursuant to Article II.

“Canadian Dollars” means the lawful currency of Canada, as in effect from time to time.

“Capital Expenditures” means for any period the sum of all capital expenditures incurred during such period by the Company and its Consolidated Subsidiaries, as determined in accordance with GAAP; provided, however, that Capital Expenditures shall not include any capital expenditure that is included within the definition of “Costs of Acquisition” and made to consummate an Acquisition.

“Capital Securities” means, with respect to any Person, any and all shares, interests (including membership interests and partnership interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital (including any instruments convertible into equity), whether now outstanding or issued after the Restatement Effective Date.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System established pursuant to CERCLA.

“Change of Law” shall have the meaning set forth in Section 8.02.

“Closing Certificate” has the meaning set forth in Section 3.01(e).

“Closing Date” means July 26, 2001.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Collateral Documents” means, collectively, the Pledge Agreement and the Security Agreement.

“Collateral Locations” shall mean the Executive Offices and those additional locations set forth and described on Schedule 1.01 - Collateral Locations, under the heading “Collateral Locations.”

“Commitments” means, with respect to each Bank, collectively such Bank’s Facility Commitment, Revolving Advance Commitment and Other Currency Commitment and “Commitment” means, with respect to each Bank, any of such Commitments.

“Company” means ScanSource, Inc., a South Carolina corporation, and its successors and permitted assigns.

“Compliance Certificate” has the meaning set forth in Section 5.01(c).

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Bank for the purpose of making Revolving Advances otherwise required to be made by such Bank and designated by such Bank in a written instrument provided to the Administrative Agent; provided, that the designation by any Bank of a Conduit Lender shall not relieve the designating Bank of any of its obligations to fund a Revolving Advance under this Agreement if, for any reason, its Conduit Lender fails to fund any such Revolving Advance, and the designating Bank (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents, approvals and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Article VIII than the designating Bank would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Advance Commitment or Other Currency Commitment.

“Consolidated Debt” means at any date the sum of all Debt of the Company and its Consolidated Subsidiaries.

“Consolidated EBITDA” shall be determined as of the end of each Fiscal Quarter and shall mean EBITDA, of the Company and its Consolidated Subsidiaries, for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters, all as determined in accordance with GAAP.

“Consolidated Fixed Charges” for any period means the sum of (i) Consolidated Interest Expense for such period, (ii) all payments of principal in respect of Debt (excluding principal payments made with respect to any revolving line of credit) of the Company or any of its Consolidated Subsidiaries for such period, and (iii) all payment obligations of the Company and its Consolidated Subsidiaries for such period under all operating leases and rental agreements.

“Consolidated Funded Debt” shall mean, as of any date of determination, the aggregate (without duplication) of all Funded Debt of the Company and its Consolidated Subsidiaries as of such date.

“Consolidated Interest Expense” for any period means interest, whether expensed or capitalized, in respect of Debt of the Company or any of its Consolidated Subsidiaries outstanding during such period.

“Consolidated Net Income” means, for any period, the Net Income of the Company and its Consolidated Subsidiaries determined on a consolidated basis, but excluding (i) extraordinary items and (ii) any equity interests of the Company or any Subsidiary of the Company in the unremitted earnings of any Person that is not a Subsidiary of the Company.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Company in its consolidated and consolidating financial statements as of such date.

“Consolidated Tangible Net Worth” means, at any time, Stockholders’ Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries, prepared in accordance with GAAP, of

(A) Any surplus resulting from any write-up of assets subsequent to March 31, 2004 (provided that this item (A) shall not preclude the write up of assets in accordance with and as a result of purchase accounting principles at the time such assets are acquired);

(B) All assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies (other than computer software and software under development which is treated as fixed assets for balance sheet presentation purposes), and unamortized debt discount and expense.

(C) To the extent not included in (B) of this definition, any amount at which shares of capital stock of the Company appear as an asset on the balance sheet of the Company and its Consolidated Subsidiaries;

(D) Loans or advances to stockholders, directors, officers or employees; and

(E) To the extent not included in (B) of this definition, deferred expenses.

“Consolidated Total Assets” means, at any time, the total assets of the Company and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries, prepared in accordance with GAAP.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Costs of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the capital stock, warrants or options to acquire capital stock of the Company or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Debt incurred, assumed or acquired by the Company or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of the Company and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by the Company or any Subsidiary in connection with such Acquisition, and (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Company shall be valued (I) in the case of capital stock that is then designated as a national market system security by the National Association of Securities Dealers, Inc. (“NASDAQ”) or is listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to any other shares of capital stock, as determined by the Board of Directors of the Company and, if requested by the Administrative Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), (B) the capital stock of any Subsidiary shall be valued as determined by the Board of Directors of such Subsidiary and, if requested by the Administrative Agent, determined to be a reasonable valuation by the independent public accountants referred to in Section 5.01(a), and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion. For purposes of Section 5.04, “Costs of Acquisition” shall not include any additional purchase amounts in the form of earnouts payable under written agreements in existence on the Restatement Effective Date in connection with the Company’s acquisitions of NetPoint and Outsourcing Unlimited, Inc. that should be recorded on the financial statements of the Company and its Subsidiaries in accordance with GAAP.

“Credit Extensions” means, as the context may require,

(a) the making of an Advance by a Bank; or

(b) the issuance of any Letter of Credit, or the extension of any expiry date of any existing Letter of Credit, by an Issuing Bank.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations (absolute or contingent) of such Person to reimburse any bank or other Person in respect of amounts which are available to be drawn or have been drawn under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, (x) all obligations of such Person with respect to interest rate protection agreements, foreign currency exchange agreements or other hedging agreements (valued as the termination value thereof computed in accordance with a method approved by the International Swap Dealers Association and agreed to by such Person in the applicable hedging agreement, if any); provided that for the purposes of calculating “Funded Debt,” “Debt” shall not include any Hedging Agreements which are entered into in the ordinary course of business and used solely as a part of the normal business operations of the Company or any of its Subsidiaries as a risk management strategy and/or hedge against changes resulting from interest rate and currency market changes and not as a means to speculate for purposes of investment on trends and shifts in financial or commodities markets; and (xi) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived in writing, become an Event of Default.

“Default Rate” means, with respect to the Loan, including without limitation, any Revolving Advance, Other Currency Advance (other than an Other Currency Overdraft Advance) or Swing Line Advance, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin determined as if the Ratio of Consolidated Funded Debt to Consolidated EBITDA is greater than 2.00) which may be applicable to any Advance hereunder (irrespective of whether any such type of Advance is actually outstanding hereunder).

“Depreciation and Amortization” means for any period an amount equal to the sum of all depreciation and amortization expenses of the Company and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

“Dividends” means for any period the sum of all dividends paid or declared during such period in respect of any Capital Securities and Redeemable Preferred Stock (other than dividends paid or payable in the form of additional Capital Securities).

“Dollar Borrowing” means a borrowing hereunder consisting of Revolving Advances made in Dollars to the U.S. Borrowers at the same time by the Banks pursuant to Article II.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Other Currency, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Other Currency on the applicable Determination Date.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in South Carolina are authorized or required by law to close.

“EBITDA” means and includes, for any Fiscal Quarter for which the amount thereof is to be determined as follows: (A) the sum of (i) Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period; (iii) franchise taxes (if applicable), income taxes and other taxes measured by income or profits in respect of the Company and its Consolidated Subsidiaries for such period, but only to the extent such taxes were deducted in computing Consolidated Net Income for such period; (iv) Depreciation and Amortization for such period, all determined on a consolidated basis in accordance with GAAP; plus (B) other extraordinary non-cash charges for such period, but only to the extent such other extraordinary non-cash charges are included in computing Consolidated Net Income for such period, minus, (C) other extraordinary non-cash gains for such period, but only to the extent such other extraordinary non-cash gains are included in computing Consolidated Net Income for such period; plus, (D) non-recurring after-tax losses for such period, but only to the extent such non-recurring after-tax losses are included in computing Consolidated Net Income for such period, minus (E) non-recurring after-tax gains for such period, but only to the extent such non-recurring after-tax gains are included in computing Consolidated Net Income for such period, plus (F) non-cash charges in respect of stock options and good will amortization for such period, but only to the extent such non-cash charges in respect of stock options and good will amortization are included in computing Consolidated Net Income for such period.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system established and operated by the SEC, or any successor system.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of a Loan Party or any Subsidiary of a Loan Party required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to a Loan Party, any Subsidiary of a Loan Party or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro” and the sign “€” means the single currency of the Member States of the European Union that have adopted such currency as their currency in accordance with the legislations of the European Union relating to the European Economic and Monetary Union.

“Euro-Dollar Business Day” means any day:

(a) which is a Domestic Business Day on which dealings in Dollar and Other Currency deposits are carried out in the London interbank market;

(b) in relation to a transaction involving an Other Currency (other than Euros), on which banks are open for general interbank business in the principal financial centre of the country of that Other Currency; and

(c) in relation to a transaction involving Euros, which is a TARGET Day.

“Euro-Dollar Loan” means the Loan during Interest Periods when the Loan bears or is to bear interest at a rate based upon the London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.06.

“Event of Default” has the meaning set forth in Section 6.01.

“Executive Offices” shall mean with respect to the U.S. Borrowers or a Guarantor, the address and location corresponding to such U.S. Borrowers’ or Guarantor’s name set forth on Schedule 1.01 - Collateral Locations under the heading “Executive Offices.”

“Facility Commitment” means with respect to any Bank, (i) the amount set forth opposite the name of such Bank on the signature page hereof as its Facility Commitment; or (ii) as to any Bank which enters into an assignment and acceptance (whether as transferor Bank or as assignee thereunder), the amount of such Bank’s Commitment after giving effect to such assignment and acceptance, or (iii) as to any Bank which agrees to increase its Revolving Advance Commitment pursuant to Section 2.01(b) and (c) or increase its Other Currency Commitment pursuant to Section 2.16(a)(2), the amount of the Facility Commitment after giving effect to such increase, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

“Facing Fees” means, collectively the U.S. Dollar Facing Fees and Other Currency Facing Fees.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to BB&T on such day on such transactions as determined by the Administrative Agent.

“Financing” shall mean (i) any transaction or series of transactions for the incurrence by a Loan Party of any Debt or for the establishment of a commitment to make advances which would constitute Debt of a Loan Party, which Debt is not by its terms subordinate and junior to other Debt of a Loan Party, (ii) an obligation incurred in a transaction or series of transactions in which assets of a Loan Party are sold and leased back, or (iii) a sale of accounts or other receivables or any interest therein, other than a sale or transfer of accounts or receivables attendant to a sale permitted hereunder of an operating division.

“Fiscal Month” means any fiscal month of the Company.

“Fiscal Quarter” means any fiscal quarter of the Company.

“Fiscal Year” means any fiscal year of the Company.

“Fixed Charge Coverage Ratio” shall be determined as of the end of each Fiscal Quarter and shall mean the ratio of: (A) Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date, plus all obligations of the Company or any of its Consolidated Subsidiaries as lessee under operating leases, for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date, to (B) (i) Consolidated Fixed Charges for the period of four consecutive fiscal quarters most recently ended on or prior to such date, plus (ii) the sum of the aggregate cash taxes on income (and franchise taxes, if applicable) paid by the Company and its Consolidated Subsidiaries during such period of four consecutive Fiscal Quarters most recently ended on or prior to such date, all Dividends paid or declared by the Company and its Consolidated Subsidiaries during such period, plus Capital Expenditures during such period.

“Foreign Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of any Loan Party or any member of the Controlled Group, but which is not covered by ERISA pursuant to ERISA Section 4(b)(4).

“Foreign Pension Plan” means any employee benefit plan as defined in Section 3(3) of ERISA which (i) is maintained or contributed to for the benefit of employees of any Loan Party or any member of the Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Funded Debt” shall mean, as of any date of determination with respect to any Person, all Debt for borrowed money of such Person, whether direct or contingent, including without limitation, reimbursement and all other obligations outstanding with respect to surety bonds and letters of credit (but excluding the amount of undrawn letters of credit and surety bonds of such Person), all obligations of such Person as lessee under capitalized leases, the deferred purchase price of any property or asset or Debt evidenced by a promissory note, bond, guaranty or similar written obligations for the payment of money (including, but not limited to, conditional sales or similar title retention agreements but excluding trade accounts payable arising in the ordinary course of business).

“GAAP” means generally accepted accounting principles in effect in the United States applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranteed Obligations” means any and all liabilities, indebtedness and obligations of any and every kind and nature, heretofore, now or hereafter owing, arising, due or payable from the Borrowers to the Banks (including, without limitation, the Other Currency Lender and Swing Line Lender), the Issuing Banks, the Administrative Agent, or any of them, arising under or evidenced by this Agreement, the Other Currency Overdraft Facility Letter, the Notes, the Letter of Credit Agreements, the Collateral Documents or any other Loan Document.

“Guarantors” shall mean collectively: (a) the Initial Guarantors; and (b) all Material Subsidiaries acquired, formed or otherwise in existence after the Closing Date.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) any “hazardous substance”, “pollutant” or “contaminant”, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including crude oil or any fraction thereof, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation and (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement.

“IBM Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated July 26, 2001 by and between the Administrative Agent and IBM Credit Corporation, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended, as the context shall require.

“Initial Guarantors” shall mean collectively (i) 4100 Quest, LLC, a South Carolina limited liability company; (ii) Partner Services, Inc., a South Carolina corporation; and (iii) with respect to the Obligations of the Non-U.S. Borrowers, the U.S. Borrowers.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement of even date herewith by and between the Administrative Agent, the Banks, the Issuing Banks, the Other Currency Lenders and the IR Bank, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended, as the context shall require.

“Interest Payment Date” shall mean each Quarterly Payment Date.

“Interest Period” means: (1) relative to any Revolving Advance and Swing Line Advance, a calendar month; provided that: (a) the initial Interest Period shall mean the period commencing on the Closing Date and ending on July 31, 2001, provided that the London Interbank Offered Rate shall be determined as if such Interest Period commenced on July 1, 2001; and (b) the last Interest Period under this Agreement shall end on the Termination Date; and (2) relative to any Other Currency Advance (other than an Other Currency Overdraft Advance), the period beginning on (and including) the date on which such Euro-Dollar Loan is made or continued as, or converted into, a Euro-Dollar Loan pursuant to Section 2.16 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Euro-Dollar Business Day of such month) as the Borrowers may select in their relevant notice pursuant to Section 2.16 provided that (a) the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than eight different dates; (b) if such Interest Period would otherwise end on a day which is not a Euro-Dollar Business Day, such Interest Period shall end on the next following Euro-Dollar Business Day (unless such next following Euro-Dollar Business Day is the first Euro-Dollar Business Day of a calendar month, in which case such Interest Period shall end on the Euro-Dollar Business Day next preceding such numerically corresponding day); and (c) no Interest Period for any Other Currency Advance may end later than the Termination Date.

“Inventory Collateral” shall mean all inventory of U.S. Borrowers and Guarantors, or in which any U.S. Borrower or Guarantor has rights, whether now owned or hereafter acquired, wherever located, including, without limitation, all goods of the U.S. Borrowers and Guarantors held for sale or lease or furnished or to be furnished under contracts of service, all goods held for display or demonstration, goods on lease or consignment, returned and repossessed goods, all raw materials, work-in-process, finished goods and supplies used or consumed in the business of any U.S. Borrower or any Guarantor, together with all documents, documents of title, dock warrants, dock receipts, warehouse receipts, intellectual property, bills of lading or orders for the delivery of all, or any portion, of the foregoing.

“Investment” means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise, excluding, however, trade credit extended in the ordinary course of business by the Company or any Consolidated Subsidiary to a Person that is not an Affiliate.

“IR Agreement” means that certain ISDA Master Agreement dated as of July 26, 2001, by and between the Borrower and the IR Bank, together with all schedules thereto, as amended from time to time, and all confirmations entered into, as amended, from time to time.

“IR Bank” means Branch Banking and Trust Company, in its capacity as a party to the IR Agreement.

“Issuing Banks” means collectively the U.S. Dollar Issuing Bank and the Other Currency Issuing Bank and “Issuing Bank” means one of such Issuing Banks.

“Japanese Yen” means the lawful currency of Japan, as in effect from time to time.

“Judgment Currency” is defined in Section 9.19.

“Lending Office” means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Company and the Administrative Agent.

“Letter of Credit Advances” means collectively the U.S. Dollar Letter of Credit Advances and the Dollar Equivalent of the Other Currency Letter of Credit Advances and “Letter of Credit Advance” means any one of such Letter of Credit Advances.

“Letter of Credit Agreement” means collectively the U.S. Dollar Letter of Credit Agreements and the Other Currency Letter of Credit Agreements and “Letter of Credit Agreement” means any one of such Letter of Credit Agreements.

“Letter of Credit Facility Exposure” shall mean, with respect to any Bank at any time, such Bank’s Pro Rata Facility Share of the sum of (i) the aggregate Undrawn Amounts at such time and (ii) the aggregate amount of all Letter of Credit Advances outstanding at such time (being in the case of Other Currency Letters of Credit, the Dollar Equivalent amount of the same).

“Letters of Credit” means collectively the U.S. Dollar Letters of Credit and the Other Currency Letters of Credit and “Letter of Credit” means any one of such Letters of Credit, as any of such letters of credit may be extended, renewed, replaced or amended from time to time.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, servitude or encumbrance of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means the aggregate outstanding Advances made by the Banks to the Borrowers under this Agreement and the Other Currency Overdraft Facility Letter. The Loan shall at all times be a Euro-Dollar Loan, unless such Loan is to be a Prime Rate Loan pursuant to Article VIII herein.

“Loan Documents” means this Agreement, the Other Currency Overdraft Facility Letter, the Notes, the Collateral Documents, the Letter of Credit Agreements, the Letters of Credit, any other document evidencing, relating to or securing the Revolving Advances, the Other Currency Advances, the Swing Line Advances or the Letters of Credit, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes, the Letter of Credit Agreements, the Swing Line Advances, the Letters of Credit, the Collateral Documents, the Other Currency Advances or the Revolving Advances, as such documents and instruments may be amended or supplemented from time to time.

“Loan Parties” means collectively the Borrowers and each Guarantor that is now or hereafter a party to any of the Loan Documents.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(c).

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or the Banks under the Loan Documents, or the ability of the Borrowers or any other Loan Party to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

“Material Subsidiary” means collectively: (i) each U.S. Subsidiary which is a Consolidated Subsidiary and at any date accounts for (or in the case of a recently formed or acquired U.S. Subsidiary would so account for on a pro forma historical basis) at least: (A) 5% of Consolidated Total Assets as measured as at the end of the then most recently ended Fiscal Year, or (B) 5% of Consolidated Net Income (before taxes) for either of the two most recently ended Fiscal Years; and (ii) each U.S. Subsidiary that is a member of the Material Subsidiary Group. As used herein, “Material Subsidiary Group” as at any date means one or more U.S. Subsidiaries (determined in accordance with this definition) which account for (or in the case of a recently formed or acquired U.S. Subsidiary would so account for on a pro forma historical basis), when combined with the Company, at least (A) 90% of Consolidated Total Assets as measured as at the end of the then most recently ended Fiscal Year or (B) 90% of Consolidated Net Income (before taxes) for either of the two most recently ended Fiscal Years. A U.S. Subsidiary shall be a “Material Subsidiary” if such U.S. Subsidiary is included in any of the following groups: (1) the U.S. Subsidiaries (determined in accordance with the terms of the following sentence) accounting for the Consolidated Total Assets measured under part (A) of the preceding sentence, but not the Consolidated Net Income measured under part (B) of the preceding sentence; or (2) the U.S. Subsidiaries (determined in accordance with the terms of the following sentence) accounting for the Consolidated Net Income measured under part (B) of the preceding sentence, but not the Consolidated Total Assets measured under part (A) of the preceding sentence; or (3) the U.S. Subsidiaries (determined in accordance with the terms of the following sentence) accounting for the Consolidated Net Income measured under part (B) of the preceding sentence and the Consolidated Total Assets measured under part (A) of the preceding sentence. The determination of the U.S. Subsidiaries comprising the Material Subsidiary Group as of any date shall be made on the basis of a group (selected by the Company) consisting of the smallest number of U.S. Subsidiaries necessary to satisfy groups (1), (2) or (3), as the case may be, above.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Income” means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

“Netpoint” means Netpoint International, Inc., a Florida corporation.

“Netpoint Guaranty” means the guaranty by the Company of the indebtedness of Netpoint under Netpoint’s line of credit in a maximum outstanding principal amount of $1,000,000.

“New Borrower Joinder Agreement” has the meaning set forth in Section 2.20(a).

“Non-U.S. Borrowers” means collectively: (i) ScanSource Europe SPRL; (ii) ScanSource Europe Limited; (iii) ScanSource UK Limited; (iv) each Consolidated Subsidiary that executes and delivers a New Borrower Joinder Agreement, as a Non-U.S. Borrower pursuant to Section 2.20(a); and (v) their respective successors and permitted assigns. “Non-U.S. Borrower” means any one of such Non-U.S. Borrowers.

“Non-U.S. Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Non-U.S. Borrowers and their Subsidiaries arising under or in connection with a Loan Document, including, without limitation, the principal of, premium, if any, and interest (including interest accruing during, or which would have accrued but for, the pendency of any proceeding of the type described in Sections 6.01(g), 6.01(h) and 6.01(t), whether or not allowed in such proceeding) on all Other Currency Advances borrowed by each Non-U.S. Borrower, all Other Currency Letter of Credit Advances made in respect of an Other Currency Letter of Credit in which one or more Non-U.S. Borrowers is the applicant, all Other Currency Letters of Credit in which one or more Non-U.S. Borrowers is the applicant, indemnities on the Other Currency Advances borrowed by each Non-U.S. Borrower and solely for the purposes of calculating the amount of the Non-U.S. Obligations, the amount of all loans or Investments made by the U.S. Borrowers to or in each Non-U.S. Borrower and each of its Subsidiaries made with the proceeds of Other Currency Advances. Notwithstanding anything to the contrary contained herein, the Non-U.S. Borrower Obligations shall not include any Credit Extensions actually made to any Person that is not a Non-U.S. Borrower and Non-U.S. Borrower Obligations, with respect to any Person, shall exclude any obligations that would constitute unlawful financial assistance prohibited by Section 151 of the English Companies Act 1985.

“Non-U.S. Subsidiary” means any Subsidiary which is not a U.S. Subsidiary.

“Notes” means the Swing Line Note, the Other Currency Notes and the promissory notes of the U.S. Borrowers, substantially in the form of Exhibit A hereto, evidencing the obligation of the U.S. Borrowers to repay the Revolving Advances, together with all amendments, consolidations, modifications, renewals and supplements thereto and “Note” means any one of such Notes.

“Notice of Borrowing” has the meaning set forth in Section 2.02.

“Obligations” means the collective reference to all indebtedness, obligations and liabilities to the Administrative Agent, the Issuing Banks, the Other Currency Lenders, the Swing Line Lender and the Banks, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, of the Loan Parties under this Agreement, the Letter of Credit Agreements or any other Loan Document; provided that in no event shall term “Obligations” include (i) the loan evidenced by that certain $7,350,000 promissory note dated July 28, 2000 made by 4100 Quest, LLC and payable to BB&T; (ii) the loan evidenced by that certain $506,000 promissory note dated January 8, 2001 made by ScanSource, Inc. and payable to BB&T; and (iii) the loan evidenced by that certain $1,750,000 promissory note dated October 4, 1996 made by ScanSource, LLC and serviced by Wachovia.

“Officer’s Certificate” has the meaning set forth in Section 3.01(f).

“Organic Document” means, relative to any Loan Party, as applicable, its articles or certificate of incorporation, by-laws, memorandum of association, articles of association, certificate of change of name, certificate of partnership, partnership agreement, articles or organization, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Loan Party’s partnership interests, limited liability company interests or authorized shares of Capital Securities.

“Original Credit Agreement” means that certain Credit Agreement, dated as of July 26, 2001, between the Company, the Guarantors, the Revolving Advance Lenders and Branch Banking and Trust Company of South Carolina, as Agent, as modified by that certain First Amendment to Credit Agreement, dated June 15, 2002, that certain Second Amendment to Credit Agreement dated October 31, 2002, that certain Third Amendment to Credit Agreement dated August 6, 2003 and that certain Fourth Amendment to Credit Agreement dated October 8, 2003. This Agreement amends, restates and replaces the Original Credit Agreement.

“Other Currency” means Sterling, Euros, Canadian Dollars, Swedish Krona, Swiss Francs, Japanese Yen, Australian Dollars or any other immediately available and freely transferable and convertible currency acceptable to the Other Currency Lenders and the Administrative Agent.

“Other Currency Advance” means an advance made to the Borrowers under this Agreement pursuant to Section 2.16 denominated in an Other Currency or an Other Currency Overdraft Advance.

“Other Currency Advance Exposure” shall mean with respect to any Bank at any time, such Bank’s Pro Rata Facility Share of the Dollar Equivalent amount of the aggregate amount of all Other Currency Advances outstanding at such time.

“Other Currency Borrowing” means a borrowing hereunder consisting of Other Currency Advances (other than Other Currency Overdraft Advances) made in an Other Currency to the Non-U.S. Borrowers by the Other Currency Lenders pursuant to Section 2.16.

“Other Currency Commitment” means with respect to an Other Currency Lender, (i) the amount set forth opposite the name of such Other Currency Lender on the signature page hereof as its Other Currency Commitment; or (ii) as to any Other Currency Lender which enters into an Assignment and Acceptance (whether as transferor Other Currency Lender or as assignee thereunder), the amount of such Other Currency Lender’s Other Currency Commitment after giving effect to such Assignment and Acceptance, or (iii) as to any Other Currency Lender which agrees to increase its Other Currency Commitment pursuant to Section 2.16(a)(2), the amount of such Other Currency Commitment after giving effect to such increase, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

“Other Currency Issuing Bank” shall mean Wachovia.

“Other Currency Lender” shall mean each Bank listed on the signature pages hereof as having an Other Currency Commitment and their respective successors and assigns.

“Other Currency Lender Participation Share” of any amount means, at any time, the product of such amount times a fraction the numerator of which is the amount of the Other Currency Lender’s Facility Commitment at such time and the denominator of which is the aggregate amount of the Facility Commitments of the Other Currency Lender and BB&T at such time; provided that if the Facility Commitments are no longer in effect, the Other Currency Lender Participation Share shall be calculated at the moment immediately prior to such Facility Commitments not being in effect.

“Other Currency Letter of Credit” means the letters of credit issued by the Other Currency Issuing Bank pursuant to Section 2.19(a) and “Other Currency Letter of Credit” means any one of such Other Currency Letters of Credit, as any of such letters of credit may be extended, renewed, replaced or amended from time to time.

“Other Currency Letter of Credit Advance” means an advance made by the Other Currency Issuing Bank pursuant to Section 2.19(c).

“Other Currency Letter of Credit Agreement” means any agreement entered into by the Borrowers and the Other Currency Issuing Bank pursuant to which a Other Currency Letter of Credit is issued, as amended, modified or restated from time to time.

“Other Currency Letter of Credit Commitment” means, with respect to each Bank, (i) the amount designated as the Other Currency Letter of Credit Commitment set forth opposite the name of such Bank on the signature pages hereof, or (ii) as to any Bank which enters into an Assignment and Acceptance (whether as transferor Bank or as Assignee thereunder), the amount of such Bank’s Other Currency Letter of Credit Commitment after giving effect to such Assignment and Acceptance, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

“Other Currency Note” means the promissory note of the Borrowers, substantially in the form of Exhibit E hereto, evidencing the obligation of the Borrowers to repay the Other Currency Advances, together with all amendments, consolidations, modifications, renewals and supplements thereto.

“Other Currency Overdraft Advance” means an Advance made to the Company and the Non-U.S. Borrowers pursuant to the terms of the Other Currency Overdraft Facility Letter denominated in an Other Currency.

“Other Currency Overdraft Facility Letter” means the other currency overdraft facility letter dated on or about the date hereof and entered into by the Company and the Non-U.S. Borrowers and Wachovia pursuant to which the Other Currency Lender agrees to make available to the Company and the Non-U.S. Borrowers up to a Dollar Equivalent Amount of $500,000 (subject to such amount being altered from time to time pursuant to the terms thereof) provided that such amount shall from time to time be reduced to the extent that there is not at least a Dollar Equivalent Amount of available undrawn Other Currency Commitment to make Other Currency Advances under this Agreement.

“Other Currency Quotation Date” means:

(a) in relation to any Interest Period or other period for an Other Currency Advance or other sum denominated in euros, the second Euro-Dollar Business Day before the first day of that Interest Period or other such period; and

(b) in relation to any Interest Period or other period for an Other Currency or other sum denominated in a currency other than euros, the day on which interest rate quotations are ordinarily given by banks for delivery on the first day of the Interest Period or other such period;

“Other Currency Undrawn Amount” means, with respect to any Other Currency Letter of Credit, at any time, the maximum amount available to be drawn under such Other Currency Letter of Credit at such time and “Other Currency Undrawn Amounts” means, at any time, the sum of all Other Currency Undrawn Amounts at such time.

“Other Revolving Advance Lenders” means each Revolving Advance Lender other than BB&T.

“Participant” has the meaning set forth in Section 9.07(b).

“Participation Excess” has the meaning set forth in Section 2.02(e).

“Participation Share” of any Participation Excess means, with respect to any Other Revolving Advance Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Other Revolving Advance Lender’s Facility Commitment at such time and the denominator of which is the aggregate amount of the Facility Commitments of all of the Other Revolving Advance Lenders at such time; provided that if the Facility Commitments are no longer in effect, the Participant Share shall be calculated at the moment immediately prior to such Facility Commitment not being in effect.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Investments” means (a) (i) direct obligations of the Governments of the United States, United Kingdom, Germany, France or Belgium maturing within one year, (ii) certificates of deposit issued by a commercial bank whose credit is satisfactory to the Administrative Agent, (iii) commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Corporation or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in either case maturing within 6 months after the date of acquisition, and (iv) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor’s Corporation and Aa or the equivalent thereof by Moody’s Investors Service, Inc.; and (b) other investments of equal quality and equivalent maturity available to investors in the European markets.

“Person” means an individual, a corporation, a limited liability company, a partnership (including without limitation, a joint venture), an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Pledge Agreement” means collectively the Pledge Agreement(s), executed by the Pledgors for the benefit of the Administrative Agent, as agent for the Secured Parties, in accordance with Section 5.26.

“Pledgors” means the pledgor(s) under the Pledge Agreement, either collectively or individually, as the context shall require.

“Prime Rate” refers to that interest rate so denominated and set by BB&T from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by BB&T. BB&T lends at interest rates above and below the Prime Rate.

“Prime Rate Loan” means the Loan (or portions thereof) during Interest Periods when the Loan bears or is to bear interest at a rate based upon the Prime Rate.

“Pro Rata Facility Share” of any amount means, with respect to any Bank at any time, the product of such amount times a fraction the numerator of which is the amount of such Bank’s Facility Commitment at such time and the denominator of which is the aggregate amount of the Facility Commitments of all of the Banks at such time; provided that if the Facility Commitments are no longer in effect, the Pro Rata Facility Share shall be calculated at the moment immediately prior to such Facility Commitments not being in effect.

“Pro Rata Revolving Advance Share” of any amount means, with respect to any Revolving Advance Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Revolving Advance Lender’s Revolving Advance Commitment at such time and the denominator of which is the aggregate amount of the Revolving Advance Commitments of all of the Revolving Advance Lenders at such time; provided that if the Revolving Advance Commitments are no longer in effect, the Pro Rata Revolving Advance Share shall be calculated at the moment immediately prior to such Facility Commitments not being in effect.

“Properties” means all real property owned, leased or otherwise used or occupied by a Loan Party or any Subsidiary of a Loan Party, wherever located.

“Quarterly Payment Date” means March 31, June 30, September 30 and December 31 of each year.

“Rate Determination Date” has the meaning set forth in Section 2.06(a).

“Receivables” shall have the meaning assigned to the term “Accounts” in the Security Agreement.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Required Banks” means at any time Banks having at least 66 2/3% of the aggregate amount of the Facility Commitments or, if the Facility Commitments are no longer in effect, Banks holding at least 66 2/3% of the aggregate outstanding principal amount of the Revolving Advances, Letter of Credit Facility Exposure, Swing Line Exposure and Other Currency Advance Exposure.

“Required Revolving Advance Lenders” means at any time Revolving Advance Lenders having at least 66 2/3% of the aggregate amount of the Revolving Advance Commitments or, if the Revolving Advance Commitments are no longer in effect, Revolving Advance Lenders holding at least 66 2/3% of the aggregate outstanding principal amount of the Revolving Advances, Swing Line Exposure, U.S. Dollar Letter of Credit Advances and U.S. Dollar Undrawn Amounts.

“Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Restatement Effective Date” means July 16, 2004.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Company’s capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Company capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire shares of the Company ‘s capital stock.

“Revolving Advance” shall mean an advance made to the U.S. Borrowers under this Agreement pursuant to Section 2.01 in Dollars. A Revolving Advance is a “Prime Rate Advance” if such Revolving Advance is part of a Prime Rate Borrowing or a “Euro-Dollar Advance” if such Revolving Advance is part of a Euro-Dollar Borrowing.

“Revolving Advance Commitment” means, with respect to each Revolving Advance Lender, (i) the amount set forth opposite the name of such Revolving Advance Lender on the signature pages hereof as its Revolving Advance Commitment, or (ii) as to any Revolving Advance Lender which enters into an Assignment and Acceptance (whether as transferor Revolving Advance Lender or as assignee thereunder), the amount of such Revolving Advance Lender’s Revolving Advance Commitment after giving effect to such Assignment and Acceptance, or (iii) as to any Revolving Advance Lender which agrees to increase its Revolving Advance Commitment pursuant to Section 2.01(b) and (c), the amount of such Revolving Advance Lender’s Revolving Advance Commitment after giving effect to such increase, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

“Revolving Advance Lender” shall mean each Bank listed on the signature pages hereof as having a Revolving Advance Commitment and their respective successors and assigns; provided, that unless the context otherwise requires, each reference herein to a Revolving Advance Lender shall be deemed to include a conduit lender.

“Revolving Advance Lender Letter of Credit Exposure” shall mean with respect to any Revolving Advance Lender at any time, such Revolving Advance Lender’s Pro Rata Revolving Advance Share of the sum of (i) the aggregate U.S. Dollar Undrawn Amounts at such time; and (ii) the aggregate amount of all U.S. Dollar Letter of Credit Advances outstanding at such time.

“Secured Parties” shall have the meaning set forth in the Security Agreement.

“Security Agreement” means that certain Amended and Restated General Security Agreement dated of even date herewith, by and between the U.S. Borrowers and Guarantors for the benefit of the Administrative Agent, as agent for the Secured Parties.

“Spot Rate” for any Other Currency means the rate quoted by an Other Currency Lender selected by the Administrative Agent as the spot rate for the purchase by such Other Currency Lender of such Other Currency with Dollars through its foreign exchange trading office at approximately 11:00 a.m. (London time) on the date two Euro-Dollar Business Days prior to the date as of which the foreign exchange computation is made.

“Sterling” and “£” mean the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Stockholders’ Equity” means, at any time, the shareholders’ equity of the Company and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Company or any of its Consolidated Subsidiaries. Shareholders’ equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Securities, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) receivables due from an employee stock ownership plan, (C) employee stock ownership plan debt guarantees, and (D) translation adjustments for foreign currency transactions.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified a reference herein to a Subsidiary shall mean a Subsidiary of the Company.

“Swedish Krona” means the lawful currency of the Kingdom of Sweden as in effect from time to time.

“Swing Line Advance” means an advance made by the Swing Line Lender pursuant to Section 2.15 hereof.

“Swing Line Exposure” shall mean, with respect to any Revolving Advance Lender at any time, such Revolving Advance Lender’s Pro Rata Revolving Advance Share of the aggregate amount of all Swing Line Advances outstanding at such time.

“Swing Line Lender” means BB&T.

“Swing Line Note” means the promissory note of the U.S. Borrowers, substantially in the form of Exhibit M hereto, evidencing the obligation of the U.S. Borrowers to repay the Swing Line Advance, together with all amendments, consolidations, modifications, renewals and supplements thereto.

“Swiss Francs” means the lawful currency of the Swiss Confederation as in effect from time to time.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer System.

“TARGET Day” means a day on which TARGET is operating.

“Taxes” has the meaning set forth in Section 2.12(c).

“Termination Date” means July 31, 2008.

“Textron Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated July 26, 2001, by and between the Administrative Agent and Textron Financial Corporation, either as originally executed or as it may be from time to time supplemented, modified, amended, renewed or extended, as the context shall require.

“Total Liabilities” means, at any time, the total liabilities of the Company and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP; provided that Total Liabilities shall not include any preferred stock that is not Redeemable Preferred Stock.

“Total Unused Commitments” means at any date, an amount equal to: (A) the aggregate amount of the Facility Commitments of all of the Banks at such time, less (B) the sum of: (i) the aggregate outstanding principal amount of the Advances of all of the Banks at such time; (ii) the aggregate outstanding principal amount of all Letter of Credit Advances; (iii) the aggregate outstanding principal amount of all Swing Line Advances; (iv) the aggregate outstanding principal amount of the Dollar Equivalent of all Other Currency Advances; and (v) the aggregate outstanding principal amount of all Undrawn Amounts.

“Transferee” has the meaning set forth in Section 9.07(d).

“type” means, relative to the Loan, the portion thereof, if any, being maintained as a Euro-Dollar Loan or a Prime Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of South Carolina; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than South Carolina, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“UCC Recording Office” means those certain locations and recording offices set forth on Schedule 1.01 - Collateral Locations, under the heading “UCC Recording Office”.

“Undrawn Amounts” means collectively the aggregate U.S. Dollar Undrawn Amounts and the aggregate Dollar Equivalent of Other Currency Undrawn Amounts.

“Unused Commitment” means at any date: (1) with respect to any Other Revolving Advance Lender, an amount equal to its Facility Commitment less the sum of: (i) the aggregate outstanding principal amount of its Revolving Advances (excluding Swing Line Advances); (ii) such Revolving Advance Lender’s Pro Rata Facility Share of the aggregate outstanding principal amount of all U.S. Dollar Letter of Credit Advances; (iii) such Revolving Advance Lender’s Pro Rata Facility Share of the U.S. Dollar Undrawn Amounts; and (iv) the aggregate principal amount of the participations in Revolving Advances held by such Revolving Advance Lender pursuant to Section 2.02(e) hereof); (2) with respect to BB&T, an amount equal to its Facility Commitment less the sum of: (i) the aggregate outstanding principal amount of its Revolving Advances (excluding Swing Line Advances) less the aggregate principal amount of the participations in such Revolving Advances sold to other Banks pursuant to Section 2.02(e) hereof; (ii) BB&T’s Pro Rata Facility Share of the aggregate outstanding principal amount of all U.S. Dollar Letter of Credit Advances; and (iii) BB&T’s Pro Rata Facility Share of the U.S. Dollar Undrawn Amounts; and (3) with respect to any Other Currency Lender an amount equal to its Facility Commitment less the sum of: (i) the aggregate outstanding principal amount of the Dollar Equivalent of all Other Currency Advances; (ii) the aggregate outstanding principal amount of the Dollar Equivalent of all Other Currency Letter of Credit Advances; (iii) the aggregate outstanding principal amount of the Dollar Equivalent of the Other Currency Undrawn Amounts; and (iv) the aggregate principal amount of the participations in Revolving Advances held by such Other Currency Lender pursuant to Section 2.02(e) hereof.

“U.S. Borrowers” means collectively: (i) the Company; (ii) Netpoint; (iii) each Consolidated Subsidiary that executes and delivers a New Borrower Joinder Agreement, as a U.S. Borrower pursuant to Section 2.20(a); and (iv) the respective successors and permitted assigns of the foregoing. “U.S. Borrower” means any one of such U.S. Borrowers.

“U.S. Dollar Issuing Bank” shall mean BB&T.

“U.S. Dollar Letters of Credit” means the letters of credit issued by the U.S. Dollar Issuing Bank pursuant to Section 2.03(a) and “U.S. Dollar Letter of Credit” means any one of such U.S. Dollar Letters of Credit, as any of such letters of credit may be extended, renewed, replaced or amended from time to time.

“U.S. Dollar Letter of Credit Advance” means an advance made by the U.S. Dollar Issuing Bank pursuant to Section 2.03(c).

“U.S. Dollar Letter of Credit Agreement” means any agreement entered into by the U.S. Borrowers and the U.S. Dollar Issuing Bank pursuant to which a U.S. Dollar Letter of Credit is issued, as amended, modified or restated from time to time.

“U.S. Dollar Letter of Credit Commitment” means, with respect to each Bank, (i) the amount designated as the U.S. Dollar Letter of Credit Commitment set forth opposite the name of such Bank on the signature pages hereof, or (ii) as to any Bank which enters into an Assignment and Acceptance (whether as transferor Bank or as assignee thereunder), the amount of such Bank’s U.S. Dollar Letter of Credit Commitment after giving effect to such Assignment and Acceptance, in each case as such amount may be reduced from time to time pursuant to Sections 2.08 and 2.09.

“U.S. Dollar Undrawn Amount” means, with respect to any U.S. Dollar Letter of Credit, at any time, the maximum amount available to be drawn under such U.S. Dollar Letter of Credit at such time and “U.S. Dollar Undrawn Amounts” means, at any time, the sum of all U.S. Dollar Undrawn Amounts at such time.

“U.S. Subsidiary” means any Subsidiary which is organized under the laws of any state or territory of the United States of America.

“Wachovia” means Wachovia Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Company.

SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks, unless with respect to any such change concurred in by the Company’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

SECTION 1.03. Use of Defined Terms. All terms defined in this Agreement shall have the same meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall otherwise require.

SECTION 1.04. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 1.05. References. Unless otherwise indicated, references in this Agreement to “Articles”, “Exhibits”, “Schedules”, and “Sections” are references to articles, exhibits, schedules and sections hereof.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments to Make Revolving Advances. (a) Each Revolving Advance Lender severally agrees, on the terms and conditions set forth herein, to make Revolving Advances to the U.S. Borrowers from time to time before the Termination Date; provided that, immediately after each such Revolving Advance is made: (1) the aggregate outstanding principal amount of Revolving Advances by each Other Revolving Advance Lender together with: (i) such Other Revolving Advance Lender’s Pro Rata Revolving Advance Share of the aggregate outstanding principal amount of all U.S. Dollar Letter of Credit Advances, Swing Line Advances and U.S. Dollar Undrawn Amounts, and (ii) the aggregate principal amount of the participations in Revolving Advances and U.S. Dollar Letter of Credit Advances held by such Other Revolving Advance Lender pursuant to Section 2.02(e) hereof shall not exceed the amount of its Revolving Advance Commitment; (2) the aggregate principal amount of all Revolving Advances, together with the aggregate principal amount of all Letter of Credit Advances, Swing Line Advances, the Dollar Equivalent of Other Currency Advances and Undrawn Amounts, shall not exceed the aggregate amount of the Facility Commitments of all of the Banks at such time; (3) the aggregate outstanding principal amount of all Revolving Advances by BB&T together with BB&T’s Pro Rata Revolving Advance Share of the aggregate outstanding principal amount of all U.S. Dollar Letter of Credit Advances, Swing Line Advances, and U.S. Dollar Undrawn Amounts shall not exceed the amount of BB&T’s Revolving Advance Commitment; and (4) the aggregate outstanding principal amount of all Revolving Advances by BB&T (less the aggregate principal amount of the participations in such amounts held by (or which can be sold upon BB&T’s request to) other Banks pursuant to Section 2.02(e) hereof) together with BB&T’s Pro Rata Revolving Advance Share of the aggregate outstanding principal amount of all U.S. Dollar Letter of Credit Advances, Swing Line Advances and U.S. Dollar Undrawn Amounts (less the aggregate principal amount of the participations in such amounts held by (or which can be sold upon BB&T’s request to) other Banks pursuant to Section 2.02(e) hereof) shall not exceed the amount of BB&T’s Facility Commitment. Except as otherwise provided in an ACL Agreement, each Dollar Borrowing under this Section shall be in an aggregate principal amount of $500,000 or any larger multiple of $500,000 (except that any such Dollar Borrowing may be in the aggregate amount of the Total Unused Commitments) and shall be made from the several Revolving Advance Lenders ratably in proportion to their respective Revolving Advance Commitments. Within the foregoing limits, the U.S. Borrowers may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Revolving Advances and reborrow under this Section at any time before the Termination Date.

(b) Subject to the terms and conditions set forth herein, the Borrowers shall have the right, at any time and from time to time from the Restatement Effective Date until the Termination Date, to increase the total Revolving Advance Commitments (together with a corresponding increase in the Facility Commitment) in an amount of at least $5,000,000 (or any larger multiple of $1,000,000) but not to exceed $30,000,000 (for a total maximum Revolving Advance Commitment (and Facility Commitment), assuming no reductions, of $130,000,000) in the aggregate. The following terms and conditions shall apply to any such increase: (i) any such increase shall be obtained from existing Revolving Advance Lenders or from other banks or other financial institutions, in each case in accordance with the terms set forth below, (ii) the Revolving Advance Commitment of any Revolving Advance Lender may not be increased without the prior written consent of such Revolving Advance Lender, (iii) any increase in the aggregate Revolving Advance Commitments shall be in a minimum principal amount of $5,000,000, (iv) the Loan Parties and Banks shall execute an acknowledgement in form and content satisfactory to the Administrative Agent to reflect the revised Revolving Advance Commitments (the Banks do hereby agree to execute such acknowledgement unless the acknowledgement purports to increase the Commitment of a Bank without such Bank’s consent), (v) the Borrowers shall execute such Notes as are necessary to reflect the increase in the Revolving Advance Commitments, (vi) if any Revolving Advances are outstanding at the time of any such increase, the Borrowers shall make such payments and adjustments on the Revolving Advances as necessary to give effect to the revised commitment percentages and outstandings of the Revolving Advance Lenders, and (vii) the conditions set forth in Section 3.02 shall be true and correct. The amount of any increase in the Revolving Advance Commitments hereunder may be offered by the Borrowers first to banks and financial institutions that are not a party to this Agreement as a Revolving Advance Lender (a “New Revolving Advance Financial Institution”) so long as such New Revolving Advance Financial Institution is approved by the Administrative Agent (such approval not to be unreasonably withheld) and the Revolving Advance Commitment of any such New Revolving Advance Financial Institution (and the amount of the additional commitments requested by the Borrowers which are allocated to the Revolving Advance Lenders then party to this Agreement) shall be acceptable to the Borrowers and the Administrative Agent. Any such New Financial Institution shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrowers may reasonably request.

(c) Upon written request of the Borrowers, which shall be made in writing and delivered to the Administrative Agent on a Domestic Business Day after the Borrowers’ exercise of the rights provided in Section 2.01(b) and no fewer than 45 days prior to the proposed effective date, the Revolving Advance Lenders and the Administrative Agent in their sole and absolute discretion may (but shall not be obligated to) increase the total Revolving Advance Commitments (together with a corresponding increase in the Facility Commitment) in an aggregate amount not to exceed $20,000,000. The terms of any increase in the total Revolving Advance Commitments shall be independently negotiated among the Borrowers, the Revolving Advance Lenders and the Administrative Agent at the time of the Borrowers’ request, provided that the terms of the extension may be the same as those in effect prior to any increase should the Borrowers, the Revolving Advance Lenders and the Administrative Agent so agree; provided, further, that should the terms of the increase be other than those in effect prior to the increase, then the Loan Documents shall be amended to the extent necessary to incorporate any such different terms. In the event that a Revolving Advance Lender chooses to increase its Revolving Advance Commitment, notice shall be given by such Revolving Advance Lender to the Borrowers and the Administrative Agent at least 15 days prior to the effective date proposed by the Borrowers; provided that the Revolving Advance Commitments shall not be increased with respect to any of the Revolving Advance Lenders (regardless of whether any relevant Revolving Advance Lender has delivered a favorable increase notice) unless the Required Revolving Advance Lenders have delivered favorable increase notices and are willing to increase the total Revolving Advance Commitments (together with a corresponding increase in the Facility Commitment) or have delivered written consents to such increase in the total Revolving Advance Commitments (together with a corresponding increase in the Facility Commitment).

SECTION 2.02. Method of Borrowing Advances. (a) Except as otherwise provided in an ACL Agreement, Section 2.15 in the case of Swing Line Advances and Section 2.16 in the case of Other Currency Advances (other than Other Currency Overdraft Advances), the U.S. Borrowers shall give the Administrative Agent notice in the form attached hereto as Exhibit B (a “Notice of Borrowing”) prior to 11:00 A.M. (Greenville, South Carolina time) on the Domestic Business Day of each Dollar Borrowing, specifying:

(i) the date of such Dollar Borrowing; and

(ii) the aggregate amount of such Dollar Borrowing.

(b) Except as provided in Section 2.02(d) of this Agreement, upon receipt of a Notice of Dollar Borrowing, the Administrative Agent shall promptly notify each Revolving Advance Lender of the contents thereof and of such Revolving Advance Lender’s ratable share of such Dollar Borrowing and such Notice of Dollar Borrowing shall not thereafter be revocable by the U.S. Borrowers.

(c) Except as provided in Section 2.02(d) of this Agreement, not later than 1:00 P.M. (Winston-Salem, North Carolina time) on the date of each Dollar Borrowing, each Revolving Advance Lender shall (except as provided in subsection (d) of this Section) make available its ratable share of such Dollar Borrowing, in Federal or other funds immediately available in Winston-Salem, North Carolina, to the Administrative Agent at its address referred to in or specified pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Revolving Advance Lenders available to the U.S. Borrowers at the Administrative Agent’s address in Greenville, South Carolina not later than 2:00 p.m. (Greenville, South Carolina time). Unless the Administrative Agent receives notice from a Revolving Advance Lender, at the Administrative Agent’s address referred to in Section 9.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Dollar Borrowing stating that such Revolving Advance Lender will not make a Revolving Advance in connection with such Dollar Borrowing, the Administrative Agent shall be entitled to assume that such Revolving Advance Lender will make a Revolving Advance in connection with such Dollar Borrowing and, in reliance on such assumption, the Administrative Agent may (but shall not be obligated to) make available such Revolving Advance Lender’s ratable share of such Dollar Borrowing to the U.S. Borrowers for the account of such Revolving Advance Lender. If the Administrative Agent makes such Revolving Advance Lender’s ratable share available to the U.S. Borrowers and such Revolving Advance Lender does not in fact make its ratable share of such Dollar Borrowing available on such date, the Administrative Agent shall be entitled to recover such Revolving Advance Lender’s ratable share from such Revolving Advance Lender or the U.S. Borrowers (and for such purpose shall be entitled to charge such amount to any account of any U.S. Borrower maintained with the Administrative Agent), together with interest thereon for each day during the period from the date of such Dollar Borrowing until such sum shall be paid in full at a rate per annum equal to the rate set forth in Section 2.06 for each such day during such period, provided that any such payment by the U.S. Borrowers of such Revolving Advance Lender’s ratable share and interest thereon shall be without prejudice to any rights that the U.S. Borrowers may have against such Revolving Advance Lender. If such Revolving Advance Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Revolving Advance Lender’s Revolving Advance included in such Dollar Borrowing for purposes of this Agreement.

(d) At the Administrative Agent’s option and to facilitate the efficient administration of this Agreement, the Administrative Agent shall be entitled to make settlements and adjustments on a weekly basis provided that: (1) all Dollar Borrowings, Revolving Advances and all payments of principal with respect to such Dollar Borrowings and Revolving Advances shall be shared by the Revolving Advance Lenders ratably in proportion to their Revolving Advance Commitments and in accordance with this Agreement; and (2) all funds advanced by the Administrative Agent under this Agreement and all funds received by the Administrative Agent under this Agreement shall be made or received, as the case may be, by the Administrative Agent, as agent on behalf of the Revolving Advance Lenders and shall not constitute separate loans or advances made by the Administrative Agent. Unless the Administrative Agent receives notice from a Revolving Advance Lender, at the Administrative Agent’s address referred to in Section 9.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Dollar Borrowing stating that such Revolving Advance Lender will not make a Revolving Advance in connection with such Dollar Borrowing, the Administrative Agent may assume that each Revolving Advance Lender will make a Revolving Advance in connection with each Dollar Borrowing and, in reliance on such assumption, the Administrative Agent may make available such Revolving Advance Lender’s ratable share of such Dollar Borrowing to the U.S. Borrowers for the account of such Revolving Advance Lender. No later than 11:00 A.M. (Winston-Salem, North Carolina time) on Friday of each week the Administrative Agent shall advise each Revolving Advance Lender of its ratable share of the Dollar Borrowings and payments made or received by the Administrative Agent for the period ending on the immediately preceding Wednesday. No later than 2:00 P.M. (Winston-Salem, North Carolina time) on such Friday the Administrative Agent and Revolving Advance Lenders shall effect payments (and credits) so that all Dollar Borrowings, Revolving Advances and payments with respect to the Dollar Borrowings and U.S. Dollar Letters of Credit are shared by the Revolving Advance Lenders ratably; provided, however, at any time, upon the request of the Administrative Agent, each Revolving Advance Lender shall, make its ratable share of any Dollar Borrowing available to the Administrative Agent on demand but in no event later than one Domestic Business Day following the Administrative Agent’s demand; and (2) the Administrative Agent shall be entitled to recover such Revolving Advance Lender’s ratable share of each Dollar Borrowing from such Revolving Advance Lender, together with interest thereon for each day during the period from the date of any such demand until such sum shall be paid in full at a rate per annum equal to the rate set forth in Section 2.06. Each Revolving Advance Lender’s obligation under this Section 2.02(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Advance Lender or any other Person may have against the Administrative Agent requesting such adjustment or payment or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of any Commitment (including, without limitation, any Facility Commitment, Revolving Advance Commitment or Other Currency Commitment) (whether by a Borrower pursuant to Section 2.08 or by the Administrative Agent pursuant to Section 6.01 or otherwise); (iii) any adverse change in the condition (financial or otherwise) of any Borrower, any Guarantor or any other Person; (iv) the failure to satisfy any condition set forth in Section 3.01, 3.02, 3.03 or 3.04; (v) any breach of this Agreement or any of the other Loan Documents by any Borrower, any Guarantor or any other Bank; or (vi) any other circumstance, happening or event whatsoever whether or not similar to any of the foregoing.

(e) Participations in Revolving Advances Made by BB&T. (1) Subject to clause (2) below, at any time and from time to time, upon written demand by BB&T, with a copy to the Administrative Agent, the Other Currency Lender shall purchase from BB&T and BB&T shall sell to the Other Currency Lender, a participation interest in each Revolving Advance and each U.S. Dollar Letter of Credit Advance (after giving effect to the sale by BB&T of participations in such U.S. Dollar Letter of Credit Advance pursuant to Section 2.03(c)) equal to the Other Currency Lender Participation Share of each Revolving Advance and U.S. Dollar Letter of Credit Advance as of the date of such purchase.

(2) If any participation required to be purchased by the Other Currency Lender pursuant to clause (1) above would result in the sum of (A) the Other Currency Advances made by such Other Currency Lender plus (B) the Other Currency Lender’s Pro Rata Other Currency Share of the Other Currency Letters of Credit Advances and the Other Currency Undrawn Amounts to exceed the Other Currency Commitment of such Other Currency Lender (the amount of any such excess being hereinafter referred to as the “Participation Excess”), then (x) such Other Currency Lender shall not be required to purchase such participations to the extent of the Participation Excess and (y) each Other Revolving Advance Lender shall purchase from BB&T and BB&T shall sell to each Other Revolving Advance Lender, a participation interest in each Revolving Advance and each U.S. Dollar Letter of Credit Advance (after giving effect to the sale by BB&T of participations in such U.S. Dollar Letter of Credit Advance pursuant to Section 2.03(c)) equal to such Other Revolving Advance Lender’s Participation Share of the Participation Excess.

(3) In the event that any Other Currency Lender has purchased any participation pursuant to this Section 2.02(e) and thereafter any Borrower makes a request for a Other Currency Advance or for the issuance of an Other Currency Letter of Credit at a time when the making of such Other Currency Advance or the issuance of such Other Currency Letter of Credit would result in the creation of a Participation Excess, then upon written demand by such Other Currency Lender, with a copy to BB&T and the Administrative Agent, each Other Revolving Advance Lender shall purchase from such Other Currency Lender and such Other Currency Lender shall sell to each Other Revolving Advance Lender participations held by the Other Currency Lender in the Revolving Advances and the U.S. Dollar Letter of Credit Advance equal to such Other Revolving Advance Lender’s Participation Share of the Participation Excess; provided that: (1) the Administrative Agent may allocate among the Revolving Advance Lenders such participations in the Participation Excess as the Administrative Agent determines; and (2) BB&T shall have the option, but not an obligation, to purchase such portion of the Participation Excess as BB&T may elect.

(4) Any Bank required to purchase a participation pursuant to this Section 2.02(e), shall make available to the Administrative Agent for the account of BB&T or the Other Currency Lender, as the case may be, in Federal or other funds immediately available an amount equal to the Participation Share of the outstanding principal amount of such Revolving Advances and U.S. Dollar Letter of Credit Advances. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to BB&T or the Other Currency Lender, as appropriate. The Borrowers hereby agree to each such sale and purchase of participation interests in Revolving

Advances and U.S. Dollar Letter of Credit Advances outstanding from time to time. Each Bank agrees to purchase its participation interest in each outstanding Revolving Advance and U.S. Dollar Letter of Credit Advance on (i) the Domestic Business Day on which demand therefor is made by BB&T or the Other Currency Lender, as applicable, provided notice of such demand is given not later than 1:00 P.M. (Greenville, South Carolina time) on such Domestic Business Day or (ii) the first Domestic Business Day next succeeding the date of such demand if notice of such demand is given after 1:00 P.M. (Greenville, South Carolina time) on any Domestic Business Day. BB&T and the Other Currency Lender makes no representation or warranty and assumes no responsibility with respect to any sale and purchase of a participation interest by it in any Revolving Advance or U.S. Dollar Letter of Credit Advance. If and to the extent that any Bank required to purchase a participation pursuant to this Section 2.02(e) shall not have so made the amount available to the Administrative Agent in connection with its purchase of a participation interest in any Revolving Advance or U.S. Dollar Letter of Credit Advance, such Bank agrees to pay to BB&T or the Other Currency Lender, as the case may be, forthwith on demand such amount together with interest thereon, for each day from the date of demand by BB&T or the Other Currency Lender, until the date such amount is paid to BB&T or the Other Currency Lender, as the case may be, at the Federal Funds Rate for their own account.

(5) The obligation of the Other Revolving Advance Lenders and the Other Currency Lender to purchase a participation interest in each Revolving Advance and U.S. Dollar Letter of Credit Advance pursuant to this Section 2.02(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set off, counterclaim, recoupment, defense or other right which any Bank or any other Person may have against BB&T or the Other Currency Lender requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of any Commitment (including, without limitation, any Facility Commitment, Revolving Advance Commitment or Other Currency Commitment) (whether by a Borrower pursuant to Section 2.08 or by the Administrative Agent pursuant to Section 6.01 or otherwise); (iii) any adverse change in the condition (financial or otherwise) of any Borrower, any Guarantor or any other Person; (iv) the failure to satisfy any condition set forth in Section 3.01, 3.02, 3.03 or 3.04; (v) any breach of this Agreement or any other Loan Document by any Borrower, any Guarantor or any other Bank; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(6) The failure of any Bank to purchase a participation interest required of it in any U.S. Dollar Letter of Credit Advance shall not relieve any other Bank of its obligation under Section 2.03(c) to purchase its participation interest in any U.S. Dollar Letter of Credit Advance on such date, but no Bank shall be responsible for the failure of any other Bank to so purchase a participation interest on such date.

(7) The Administrative Agent will promptly distribute to each Other Revolving Advance Lender and Other Currency Lender its ratable share of any payment of principal of or interest on any Revolving Advance and U.S. Dollar Letter of Credit Advance received by the Administrative Agent; provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, the Other Revolving Advance Lender and Other Currency Lender will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it.

SECTION 2.03. U.S. Dollar Letters of Credit.

(a) The U.S. Dollar Issuing Bank may, from time to time upon request of the U.S. Borrowers, in its sole discretion issue Letters of Credit denominated in Dollars for the account of the U.S. Borrowers, subject to satisfaction of the conditions referenced in Section 3.03.

(b) Each U.S. Dollar Letter of Credit shall be subject to the provisions of this Agreement and to the provisions set forth in the U.S. Dollar Letter of Credit Agreement executed by the U.S. Borrowers in connection with the issuance of such U.S. Dollar Letter of Credit. The U.S. Borrowers agree to promptly perform and comply with the terms and conditions of each Letter of Credit Agreement.

(c) The payment by the U.S. Dollar Issuing Bank of a draft drawn under any U.S. Dollar Letter of Credit shall constitute for all purposes of this Agreement a U.S. Dollar Letter of Credit Advance in the amount of such draft. Upon written demand by the U.S. Dollar Issuing Bank, with a copy to the Administrative Agent, each Revolving Advance Lender shall purchase from the U.S. Dollar Issuing Bank, and the U.S. Dollar Issuing Bank shall sell to each Revolving Advance Lender, a participation interest in such U.S. Dollar Letter of Credit Advance equal to such Revolving Advance Lender’s Pro Rata Revolving Advance Share of such U.S. Dollar Letter of Credit Advance as of the date of such purchase, by making available to the Administrative Agent for the account of the U.S. Dollar Issuing Bank, in Federal or other funds immediately available an amount equal to such Revolving Advance Lender’s Pro Rata Revolving Advance Share of the outstanding principal amount of such U.S. Dollar Letter of Credit Advance. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the U.S. Dollar Issuing Bank. The U.S. Borrowers hereby agree to each such sale and purchase of participation interests in U.S. Dollar Letter of Credit Advances outstanding from time to time. Each Revolving Advance Lender agrees to purchase its participation interest in an outstanding U.S. Dollar Letter of Credit Advance on (i) the Domestic Business Day on which demand therefor is made by the U.S. Dollar Issuing Bank, provided notice of such demand is given not later than 1:00 P.M. (Winston-Salem, North Carolina time) on such Domestic Business Day or (ii) the first Domestic Business Day next succeeding the date of such demand if notice of such demand is given after 1:00 P.M. (Winston-Salem, North Carolina time) on any Domestic Business Day. The U.S. Dollar Issuing Bank makes no representation or warranty and assumes no responsibility with respect to any sale and purchase of a participation interest in any U.S. Dollar Letter of Credit Advance. If and to the extent that any Revolving Advance Lender shall not have so made the amount available to the Administrative Agent in connection with its purchase of a participation interest in any U.S. Dollar Letter of Credit Advance, such Revolving Advance Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank, until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for the account of the U.S. Dollar Issuing Bank.

(d) The obligation of each Revolving Advance Lender to purchase a participation interest in any U.S. Dollar Letter of Credit Advance pursuant to Section 2.03(c) shall be unconditional and absolute and shall not be affected by any circumstance, including, without limitation: (i) any setoff, counterclaim, recoupment, defense or other right which the Revolving Advance Lender or any other Person may have against BB&T requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of any Commitment (including, without limitation, any Facility Commitment, Revolving Advance Commitment or Other Currency Commitment) (whether by a Borrower pursuant to Section 2.08 or by the Administrative Agent pursuant to Section 6.01 or otherwise); (iii) any adverse change in the condition (financial or otherwise) of any Borrower, any Guarantor or any other Person; (iv) the failure to satisfy any condition set forth in Section 3.01, 3.02, 3.03 or 3.04; (v) any breach of this Agreement or any other Loan Document by any Borrower, any Guarantor or any other Bank; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e) The U.S. Dollar Issuing Bank shall furnish (A) to the Administrative Agent and each Bank on the tenth Domestic Business Day of each April, July, October and January, a written report summarizing the issuance and expiration dates of U.S. Dollar Letters of Credit issued during the preceding calendar quarter and (B) to the Administrative Agent and each Bank upon request a written report setting forth the aggregate U.S. Dollar Undrawn Amounts.

(f) The failure of any Revolving Advance Lender to purchase a participation interest in any U.S. Dollar Letter of Credit Advance shall not relieve any other Revolving Advance Lender of its obligation hereunder to purchase its participation interest in any U.S. Dollar Letter of Credit Advance on such date, but no Revolving Advance Lender shall be responsible for the failure of any other Revolving Advance Lender to so purchase a participation interest on such date.

(g) The U.S. Borrowers shall pay to the Administrative Agent for the account of each Revolving Advance Lender that has purchased a participation interest in a U.S. Dollar Letter of Credit Advance on the earlier of demand and the Termination Date the outstanding principal amount of such U.S. Dollar Letter of Credit Advance. The Administrative Agent will promptly distribute to each Revolving Advance Lender its ratable share of any payment of principal of or interest on any U.S. Dollar Letter of Credit Advance received by the Administrative Agent; provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Revolving Advance Lender will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it.

(h) The U.S. Dollar Issuing Bank will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any U.S. Dollar Letter of Credit, together with notice of the date such payment shall be made, and the Administrative Agent promptly will notify the Revolving Advance Lenders of such matters.

(i) In the event that the U.S. Dollar Issuing Bank makes any payment under any U.S. Dollar Letter of Credit, unless otherwise instructed by the U.S. Borrowers in writing on or before the date of such payment under the U.S. Dollar Letter of Credit, the U.S. Borrowers shall be deemed to have delivered a Notice of Borrowing to the Administrative Agent requesting a Dollar Borrowing pursuant to Section 2.02 on the date (and time) of such U.S. Dollar Letter of Credit Advance. The U.S. Borrowers hereby authorize each Revolving Advance Lender to make such Revolving Advance.

SECTION 2.04. Notes. (a) The Revolving Advances of each Revolving Advance Lender shall be evidenced by a single Note payable to the order of such Revolving Advance Lender for the account of its Lending Office in an amount equal to the original principal amount of such Revolving Advance Lender’s Revolving Advance Commitment.

(b) (1) The Swing Line Advances made by the Swing Line Lender to the U.S. Borrowers shall be evidenced by a single Swing Line Note payable to the order of the Swing Line Lender; and (2) the Other Currency Advances made by the Other Currency Lender to the Borrowers (other than Other Currency Overdraft Advances) shall be evidenced by a single Other Currency Note payable to the order of the Other Currency Lender.

(c) Upon receipt of each Bank’s Note pursuant to Section 3.01, the Administrative Agent shall deliver such Note to such Bank. Each Bank shall record, and prior to any transfer of its Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date, amount and maturity of, and effective interest rate for, each Advance made by it, the date and amount of each payment of principal made by the Borrowers with respect thereto and such schedule shall constitute rebuttable presumptive evidence of the principal amount owing and unpaid on such Bank’s Note; provided that the failure of any Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligation of any Borrower hereunder or under the Note or the ability of any Bank to assign its Note. Each Bank is hereby irrevocably authorized by the Borrowers so to endorse its Note and to attach to and make a part of any Note a continuation of any such schedule as and when required.

SECTION 2.05. Maturity of Loans. (a) Each Revolving Advance included in any Dollar Borrowing and each Swing Line Advance shall mature, and the principal amount thereof shall be due and payable, subject to Section 6.01, on the Termination Date.

(b) Each Other Currency Advance shall mature, and the principal amount thereof shall be due and payable, subject to Section 6.01, on the Termination Date.

SECTION 2.06. Interest Rates. (a) “Applicable Margin” shall be determined quarterly based upon the ratio of Consolidated Funded Debt (calculated as of the last day of each Fiscal Quarter) to Consolidated EBITDA (calculated as of the last day of each Fiscal Quarter for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters), as follows:

Ratio of Consolidated Funded Debt to Consolidated EBITDA	Euro-Dollar Loans and Letters of Credit	Prime Rate Loans
Greater than or equal to 2.00	1.75%	0.75%
Greater than or equal to 1.50 but less than 2.00	1.50%	0.50%
Greater than or equal 1.00 but less than 1.50	1.00%	0.25%
Less than 1.00	0.75%	0%

The Applicable Margin shall be effective as of the date (herein, the “Rate Determination Date”) which is 45 days after the last day of the Fiscal Quarter as of the end of which the Ratio of Consolidated Funded Debt to Consolidated EBITDA is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 45 days after the last day of the Fiscal Quarter in which such Rate Determination Date falls (which latter date shall be a new Rate Determination Date); provided that (i) for the period from and including the Restatement Effective Date to but excluding the Rate Determination Date next following the Restatement Effective Date, the Applicable Margin shall be .75% for a Euro-Dollar Loan and Letters of Credit, (ii) in the case of any Applicable Margin determined on the basis of the Ratio of Consolidated Funded Debt to Consolidated EBITDA for the fourth and final Fiscal Quarter of a Fiscal Year, the Applicable Margin for the period beginning on the Rate Determination Date immediately after the last day of such fourth and final Fiscal Quarter and continuing until the date which is 90 days after the last day of such final Fiscal Quarter (the “Adjustment Date”) shall be the Applicable Margin in effect on the last day of such final Fiscal Quarter but such Applicable Margin shall be adjusted on such Adjustment Date and thereafter until the next Rate Determination Date such Applicable Margin shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, (iii) if the Applicable Margin for the fourth and final Fiscal Quarter as determined on the Adjustment Date shall be different from the Applicable Margin for such date determined on the Rate Determination Date for such fourth Fiscal Quarter, such redetermined Applicable Margin shall be effective retroactive to the Rate Determination Date, and the Borrowers, the Administrative Agent and the Banks, as applicable, shall within 10 days of such redetermination, make a payment (in the case of amounts owing by the Borrowers to the Banks) or provide a credit applicable to future amounts payable by the Borrowers hereunder (in the case of amounts owing by the Banks to the Borrowers) equal to the difference between the interest and letter of credit fees actually paid under this Agreement and the interest and fees that would have been paid under this Agreement had the Applicable Margin as originally determined been equal to the Applicable Margin as redetermined; and (iv) if on any Rate Determination Date (or in the case of the fourth Fiscal Quarter, the Adjustment Date) the Company shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Rate Determination Date (or in the case of the fourth Fiscal Quarter, the Adjustment Date), then for the period beginning on such Rate Determination Date (and in the case of the fourth Fiscal Quarter, the Rate Determination Date immediately preceding the Adjustment Date) and ending on the earlier of (A) the date on which the Company shall deliver to the Banks the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) the date on which the Company shall deliver to the Banks annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Advances shall bear interest at a rate per annum determined as if the ratio of Consolidated Funded Debt to Consolidated EBITDA was more than 2.00 at all times during such period; provided that at the election of the Required Banks, the principal amount of the Advances shall bear interest at the Default Rate. Any change in the Applicable Margin on any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to the Advances and in the fees applicable to each Letter of Credit outstanding on such Rate Determination Date; provided, that no Applicable Margin shall be decreased pursuant to this Section 2.06 if a Default is in existence on the Rate Determination Date.

(b) During each Interest Period in which the Advances are a Prime Rate Loan, such Prime Rate Loan shall bear interest on the outstanding principal amount thereof, for each day during the applicable Interest Period, at a rate per annum equal to the Prime Rate for such day plus the Applicable Margin for Prime Rate Loans. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Prime Rate Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

(c) During each Interest Period in which the Advances are a Euro-Dollar Loan, such Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of: (1) the Applicable Margin for Euro-Dollar Loans, plus (2) the applicable Adjusted Monthly Libor Index for such Interest Period. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid in full at a rate per annum equal to the Default Rate.

The “Adjusted Monthly Libor Index” applicable to any Interest Period means a rate per annum equal to (A) in the case of a Euro-Dollar Loan denominated in Dollars: the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage; and (B) in the case of a Euro-Dollar Loan denominated in an Other Currency, the sum (rounded upward, if necessary to the next higher 1/100th of 1%) of (i) the applicable London Interbank Offered Rate for such Interest Period, plus (ii) the Additional Costs.

The “London Interbank Offered Rate” applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan the rate per annum determined on the basis of the rate for deposits in Dollars (of amounts selected by the Administrative Agent in its reasonable discretion) offered for a term comparable to such Interest Period, which rate appears, in the case of Dollars, on the display designated as Page “3750” of the Telerate Service and, in the case of Other Currency, the appropriate page of the Telerate screen which displays British Bankers Association Interest Settlement Rates for deposits in the relevant Other Currency (or in each case such other page or service as may replace such page on such service or system for the purpose of displaying rates) (or, in each case, if more than one rate appears on such screen, the arithmetic mean for all such rates rounded upward to the next higher 1/100th of 1%) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M. London time on: (i) in the case of a Revolving Advance or Swing Line Advance, the first day of such Interest Period or on the immediately preceding Euro-Dollar Business Day if the first day of such Interest Period is not a Euro-Dollar Business Day; and (ii) in the case of an Other Currency Advance (other than an Other Currency Overdraft Advance) two Euro-Dollar Business Days prior to the beginning of the Interest Period. If, for any reason, such rate does not appear on Telerate Page 3750, or the appropriate page of the Telerate screen which displays British Bankers Association Interest Settlement Rates for deposits in the relevant Other Currency, then the “London Interbank Offered Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in the relevant currency in which the applicable Euro-Dollar Loan is denominated would be offered by HSBC Bank plc, Barclays Bank plc, and Lloyds Bank Limited in the London interbank market to the Administrative Agent (or such Other Currency Lender as the Administrative Agent may specify) at approximately 11.00 AM London time (i) in the case of a Revolving Advance or Swing Line Advance, the first day of such Interest Period or on the immediately preceding Euro-Dollar Business Day if the first day of such Interest Period is not a Euro-Dollar Business Day; and (ii) in the case of an Other Currency Advance (other than an Other Currency Overdraft Advance) two Euro-Dollar Business Days prior to the beginning of the Interest Period.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on such Euro-Dollar Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted Monthly Libor Index shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(d) The Advances shall at all times be a Euro-Dollar Loan unless the Advances are to be a Prime Rate Loan pursuant to Article VIII herein. Interest that accrues on Revolving Advances shall be payable on each Interest Payment Date; provided that: (1) all accrued unpaid interest on the Revolving Advances shall be paid in full on the Termination Date; and (2) should any of the Commitments (including, without limitation, the Revolving Commitment, the Other Currency Commitment or the Facility Commitment) be terminated at any time prior to the Termination Date for any reason, any and all accrued unpaid interest (together with any amounts due under Section 8.05(a)) shall be paid on the date of such termination.

(e) Each Letter of Credit Advance shall bear interest on the outstanding principal amount thereof, payable on demand, for each day from the date such Letter of Credit Advance is made until paid in full at a rate per annum equal to the Default Rate.

(f) The Administrative Agent shall determine each interest rate applicable to the Advances hereunder. The Administrative Agent shall give prompt notice to the Borrowers and the Banks by telecopy of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(g) After the occurrence and during the continuance of a Default, the principal amount of the Advances (excluding the Swing Line Advances) (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Banks, bear interest at the Default Rate; provided, however, that automatically whether or not the Required Banks elect to do so, any overdue principal of and, to the extent permitted by law, overdue interest on the Advances (excluding the Swing Line Advances) shall bear interest payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(h) Except as otherwise agreed upon by the Swing Line Lender and the U.S. Borrowers, such interest that accrues on Swing Line Advances shall be payable on each Interest Payment Date; provided that: (1) all accrued unpaid interest on the Swing Line Advances shall be paid in full on the Termination Date; and (2) should any of the Commitments be terminated at any time prior to the Termination Date for any reason, any and all accrued unpaid interest (together with any amounts due under Section 8.05(a)) shall be paid on the date of such termination. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on the Swing Line Advances may, at the election of the Swing Line Lender, bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

(i) Interest that accrues on Other Currency Advances (other than Other Currency Overdraft Advances) shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof; provided that: (1) all accrued unpaid interest on such Other Currency Advances shall be paid in full on the Termination Date; and (2) should any of the Commitments (including, without limitation, the Revolving Commitment, the Other Currency Commitment or the Facility Commitment) be terminated at any time prior to the Termination Date for any reason, any and all accrued unpaid interest (together with any amounts due under Section 8.05(a)) shall be paid on the date of such termination.

SECTION 2.07. Fees. (a) The Borrower shall pay to the Administrative Agent for the account of the Banks a non-utilization fee equal to the product of: (i) the aggregate of the daily average amounts of the Aggregate Unused Commitments, times (ii) a per annum percentage equal to the Applicable Non-Utilization Fee Rate. Such non-utilization fee shall accrue from and including the Restatement Effective Date to and including the Termination Date. Non-Utilization fees shall be payable quarterly in arrears on the first Quarterly Payment Date following each Non-Utilization Fee Determination Date and on the Termination Date; provided that should any of the Commitments (including, without limitation, the Revolving Commitment, the Other Currency Commitment or the Facility Commitment) be terminated at any time prior to the Termination Date for any reason, the entire accrued and unpaid fee shall be paid on the date of such termination. The Administrative Agent will promptly distribute to each Bank a share of the Non-Utilization Fee received by the Administrative Agent in an amount equal to the Non-Utilization Fee received by the Administrative Agent multiplied by a fraction the numerator of which shall be such Bank’s daily average Unused Commitment for the applicable period and the denominator of which shall be the aggregate of the daily average amounts of the Unused Commitments of all Banks for the applicable period. The “Applicable Non-Utilization Fee Rate” shall be determined quarterly based upon the ratio of Consolidated Funded Debt (calculated as of the last day of each Fiscal Quarter) to Consolidated EBITDA (calculated as of the last day of each Fiscal Quarter for the Fiscal Quarter then ended and the immediately preceding three Fiscal Quarters) as follows:

Ratio of Consolidated Funded Debt to Consolidated EBITDA	Applicable Non-Utilization Fee Rate
less than 1.00	0.20%
Greater than or equal to 1.00 but less than 1.50	0.25%
Greater than or equal to 1.50 but less than 2.00	0.30%
Greater than or equal to 2.00	0.35%

The Applicable Non-Utilization Fee Rate shall be determined effective as of the date (herein, the “Non-Utilization Fee Determination Date”) which is 45 days after the last day of the Fiscal Quarter as of the end of which the Ratio of Consolidated Funded Debt to Consolidated EBITDA is being determined, based on the quarterly financial statements for such Fiscal Quarter, and the

Applicable Non-Utilization Fee Rate so determined shall remain effective from such Non-Utilization Fee Determination Date until the date which is 45 days after the last day of the Fiscal Quarter in which such Non-Utilization Fee Determination Date falls (which latter date shall be a new Non-Utilization Fee Determination Date); provided that (i) for the period from and including the Restatement Effective Date to but excluding the Non-Utilization Fee Determination Date next following the Restatement Effective Date, the Applicable Non-Utilization Fee Rate shall be 0.20%; (ii) in the case of any Applicable Non-Utilization Fee Rate determined on the basis of the Ratio of Consolidated Funded Debt to Consolidated EBITDA for the fourth and final Fiscal Quarter of a Fiscal Year, the Applicable Non-Utilization Fee Rate for the period beginning on the Non-Utilization Fee Determination Date immediately after the last day of such fourth and final Fiscal Quarter and continuing until the date which is 90 days after the last day of such final Fiscal Quarter (the “Fee Adjustment Date”) shall be the Applicable Non-Utilization Fee Rate in effect on the last day of such final Fiscal Quarter but such Applicable Non-Utilization Fee Rate shall be adjusted on such Fee Adjustment Date and thereafter until the next Rate Determination Date. Such Applicable Non-Utilization Fee Rate shall be determined based upon the annual audited financial statements for the Fiscal Year ended on the last day of such final Fiscal Quarter, (iii) if the Applicable Non-Utilization Fee Rate for the fourth and final Fiscal Quarter as determined on the Fee Adjustment Date shall be different from the applicable Non-Utilization Fee Rate for such date determined on the Non-Utilization Fee Determination Date for such fourth Fiscal Quarter, such redetermined Applicable Non-Utilization Fee Rate shall be effective retroactive to the Non-Utilization Fee Determination Date, and the Borrowers, the Administrative Agent and the Banks, as applicable, shall within 10 days of such redetermination, make a payment (in the case of amounts owing by the Borrowers to the Banks) or provide a credit applicable to future amounts payable by the Borrowers hereunder (in the case of amounts owing by the Banks to the Borrowers) equal to the difference between the Non-Utilization Fees actually paid under this Agreement and the Non-Utilization Fees that would have been paid under this Agreement had the Applicable Non-Utilization Fee Rate as originally determined been equal to the Applicable Non-Utilization Fee Rate as redetermined; and (iv) if on any Non-Utilization Fee Determination Date (or in the case of the fourth Fiscal Quarter, the Adjustment Date) the Company shall have failed to deliver to the Banks the financial statements required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) with respect to the Fiscal Year or Fiscal Quarter, as the case may be, most recently ended prior to such Non-Utilization Fee Determination Date (or in the case of the fourth Fiscal Quarter, the Adjustment Date), then for the period beginning on such Non-Utilization Fee Determination Date (and in the case of the fourth Fiscal Quarter, the Non-Utilization Fee Determination Date immediately preceding the Adjustment Date) and ending on the earlier of (A) the date on which the Company shall deliver to the Banks the financial statements to be delivered pursuant to Section 5.01(b) with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, and (B) the date on which the Company shall deliver to the Banks annual financial statements required to be delivered pursuant to Section 5.01(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Non-Utilization Fee Rate shall be determined as if the ratio of Consolidated Funded Debt to Consolidated EBITDA was more than 2.00 at all times during such period. Any change in the Applicable Non-Utilization Fee Rate on any Non-Utilization Fee Determination Date shall result in a corresponding change, effective on and as of such Non-Utilization Fee Determination Date, in the fees payable hereunder; provided, that no Applicable Non-Utilization Fee Rate shall be decreased pursuant to this Section 2.07 if a Default is in existence on the Non-Utilization Fee Determination Date.

(b) (1) The U.S. Borrowers shall pay to the Administrative Agent for the ratable account of each Revolving Advance Lender, with respect to each U.S. Dollar Letter of Credit, a per annum letter of credit fee (the “U.S. Dollar Letter of Credit Fee”) equal to the product of: (i) the aggregate average daily U.S. Dollar Undrawn Amounts, times (ii) a per annum percentage equal to the Applicable Margin for Letters of Credit (determined in accordance with Sections 2.06 and 2.13 hereof). Such U.S. Dollar Letter of Credit Fees shall be payable in arrears for each U.S. Dollar Letter of Credit on each Quarterly Payment Date during the term of each respective U.S. Dollar Letter of Credit and on the termination thereof (whether at its stated expiry date or earlier). The “Applicable Margin” for Letters of Credit shall be as determined in Section 2.06(a). No Other Currency Lender shall be entitled to any portion of the U.S. Dollar Letter of Credit Fee.

(2) The Non-U.S. Borrowers shall pay to Wachovia, in its capacity as Other Currency Issuing Bank (and in the event there is more than one Other Currency Issuing Bank, such payment shall be made to the Other Currency Sub-Agent for the ratable account of each Other Currency Lender), for the ratable account of each Other Currency Lender, with respect to each Other Currency Letter of Credit, a per annum letter of credit fee (the “Other Currency Letter of Credit Fee”) equal to the product of: (i) the aggregate average daily Other Currency Undrawn Amounts, times (ii) a per annum percentage equal to the Applicable Margin for Letters of Credit (determined in accordance with Sections 2.06 and 2.13 hereof). Such Other Currency Letter of Credit Fees shall be payable in arrears for each Other Currency Letter of Credit on each Quarterly Payment Date during the term of each respective Other Currency Letter of Credit and on the termination thereof (whether at its stated expiry date or earlier). The “Applicable Margin” for Letters of Credit shall be as determined in Section 2.06(a). No Revolving Advance Lender shall be entitled to any portion of the Other Currency Letter of Credit Fee.

(c) (1) The U.S. Borrowers shall pay to the Administrative Agent for the account of the U.S. Dollar Issuing Bank a facing fee (the “U.S. Dollar Facing Fee”) with respect to each U.S. Dollar Letter of Credit equal to the product of: (i) the face amount of such U.S. Dollar Letter of Credit, times (ii) one-eighth (1/8th) of one percent (0.125%). Such U.S. Dollar Facing Fee shall be due and payable on such date as may be agreed upon by the U.S. Dollar Issuing Bank and the U.S. Borrowers. The U.S. Borrowers shall pay to the U.S. Dollar Issuing Bank, for its own account, transfer fees, drawing fees, modification fees, extension fees and such other fees and charges as may be provided for in any U.S. Dollar Letter of Credit Agreement or otherwise charged by the U.S. Dollar Issuing Bank. No Bank shall be entitled to any portion of the U.S. Dollar Facing Fees or any other fees payable by the U.S. Borrowers to the U.S. Dollar Issuing Bank pursuant to this Section 2.07(c)(1).

(2) The Non-U.S. Borrowers shall pay to Wachovia, in its capacity as Other Currency Issuing Bank (and in the event there is more than one Other Currency Issuing Bank, such payment shall be made to the Other Currency Sub-Agent for the ratable account of each Other Currency Issuing Bank), for the account of the Other Currency Issuing Bank a facing fee (the “Other Currency Facing Fee”) with respect to each Other Currency Letter of Credit issued by such Other Currency Issuing Bank equal to the product of: (i) the face amount of such Other Currency Letter of Credit, times (ii) one-eighth (1/8th) of one percent (0.125%). Such Other Currency Facing Fee shall be due and payable on such date as may be agreed upon by the Other Currency Issuing Bank and the Non-U.S. Borrowers. The Non-U.S. Borrowers shall pay to the

Other Currency Issuing Bank, for its own account, transfer fees, drawing fees, modification fees, extension fees and such other fees and charges as may be provided for in any Other Currency Letter of Credit Agreement or otherwise charged by the Other Currency Issuing Bank. No Bank shall be entitled to any portion of the Other Currency Facing Fees or any other fees payable by the Non-U.S. Borrowers to the Other Currency Issuing Bank pursuant to this Section 2.07(c)(2).

(d) The Borrower shall pay to the Administrative Agent, for the account and sole benefit of the Administrative Agent, such fees and other amounts at such times as set forth in the Administrative Agent’s Letter Agreement.

SECTION 2.08. Optional Termination or Reduction of Commitments. The Company may, upon at least 3 Domestic Business Days’ irrevocable notice to the Administrative Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of at least $1,000,000 or any larger multiple of $1,000,000, the Commitments; provided, however: (1) each termination or reduction, as the case may be, shall be permanent and irrevocable; (2) no such termination or reduction shall be in an amount greater than the Total Unused Commitments on the date of such termination or reduction (giving effect to any repayment of the Loans contemplated to be made in connection therewith); and (3) no such reduction pursuant to this Section 2.08 shall result in the aggregate Facility Commitments of all of the Banks to be reduced to an amount less than $65,000,000, unless the Commitments are terminated in their entirety, in which case all accrued fees (as provided under Section 2.07) with respect to the amount of the Facility Commitments being reduced shall be payable on the effective date of such termination. Any reduction in the Commitments shall result in (1) a proportionate reduction in each of the Facility Commitments, Other Currency Commitments and the Revolving Advance Commitments of each Bank; and (2) a termination of the Borrowers’ rights under Sections 2.01(b), 2.01(c) and 2.16 (a)(2).

SECTION 2.09. Mandatory Reduction and Termination of Commitments. The Commitments (including, without limitation, the Revolving Advance Commitments, the Facility Commitments and Other Currency Commitments) shall terminate on the Termination Date and any Revolving Advances, Other Currency Advances, Swing Line Advances and if demand had not been earlier made Letter of Credit Advances then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.10. Optional Prepayments. (a) The Borrowers may prepay the Advances in whole at any time, or from time to time in part in amounts aggregating at least $500,000, or any larger multiple of $100,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment (together with any amounts due under Section 8.05(a)); provided, however: (1) during any period that an ACL Agreement shall be applicable, prepayments by the Borrower respecting Revolving Advances shall be made in accordance with the terms of the ACL Agreement; (2) in the case of a voluntary prepayment, in whole or in part, of an Other Currency Advance (other than an Other Currency Overdraft Advance): (A) such voluntary prepayment shall require at least one but no more than five Euro-Dollar Business Days prior notice to the Administrative Agent and the Other Currency Lender; and (B) such voluntary partial prepayment shall be in an aggregate minimum Dollar Equivalent amount of $500,000 or any larger multiple of $500,000; and (3) in the case of Other Currency Overdraft Advances prepayment shall be made in accordance with the terms of the Other Currency Overdraft Facility Letter. Other than in respect of Other Currency Overdraft Advances, each such optional prepayment shall be applied first to repay or prepay Swing Line Advances outstanding on the date of such prepayment, second, to repay or prepay outstanding Other Currency Advances or Revolving Advances as the Company may specify in writing; provided that in the absence of such written instruction from the Company, such optional prepayment shall be applied, to repay or prepay ratably Other Currency Advances outstanding on the date of such prepayment and then to prepay ratably the Revolving Advances of the several Banks.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment.

SECTION 2.11. Mandatory Prepayments. (a) On each date on which the Commitments are reduced or terminated pursuant to Section 2.08 or Section 2.09, the Borrowers shall repay or prepay such principal amount of the outstanding Revolving Advances, the Dollar Equivalent of Other Currency Advances and Swing Line Advances, if any (together with interest accrued thereon and any amounts due under Section 8.05(a)) or the Other Currency Overdraft Facility Letter, as may be necessary so that after such payment the aggregate unpaid principal amount of the Revolving Advances, together with the aggregate principal amount of all Swing Line Advances, the Dollar Equivalent of Other Currency Advances, the Dollar Equivalent of Other Currency Letter of Credit Advances, the Dollar Equivalent of Other Currency Undrawn Amounts, U.S. Dollar Letter of Credit Advances and U.S. Dollar Undrawn Amounts does not exceed the aggregate amount of the Facility Commitments as then reduced. Other than in respect of Other Currency Overdraft Advances, each such payment or prepayment shall be applied to repay or prepay first to Swing Line Advances outstanding on the date of such prepayment and second, to repay or prepay outstanding Other Currency Advances or Revolving Advances as the Company may specify in writing; provided that in the absence of such written instruction from the Company, such optional prepayment shall be applied to repay or prepay ratably Other Currency Advances outstanding on the date of such prepayment and then, ratably to the Revolving Advances of the several Banks.

(b) In the event that the aggregate principal amount of all Revolving Advances, together with the aggregate principal amount of the Swing Line Advances, the Dollar Equivalent of Other Currency Advances, the Dollar Equivalent of Other Currency Letter of Credit Advances, the Dollar Equivalent of Other Currency Undrawn Amounts, U.S. Dollar Letter of Credit Advances and U.S. Dollar Undrawn Amounts at any one time outstanding shall at any time exceed the aggregate amount of the Facility Commitments of all of the Banks at such time, the Borrowers shall immediately repay so much of the Revolving Advances, the Dollar Equivalent of Other Currency Advances and Swing Line Advances as is necessary in order that the aggregate principal amount of the Revolving Advances thereafter outstanding, together with the aggregate principal amount of the Swing Line Advances, the Dollar Equivalent of Other Currency Advances, the Dollar Equivalent of Other Currency Advances, the Dollar Equivalent of Other Currency Letter of Credit Advances, the Dollar Equivalent of Other Currency Undrawn Amounts, U.S. Dollar Letter of Credit Advances and U.S. Dollar Undrawn Amounts shall not exceed the aggregate amount of the Facility Commitments of all of the Banks at such time.

SECTION 2.12. General Provisions as to Payments. (a) The Borrowers shall make each payment of principal of, and interest on, the Advances and of fees hereunder, not later than 11:00 A.M. (Greenville, South Carolina time, except in the case of payments in respect of

Other Currency Advances and Other Currency Letter of Credit Advances such time shall be London time) on the date when due, in Federal or other funds immediately available: (i) in the case of all Obligations (except payments in respect of Other Currency Advances and Other Currency Letter of Credit Advances), in Greenville, South Carolina, to the Administrative Agent at its address referred to in Section 9.01; and (ii) in the case of payments in respect of Other Currency Advances and Other Currency Letter of Credit Advances, in London, England, to the Other Currency Lender, at its address referred to in Section 9.01 (or as set out in the Other Currency Overdraft Facility Letter in respect of Other Currency Overdraft Advances). Subject to the terms of Section 2.02(d), the Administrative Agent will promptly distribute to each Bank its ratable share of each such payment in respect of a Revolving Advance received by the Administrative Agent for the account of the Banks; provided that payments of interest in respect of a Revolving Advance shall be distributed by the Administrative Agent within three Domestic Business Days of the date such payment is received by the Administrative Agent for the account of the Banks.

(b) Whenever any payment of principal of, or interest on, the Revolving Advances, Swing Line Advances or of fees shall be due on a day which is not a Domestic Business Day (including, without limitation, any payments pursuant to Sections 2.02(c) and 2.02(d)) or in the case of an Other Currency Advance (other than an Other Currency Overdraft Advance) on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day or Euro-Dollar Business Day, as the case may be. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c) All payments of principal, interest and fees and all other amounts to be made by the Borrowers pursuant to this Agreement and the Other Currency Overdraft Facility Letter with respect to any Advance, Swing Line Advance, Other Currency Advances, Letter of Credit Advance or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, assessments, charges or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Bank, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank’s applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, assessments, charges, duties, deductions or withholdings of any nature being “Taxes”). In the event that a Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Revolving Advance, Swing Line Advance, Other Currency Advance, Letter of Credit Advance or fee or other amount, the Borrowers shall:

(i) pay to such Bank additional amounts as may be necessary in order that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in the Loan Documents; and

(ii) withhold the full amount of such Taxes from such payment (as increased pursuant to clause (c)(i)) and pay such amount to the applicable taxing authority imposing such Taxes in accordance with applicable law.

(d) As promptly as practicable after the payment of any Taxes, and in any event within 90 days of any such payment being due, the applicable Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes. The Administrative Agent shall make copies thereof available to any Bank upon request therefor.

(e) Each Bank organized under the laws of a jurisdiction outside the United States (a “Non-US Bank”) and each Other Currency Lender organized under the laws of a jurisdiction outside the country of the applicable Non-U.S. Borrower, in each other case, shall, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Bank hereunder that is a Non-U.S. Bank or Other Currency Lender, and on the date of the Assignment and Acceptance pursuant to which it became a Bank in the case of each other Bank that is a Non-U.S. Bank or Other Currency Lender, and from time to time thereafter if requested in writing by a Borrower or the Administrative Agent (but only so long thereafter as such Bank remains lawfully able to do so), provide the Administrative Agent and such Borrower with (i) in the case of a Non-US Bank, (w) if such Non-US Bank claims an exemption from withholding tax pursuant to its portfolio interest exemption, (A) a statement of the Non-US Bank, signed under penalty of perjury, that it is not (I) a “bank” as described in Section 881(c)(3)(A) of the Code, (II) a ten percent (10%) shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the Code), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the Code, and (B) a properly completed and executed IRS Form W-8BEN; (x) if such Non-US Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN; (y) if such Non-US Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Non-US Bank, a properly completed and executed copy of IRS Form W-8ECI; and (z) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax, and (ii) in the case of each Other Currency Lender organized under the laws of a jurisdiction outside the country within which an applicable Borrower is organized, such valid and fully completed forms, as are required by the applicable tax authority of such jurisdiction, indicating that such Bank is entitled to benefits under an applicable income tax treaty to which the country within which such Borrower is resident is a party that reduces the rate of interest withholding tax on payments under this Agreement. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the Agreement Date by Internal Revenue Service form W-8ECI or W-8BEN or other form that the applicable Borrower has indicated in writing to the Banks on the Agreement Date as being a required form to avoid or reduce withholding tax on payments under this Agreement, that a Bank reasonably considers to be confidential, such Bank shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Non-U.S. Bank or Other Currency Lender has failed to provide the Borrowers with the appropriate form described in subsection (e) (other than if such failure resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e)), such Non-U.S. Bank or Other Currency Lender, as the case may be, shall not be entitled to an additional payment or indemnification under subsection (a) or (c) with respect to Taxes; provided that should a Non-U.S. Bank or Other Currency Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Non-U.S. Bank or Other Currency Lender shall reasonably request to assist such Bank to recover such Taxes. If the appropriate forms provided by a Non-U.S. Bank or Other Currency Lender pursuant to Section 2.11(e) at the time such Non-U.S. Bank or Other Currency Lender first becomes a party to this Agreement indicates an interest-withholding tax rate in respect of a Borrower in excess of zero, withholding tax at such rate shall be considered in respect of such Borrower excluded from Taxes unless and until such Non-U.S. Bank or Other Currency Lender, as the case may be, provides the appropriate form certifying that a lesser rate applies in respect of such Borrower, whereupon withholding tax in respect of such Borrower at such lesser rate only shall be considered excluded from Taxes for periods governed by such form.

(g) If a Borrower makes a payment under subsection (c) of this Section 2.12 and the Administrative Agent or Bank determines that a credit against, relief or remission for, or repayment or refund of any tax, is attributable to that payment or to the Taxes which gave rise to that payment (a “Tax Credit”), and the Administrative Agent or Bank has obtained, utilized and retained that Tax Credit, the Administrative Agent or Bank that obtained, utilized or retained such Tax Credit shall pay the amount of the Tax Credit (net of all out-of-pocket expenses and without interest) to the Borrowers up to such amount as the Administrative Agent or Bank, as the case may be, determines in the good faith judgment of such Bank or Administrative Agent is attributable to payment of such additional amounts by the Borrowers and in an amount as will leave it (after that payment) in no better and no worse after-tax position as it would have been in had the payment under subsection (c) not have been made by the Borrowers; provided, however, that the Borrowers, upon the request of such Administrative Agent or Bank, agree to repay the amount paid over to the Borrowers (plus penalties, interest or other charges payable to the relevant jurisdiction or taxing authority) to such Administrative Agent or Bank in the event such Administrative Agent or Bank is required to repay such refund to such jurisdiction or taxing authority.

(h) Subject to the terms of Section 2.11(f), the Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Bank against any Taxes, assessments or charges made by reason of the execution and delivery of this Agreement or the other Loan Documents (and whether or not such Taxes, assessments or charges are correctly or legally asserted by the relevant Authority). Promptly upon having knowledge that any such Taxes, assessments or charges have been levied, imposed or assessed, and promptly upon notice thereof by the Administrative Agent or any Bank, the Borrowers shall pay such Taxes, assessments or charges directly to the relevant Authority (provided, however, that no Administrative Agent nor Bank shall be under any obligation to provide any such notice to any Borrower). With respect to indemnification for Taxes, assessments or charges actually paid by any Bank, such indemnification shall be made within 30 days after the date such Bank or Administrative Agent makes written demand therefore. Each Borrower acknowledges that any payment made to any Bank or to any Authority in respect of the indemnification obligations of the Borrowers provided in this clause shall constitute a payment in respect of which the provisions of clause (c) and this clause shall apply.

(i) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.12 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Assignee or any Participant which is also a Bank hereunder, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes; provided, however, that no Participant that is not also a Bank hereunder shall be entitled to receive any greater payment under this Section 2.12 than the transferor Bank would have been entitled to receive with respect to the participation sold to such Participant.

SECTION 2.13. Computation of Interest and Fees. Interest on the Advances shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day); except with respect to Other Currency Advances denominated in Sterling which shall accrue interest computed on the basis of 365 days and other than Other Currency Overdraft Advances for which the interest thereon shall be calculated in accordance with the terms of the Other Currency Overdraft Facility Letter, provided, however, that to the extent the current market practice is to compute interest and/or fees in respect of any Other Currency or any Advance denominated in any Other Currency in a manner other than as set forth above, all interest and fees hereunder shall be computed on the basis of such market practice, as notified to a Borrower by the Administrative Agent or the Other Currency Lender. Facility fees, letter of credit fees and any other fees (excluding Facing Fees) payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.14. [Reserved].

SECTION 2.15. Swing Line Advances. (a) The U.S. Borrowers may prior to the Termination Date, as set forth in this Section, request the Swing Line Lender to make, and the Swing Line Lender may in its sole and absolute discretion prior to the Termination Date make, Swing Line Advances to the U.S. Borrowers, in an aggregate principal amount at any one time outstanding, not exceeding $10,000,000 (the “Swing Line Cap”), provided that: (1) the aggregate principal amount of all Swing Line Advances, together with the aggregate principal amount of all outstanding Revolving Advances, the Dollar Equivalent of Other Currency Advances, the Dollar Equivalent of Other Currency Letter of Credit Advances, the Dollar Equivalent of Other Currency Undrawn Amounts, U.S. Dollar Undrawn Amounts and U.S. Dollar Letter of Credit Advances, at any one time outstanding shall not exceed the aggregate amount of the Facility Commitments of all of the Banks at such time; (2) the aggregate outstanding principal amount of all Revolving Advances by BB&T (less the Other Currency Lender Participation Share of such Revolving Advances) together with (i) BB&T’s Pro Rata Revolving Advance Share of the aggregate outstanding principal amount of all U.S. Dollar Letter of Credit Advances, Swing Line Advances and U.S. Dollar Undrawn Amounts (less the Other Currency Lender Participation Share in such amounts), plus (ii) BB&T’s Pro Rata Facility Share of the aggregate outstanding principal amount of the Dollar Equivalent of all Other Currency Advances, Other Currency Letter of Credit Advances and Other Currency Undrawn Amounts shall not exceed the amount of BB&T’s Facility Commitment; and (3) the aggregate principal amount of all Swing Line Advances and Revolving Advances of the Swing Line Lender, together with: (i) the Swing Line Lender’s Pro Rata Revolving Advance Share of the aggregate outstanding principal amount of all U.S. Dollar Letter of Credit Advances and U.S. Dollar

Undrawn Amounts, plus (ii) the Swing Line Lender’s Pro Rata Facility Share of the aggregate outstanding principal amount of the Dollar Equivalent of all Other Currency Advances, the Dollar Equivalent of all Other Currency Letter of Credit Advances and the Dollar Equivalent of all Other Currency Undrawn Amounts will not exceed the amount of the Swing Line Lender’s Revolving Advance Commitment.

(b) Except as may otherwise be agreed upon by the Swing Line Lender and the U.S. Borrowers, when the U.S. Borrowers wish to request a Swing Line Advance, they shall give the Administrative Agent notice substantially in the form of Exhibit L hereto (a “Swing Line Advance Request”) so as to be received no later than 11:00 A.M. (Greenville, South Carolina time) on or before the date of the proposed Swing Line Advance proposed therein (or such other time and date as the U.S. Borrowers and the Swing Line Lender may agree), specifying:

(i) the proposed date of such Swing Line Advance, which shall be a Domestic Business Day (the “Borrowing Date”); and

(ii) the aggregate amount of such Swing Line Advance, which shall be at least $50,000 (or in larger multiples of $10,000) but shall not cause the limits specified in Section 2.15(a) to be violated.

(c) The Swing Line Lender shall make the amount of such Swing Line Advance available to the U.S. Borrowers on such date by depositing the same, in immediately available funds, in an account of the U.S. Borrowers maintained with the Swing Line Lender.

(d) Subject to the limitations contained in this Agreement, the U.S. Borrowers may borrow under this Section 2.15, prepay and reborrow under this Section 2.15 at any time before the Termination Date.

(e) At any time and from time to time, upon the request of the Swing Line Lender, each Bank other than the Swing Line Lender shall, on the Domestic Business Day after such request is made, purchase a participating interest in Swing Line Advances in an amount equal to its ratable share (based upon its respective Facility Commitment) of such Swing Line Advances. On such Domestic Business Day, each Bank will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swing Line Lender has received from any such Bank its participating interest in a Swing Line Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Bank will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it. Each Bank’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation: (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or any other Person may have against the Swing Line Lender requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of any of the Commitments (including, without limitation, any Facility Commitment, Revolving Advance Commitment or Other Currency Commitment) (whether by a

Borrower pursuant to Section 2.08 or by the Administrative Agent pursuant to Section 6.01 or otherwise); (iii) any adverse change in the condition (financial or otherwise) of any Borrower, any Guarantor or any other Person; (iv) the failure to satisfy any condition set forth in Section 3.01, 3.02, 3.03 or 3.04; (v) any breach of this Agreement or any other Loan Documents by any Borrower, any Guarantor or any other Bank; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) Notwithstanding anything contained in this Agreement to the contrary, the Swing Line facility contained in this Section 2.15 shall terminate immediately upon: (i) BB&T’s removal or resignation as Administrative Agent; or (ii) termination of any of the Commitments (whether at maturity or otherwise).

SECTION 2.16. Other Currency Advances.

(a) Commitments to Make Other Currency Advances. (1) The Other Currency Lenders agree, on the terms and conditions set forth herein, to make Other Currency Advances (together with Other Currency Overdraft Advances pursuant to the terms of the Other Currency Overdraft Facility Letter to which they are a party) to the Borrowers from time to time before the Termination Date; provided that: (1) immediately after each such Other Currency Advance is made, the aggregate outstanding principal amount of Other Currency Advances made by the Other Currency Lender together with the aggregate principal amount of the participations in Revolving Advances and Letter of Credit Advances held by such Other Currency Lender pursuant to Section 2.02(e) hereof shall not exceed the amount of the Other Currency Lender’s Facility Commitment (after giving effect to the purchase and sale of participations in the Revolving Advances and U.S. Dollar Letter of Credit Advances required by Section 2.02(e)(3)); (2) the aggregate principal amount of all Other Currency Advances, together with the aggregate principal amount of all Letter of Credit Advances, Revolving Advances, Swing Line Advances and Undrawn Amounts, shall not exceed the aggregate amount of the Facility Commitments of all of the Banks at such time; and (3) immediately after such Other Currency Advance is made, the aggregate principal Dollar Equivalent amount of all outstanding Other Currency Advances, Other Currency Undrawn Amounts and Other Currency Letter of Credit Advances shall not exceed the Other Currency Commitments of all of the Other Currency Lenders at such time. Each Other Currency Advance under this Section other than Other Currency Overdraft Advances shall be in a principal Dollar Equivalent amount of $500,000 or any larger multiple of $500,000 (except that any such Other Currency Advance may be in the aggregate amount of the Other Currency Commitment less the Dollar Equivalent amount of any outstanding Other Currency Advances, Other Currency Undrawn Amounts and Other Currency Letter of Credit Advances). Within the foregoing limits, the Borrowers may borrow under this Section, repay or, to the extent permitted by Section 2.10, prepay Other Currency Advances and reborrow under this Section at any time before the Termination Date.

(2) Subject to the terms and conditions set forth herein, the Borrowers shall have the right, at any time from the Restatement Effective Date until the Termination Date, to increase the total Other Currency Commitment by an amount up to $12,500,000 (for a total Other Currency Commitment, assuming no reductions, of $40,000,000) in the aggregate. The following terms and conditions shall apply to any such increase: (i) any such increase shall be obtained from the Other Currency Lender or Other Currency Lenders in accordance with the terms set forth herein, (ii) the Other Currency Commitment of an Other Currency Lender may not

be increased without the prior written consent of such Other Currency Lender and BB&T, (iii) any increase in the aggregate Other Currency Commitment shall be in a minimum principal amount of $2,500,000 (or any larger multiple of $1,000,000), (iv) the Loan Parties, the Banks (including without limitation, the Other Currency Lenders) and the Administrative Agent shall execute an amendment to this Agreement in form and content satisfactory to the Administrative Agent to reflect the revised Other Currency Commitment and to incorporate the terms of any amendment, supplement or modification requested by the Administrative Agent pursuant to Section 2.16(b)(5), (the Banks do hereby agree to execute such amendment unless the amendment purports to increase the Facility Commitment, Revolving Advance Commitment or Other Currency Commitment of a Bank without such Bank’s consent), (v) the Borrowers shall execute such Notes as are necessary to reflect the increase in the Facility Commitments and Other Currency Commitment, (vi) if any Advances are outstanding at the time of any such increase, the Borrower shall make such payments and adjustments on the Advances (including payment of any break-funding amount owing under Section 8.05) as necessary to give effect to the revised commitment percentages and outstandings of the Banks, (vii) the conditions set forth in Section 3.02 shall be true and correct; and (viii) the U.S. Borrowers shall have not reduced the Facility Commitments at any time. The amount of any increase in the Other Currency Commitments hereunder may be offered by the Borrowers first to banks and financial institutions that are not a party to this Agreement as an Other Currency Lender (a “New Other Currency Financial Institution”) so long as such New Other Currency Financial Institution is approved by the Administrative Agent (such approval not to be unreasonably withheld) and the Other Currency Commitment of any such New Other Currency Financial Institution (and the additional commitments requested by the Non-U.S. Borrowers and allocated to the Other Currency Lenders then a party to this Agreement) shall be acceptable to the Non-U.S. Borrowers and the Administrative Agent.

(b) Method of Borrowing Other Currency Advances (other than Other Currency Overdraft Advances). (1) The Borrowers shall give the Administrative Agent and the Other Currency Lender notice in the form attached hereto as Exhibit D (a “Notice of Other Currency Borrowing”) prior to 11:00 A.M. (London time) at least one Euro-Dollar Business Day before each Other Currency Borrowing denominated in Euros, Sterling or Canadian Dollars and at least four Euro-Dollar Business Days before each Other Currency Borrowing in an Other Currency other than Euros, Sterling or Canadian Dollars, specifying:

(i) the date of such Other Currency Borrowing (which shall be a Euro-Dollar Business Day); and

(ii) the aggregate amount of such Other Currency Borrowing;.

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

(2) Upon receipt of a Notice of Other Currency Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and such Notice of Other Currency Borrowing shall not thereafter be revocable by the Borrowers.

(3) Unless the Administrative Agent or the Other Currency Lender determines that any applicable condition specified in Article III has not been satisfied, the Other Currency

Lender will make the funds so requested available to the Borrowers at Wachovia Bank, National Association, London Branch, 3 Bishopsgate London EC2N3AB, not later than 2:00 P.M. (London time) on the date of each Other Currency Borrowing.

(4) Notwithstanding anything to the contrary contained in this Agreement, no Other Currency Advance shall be requested (and the Other Currency Lender shall have no obligation to make an Other Currency Advance) if there shall have occurred a Default which Default shall not have been cured or waived.

(5) In the event that a New Other Currency Financial Institution becomes an Other Currency Lender hereunder, the Administrative Agent, in its sole discretion, may designate one of the Other Currency Lenders to be a sub-administrative agent hereunder (in such capacity, the “Other Currency Sub-Agent”) (in connection with which, Wachovia has indicated its willingness to carry out this role for as long as it is an Other Currency Lender) with the authority to fulfill the duties of the Administrative Agent in connection with the funding, payment and administration of the Other Currency Advances. As a condition precedent to the appointment of any such Other Currency Sub-Agent and the assignment of any Other Currency Commitment or the addition of a New Other Currency Financial Institution, the method of borrowing, funding, repayment and administration of the Other Currency Advances shall be, to the extent reasonably required by the Administrative Agent and Other Currency Sub-Agent, supplemented with and/or superceded by such other methods of borrowing, funding, repayment and administration of the Other Currency Advances as shall be mutually agreeable to the Borrowers, the Administrative Agent, the Other Currency Sub-Agent and the Other Currency Lenders.

(c) Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent and the Other Currency Lender on or before 10:00 a.m. on a Euro-Dollar Business Day, the U.S. Borrowers may from time to time irrevocably elect, on not less than one Euro-Dollar Business Day’s notice (and not more than five Euro-Dollar Business Days’ notice) in the case of a continuation of an Other Currency Borrowing denominated in Euros, Sterling or Canadian Dollars and on not less than four Euro-Dollar Business Days’ notice (and not more than five Euro-Dollar Business Days’ notice) in the case of a continuation of an Other Currency Borrowing denominated in an Other Currency other than Euros, Sterling or Canadian Dollars, that all, or any portion in an aggregate minimum amount of the Dollar Equivalent of $500,000 and an integral multiple of the Dollar Equivalent of $500,000 be, continued as Euro-Dollar Loans in the absence of delivery of a Continuation/Conversion Notice with respect to any Euro-Dollar Loan at least one Euro-Dollar Business Day (but not more than five Euro-Dollar Business Days) in the case of a continuation of an Other Currency Borrowing denominated in Euros, Sterling or Canadian Dollars and at least four Euro-Dollar Business Days (but not more than five Euro-Dollar Business Days) in the case of a continuation of an Other Currency Borrowing denominated in an Other Currency other than in Euros, Sterling or Canadian Dollars before the last day of the then current Interest Period with respect thereto, such Euro-Dollar Loan shall, on such last day, automatically be continued with an Interest Period of one month; provided, however, that when any Default has occurred and is continuing, at the option of the Other Currency Lender, no portion of the outstanding principal amount of any Other Currency Advances may be continued with an Interest Period in excess of one month. Other Currency Advances can only be continued or converted in the currency that such Other Currency Advances were made on the date of such Other Currency Advances Borrowing.

(d) Euros And National Currency Units.

Where:

(i) any Advance is requested in the currency of a participating member state it shall, subject to the terms of this Agreement, be made in euros; and

(ii) more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (unless otherwise prohibited by law):

(a) any reference in this Agreement to, and any obligations arising under this Agreement in, the currency of that country shall be translated into, or paid in, the currency or currency unit of the country designated by the Other Currency Lender; and

(b) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Other Currency Lender acting reasonably.

SECTION 2.17. Multi Currency Loans.

(a) Determination of Dollar Equivalents. The Other Currency Lender will determine the Dollar Equivalent amount with respect to any (a) Euro-Dollar Loan that is an Other Currency Advance as of the requested Borrowing date and as of the earlier of (i) any requested continuation date or (ii) ninety days after the Borrowing date of any outstanding Euro-Dollar Loans that is an Other Currency Advance, (b) outstanding Euro-Dollar Loans that are an Other Currency Advance as of such dates as may be requested by the Required Banks, but in no event more frequently than once a week, (c) upon the request of the Administrative Agent, and (d) any Euro-Dollar Loan that is an Other Currency Advance with respect to calculations made under the definition of EBITDA, as of the date of such calculations (each such date a “Determination Date”).

(b) Notification of Availability. In the event the Other Currency requested or elected by a requesting Borrower to be continued is not available to the Other Currency Lender, then the Other Currency Lender shall, in the case of Other Currency Advances (other than Other Currency Overdraft Advances), notify such Borrower no later than the date of the proposed Other Currency Borrowing and, in the case of Other Currency Overdraft Advances, pursuant to the terms of the Other Currency Overdraft Facility Letter.

(c) Consequences of Non-Availability. If the Other Currency Lender notifies a Borrower pursuant to Section 2.17(b) that the Other Currency requested or elected by a requesting Borrower to be continued is not available, such notification shall subject to the terms of Section 8.04, in the case of any Notice of Other Currency Borrowing, revoke such Notice of Other Currency Borrowing.

SECTION 2.18. Funding. Each Bank may, if it so elects, fulfill its obligation to make, continue or convert Euro-Dollar Loans hereunder by causing one of its foreign branches or

Affiliates (or an international banking facility created by such Bank) to make or maintain such Euro-Dollar Loan; provided, however, that such Euro-Dollar Loan shall nonetheless be deemed to have been made and to be held by such Bank, and the obligation of the Borrowers to repay such Euro-Dollar Loan shall nevertheless be to such Bank for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrowers hereby consent and agree that, for purposes of any determination to be made for purposes of Article VIII or Section 2.12, it shall be conclusively assumed that each Bank elected to fund all Euro-Dollar Loans by purchasing Dollar deposits in its Lending Office’s interbank eurodollar market.

SECTION 2.19. Other Currency Letters of Credit.

(a) The Other Currency Issuing Bank may, from time to time upon request of a U.S. Borrower or Non-U.S. Borrower, in its sole discretion issue Other Currency Letters of Credit for the account of such requesting U.S. Borrower or Non-U.S. Borrower, subject to satisfaction of the conditions referenced in Section 3.04.

(b) Each Other Currency Letter of Credit shall be subject to the provisions of this Agreement and to the provisions set forth in the Other Currency Letter of Credit Agreement executed by the requesting U.S. Borrower or Non-U.S. Borrower, as the case may be, in connection with the issuance of such Other Currency Letter of Credit. The Borrowers agree to promptly perform and comply with the terms and conditions of each Other Currency Letter of Credit Agreement.

(c) The payment by the Other Currency Issuing Bank of a draft drawn under any Other Currency Letter of Credit shall constitute for all purposes of this Agreement a Other Currency Letter of Credit Advance in the amount of such draft.

(d) The Other Currency Issuing Bank shall furnish (A) to the Administrative Agent and each Bank on the tenth Domestic Business Day of each April, July, October and January, a written report summarizing the issuance and expiration dates of Other Currency Letters of Credit issued during the preceding calendar quarter and (B) to the Administrative Agent and each Bank upon request a written report setting forth the aggregate Other Currency Undrawn Amounts.

(e) The Other Currency Issuing Bank will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Other Currency Letter of Credit, together with notice of the date such payment shall be made, and the Administrative Agent promptly will notify the Banks of such matters.

(f) In the event that the Other Currency Issuing Bank makes any payment under any Other Currency Letter of Credit and the Non-U.S. Borrowers shall not have timely satisfied in full the Other Currency Letter of Credit Advance to the Other Currency Issuing Bank pursuant to Section 2.19, the Non-U.S. Borrowers shall be deemed to have delivered a Notice of Other Currency Borrowing to the Administrative Agent and Other Currency Lender requesting an Other Currency Borrowing pursuant to Section 2.16 on the date (and time) of such Other Currency Letter of Credit Advance.

SECTION 2.20. Additional Borrowers; Joint and Several Liability.

(a) Subject to the terms and conditions set forth herein, the Company shall have the right, at any time and from time to time from the Restatement Effective Date until the Termination Date, to cause a Consolidated Subsidiary to become either a U.S. Borrower or a Non-U.S. Borrower under this Agreement (referred to herein as a “New Borrower”). The following terms and conditions shall apply to the addition of any such New Borrower: (1) No fewer than 45 days prior to the proposed effective date, the Company shall provide the Administrative Agent with written notice that it intends to add a New Borrower pursuant to this Section 2.20(a) which notice shall set forth the name of the proposed New Borrower, specify whether the New Borrower will be a U.S. Borrower or a Non-U.S. Borrower and be accompanied with a complete and accurate copy of the New Borrower’s Organic Documents; (2) a proposed New Borrower that is intended to be a U.S. Borrower must be a U.S. Subsidiary; (3) a proposed New Borrower that is intended to be a Non-U.S. Borrower must be a Non-U.S. Subsidiary; (4) the Company must own no less than 65% of the Capital Securities of the proposed New Borrower and the Company must possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the New Borrower through the ownership of Capital Securities; (5) such New Borrower must: (a) if a U.S. Borrower, become a party to, and agree to be bound by the terms of, this Agreement, the Security Agreement and the other Loan Documents pursuant to a Joinder Agreement, in the form attached hereto as Exhibit F-2 satisfactory to the Administrative Agent in all respects; or (b) if a Non-U.S. Borrower, become a party to, and agree to be bound by the terms of, this Agreement and the other Loan Documents to which the other Non-U.S. Borrowers are a party pursuant to a Joinder Agreement, in the form attached hereto as Exhibit F-3 satisfactory to the Administrative Agent in all respects (such Joinder Agreement referenced in (a) and (b) being referred to herein as the “New Borrower Joinder Agreement”), (6) the Loan Parties and Banks shall execute the New Borrower Joinder Agreement on or before the date on which such Person shall become a Borrower hereunder, (7) immediately before and after the effective date of such New Borrower Joinder Agreement, no Default shall have occurred and be continuing; (8) the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, on and as of the effective date of such New Borrower Joinder Agreement, (9) the Borrowers shall execute and re-execute such Notes as are necessary to reflect the New Borrower, (10) the conditions set forth in Section 3.02 shall be true and correct on the effective date of such New Borrower Joinder Agreement, and (11) the Company and the New Borrower shall also cause the items specified in Section 3.01(c), (f), (h) (if such New Borrower is a U.S. Borrower), (i) and (n) to be delivered to the Administrative Agent concurrently with the New Borrower Joinder Agreement, modified appropriately to refer to such instrument and such New Borrower.

(b) The Borrowers are accepting the joint and several liability provided for hereunder in consideration of the financial accommodations provided and to be provided by the Administrative Agent and Banks under this Agreement for the mutual benefit, directly and indirectly, of the Borrowers and in consideration of each of the undertakings of each Borrower herein to accept joint and several liability, for their mutual benefit, for the obligations of each of the other of them.

(c) The Borrowers, jointly and severally as hereinafter described, hereby irrevocably and unconditionally accept, not merely as surety but also as co-debtors, joint and several liability with respect to the payment and performance of all of the Obligations (including, without limitation, all indebtedness, liabilities and obligations under this Agreement, the Notes and the other Loan Documents), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of all the Borrowers without preference or distinction among them. Notwithstanding anything contained herein to the contrary, each Non-U.S. Borrower shall only be liable for the Non-U.S. Obligations and the indemnities contained herein and not for any other amounts.

(d) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations, as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each of the other Borrowers will, forthwith upon demand by the Administrative Agent, make such payment with respect to, or perform, such Obligations pursuant to the terms hereof.

(e) Each Borrower hereby acknowledges and consents to all provisions of this Agreement. In connection with its obligations under this Section, except to the extent that notice is expressly required by this Agreement, each Borrower hereby waives notice of acceptance of the joint and several liability contained in this Section, notice of any loan or advance to any Borrower under this Agreement, notice of the occurrence of any Default or any Event of Default or of any demand upon any Borrower for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or any Bank under or in respect of this Agreement, the Notes or any other Loan Document and, generally, all demands, notices, protests and other formalities of every kind in connection with the joint and several liability contained in this Section and the other provisions of this Agreement. In connection with its obligations under this Section, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the indebtedness, liabilities and obligations under this Agreement, the Notes and the other Loan Documents, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or any Bank at any time or times in respect of any Default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, the Notes or any other Loan Document, any and all other indulgences whatsoever by the Administrative Agent or any Bank in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person or Persons primarily or secondarily liable in respect of any of the Obligations. Each of the Borrowers also waives: (I) any right to require the Administrative Agent or any Bank to (A) proceed against any other Person, including any other Borrower or any Guarantor, or (B) pursue any other remedy; and (II) any defense arising by reason of (A) any disability or other defense of any Borrower, any Guarantor or any other Person, (B) the cessation from any cause whatsoever, other than payment or performance in full, of any of the Obligations of the Borrowers, any Guarantor or any other Person, or (C) any act or omission by the Administrative Agent or any Bank which directly or indirectly results in or aids the discharge of any Borrower, any Guarantor or any Obligations by operation of law or otherwise. The obligations of each Borrower under this Section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower, any Guarantor, the Administrative Agent or any Bank. The joint and several liability of each Borrower in this Section shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, charter, membership, constitution or place of formation of any Borrower, any Guarantor, the Administrative Agent or any Bank. Each

of the Borrowers agrees that each of the waivers set forth above are made with such Borrower’s full knowledge of their significance and consequences, and such Borrower agrees that, under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law.

(f) The provisions of this Section 2.20 are made for the benefit of the Administrative Agent and the Banks and their respective successors and assigns, and may be enforced by the Administrative Agent from time to time against any of the Borrowers as often as occasion therefore may arise and without requirement on the part of the Administrative Agent or any Bank first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to the Administrative Agent or any Bank against the other Borrower or to resort to any other source or means of obtaining payment of any of the indebtedness, liabilities and obligations evidenced by or arising under this Agreement, the Note and the Loan Documents or to elect any other remedy. The provisions of this Section 2.20 shall remain in effect until all the indebtedness, liabilities and obligations evidenced by or arising under this Agreement, the Notes and the Loan Documents shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the indebtedness, liabilities and obligations evidenced by or arising under this Agreement, the Notes and the Loan Documents, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Bank upon the insolvency, Administrative Agent or any Bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.20 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein, in the Notes or in any other of the Loan Documents, to the extent the joint obligations of any Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

(h) Without limiting in anyway the foregoing and notwithstanding anything to the contrary contained herein or in any Letter of Credit Agreement but subject to the terms of Section 2.20(c), the Borrowers hereby acknowledge and agree that they shall be obligated, jointly and severally, to reimburse the applicable Issuing Bank upon each Letter of Credit Advance and it shall be deemed to be obligated in respect of each such Letter of Credit issued hereunder (whether the account party on such letter of credit is any other Borrower or Guarantor).

ARTICLE III

CONDITIONS TO BORROWINGS

SECTION 3.01. Conditions to First Borrowing. The obligation of each Bank to make an Advance on the occasion of the first Borrowing is subject to the satisfaction of the conditions set forth in Section 3.02 and the following additional conditions:

(a) receipt by the Administrative Agent from each of the parties hereto of a duly executed counterpart of this Agreement signed by such party;

(b) receipt by the Administrative Agent of a duly executed Note for the account of each lender complying with the provisions of Section 2.04;

(c) receipt by the Administrative Agent of opinions (together with any opinions of local counsel relied on therein) of Troutman Sanders LLP, Eversheds and John Ellsworth, Esq., General Counsel of the Company, counsel for the Borrowers and Guarantors, dated as of the Restatement Effective Date, substantially in the form of Exhibits C-1, C-2 and C-3 hereto and covering such additional matters relating to the transactions contemplated hereby as the Administrative Agent or any Bank may reasonably request;

(d) receipt by the Administrative Agent of an opinion of Womble Carlyle Sandridge & Rice, PLLC, special counsel for the Administrative Agent, dated as of the Restatement Effective Date, substantially in the form of Exhibit N hereto;

(e) receipt by the Administrative Agent of a certificate (the “Closing Certificate”), dated the date of the first Borrowing, substantially in the form of Exhibit G hereto, signed by a principal financial officer of each Loan Party, to the effect that (i) no Default has occurred and is continuing on the date of the first Borrowing and (ii) the representations and warranties of the Loan Parties contained in Article IV are true on and as of the date of the first Borrowing hereunder;

(f) receipt by the Administrative Agent of all documents which the Administrative Agent or any Bank may reasonably request relating to the existence of each Loan Party, the authority for and the validity of this Agreement, the Notes and the other Loan Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent, including without limitation a certificate of incumbency of each Loan Party (the “Officer’s Certificate”), signed by the Secretary or an Assistant Secretary of the respective Loan Party, substantially in the form of Exhibit H hereto, certifying as to the names, true signatures and incumbency of the officer or officers of the respective Loan Party, authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the Loan Party’s Organic Documents, (ii) a certificate of the Secretary of State or other comparable Governmental Authority of such Loan Party’s jurisdiction of organization as to the good standing of such Loan Party, and (iii) the action taken by the Board of Directors of the Loan Party authorizing the Loan Party’s execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Loan Party is a party;

(g) receipt by the Administrative Agent of a Notice of Revolving Advance Borrowing in the case of a Revolving Advance, a Swing Line Advance Request in the case of a Swing Line Advance and a Notice of Other Currency Borrowing in the case of an Other Currency Advance (other than an Other Currency Overdraft Advance);

(h) the Security Agreement shall have been duly executed by the U.S. Borrowers and Guarantors and shall have been delivered to the Administrative Agent and shall be in full force and effect and each document (including each Uniform Commercial Code financing statements) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral described in the Security Agreement shall have been delivered to the Administrative Agent;

(i) the Administrative Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the U.S. Borrowers and Guarantors in the states (or other jurisdictions) in which the chief executive office of each such person is located, any offices of such persons in which records have been kept relating to the Collateral and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) have been released or subordinated to the satisfaction of Administrative Agent;

(j) receipt by the Administrative Agent and approval by the Banks of the insurance required under this Agreement;

(k) receipt by the Administrative Agent of a fully executed: (1) IBM Intercreditor Agreement, in form and content satisfactory to the Administrative Agent; and (2) Textron Intercreditor Agreement in form and content satisfactory to the Administrative Agent;

(l) the Intercreditor Agreement duly executed by the Borrowers, the Administrative Agent, the IR Bank, the Banks and the Issuing Banks;

(m) the U.S. Borrowers shall have paid all fees required to be paid by it on the Restatement Effective Date, including all fees required hereunder and under the Administrative Agent’s Letter Agreement to be paid as of such date and shall have reimbursed the Administrative Agent and Wachovia for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Loan Documents, including the legal and other document preparation costs incurred by the Administrative Agent and Wachovia; and

(n) such other documents or items as the Administrative Agent, the Banks or their counsel may reasonably request.

SECTION 3.02. Conditions to All Borrowings. The obligation of each Bank to make an Advance on the occasion of each Borrowing (including, without limitation, the obligation of the Swing Line Lender to make a Swing Line Advance and the obligation of the Other Currency Lender to make an Other Currency Advance) is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of: (1) Notice of Borrowing as required by Section 2.02 in the case of a Revolving Borrowing; (2) a Swing Line Advance Request in the case of a Swing Line Advance in compliance with Section 2.15; and (3) a Notice of Other Currency Borrowing in the case of an Other Currency Advance (other than an Other Currency Overdraft Advance) in compliance with Section 2.16;

(b) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

(c) the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, on and as of the date of such Borrowing, except to the extent such representations and warranties specifically relate to a date earlier than the date of such Borrowing, in which case such representations and warranties shall have been true on and as of such earlier date; and

(d) the fact that, immediately after such Borrowing (i) the aggregate outstanding principal amount of the Revolving Advances of each Other Revolving Advance Lender together with such Bank’s Pro Rata Facility Share of the aggregate outstanding principal amount of all Swing Line Advances, U.S. Dollar Letter of Credit Advances, U.S. Dollar Undrawn Amounts and the aggregate principal amount of the participations in Revolving Advances and U.S. Dollar Letter of Credit Advances held by such Bank pursuant to Section 2.02(e), will not exceed the amount of its Facility Commitment; (ii) the aggregate principal Dollar Equivalent Amount of all outstanding Other Currency Advances, Other Currency Undrawn Amounts and Other Currency Letter of Credit Advances shall not exceed the total Other Currency Commitments; (iii) the sum of (a) the Dollar Equivalent of the Other Currency Lender’s Pro Rata Other Currency Share of the aggregate outstanding principal amount of all Other Currency Advances; and (b) the Dollar Equivalent of the Other Currency Lender’s Pro Rata Other Currency Share of the aggregate outstanding principal amount of the Other Currency Letter of Credit Advances and Other Currency Undrawn Amounts; and (c) the aggregate principal amount of the participations in Revolving Advances and U.S. Dollar Letter of Credit Advances held by such Bank pursuant to Section 2.02(e) shall not exceed the amount of such Other Currency Lender’s Facility Commitment (after giving effect to the purchase and sale of participations in the Revolving Advances and U.S. Dollar Letter of Credit Advances required by Section 2.02(e)(3)); (iv) the aggregate outstanding principal amount of the Revolving Advances together with the aggregate outstanding principal amount of all Swing Line Advances, the Dollar Equivalent of Other Currency Advances, the Dollar Equivalent of Other Currency Letter of Credit Advances, the Dollar Equivalent of Other Currency Undrawn Amounts, U.S. Dollar Letter of Credit Advances and U.S. Dollar Undrawn Amounts, will not exceed the aggregate amount of the Facility Commitments of all of the Banks as of such date; and (v) the aggregate outstanding principal amount of Revolving Advances by BB&T (less the aggregate principal amount of the participations in Revolving Advances and U.S. Dollar Letter of Credit Advances held by (or which can be sold upon BB&T’s request to) other Banks pursuant to Section 2.02(e)) together with BB&T’s Pro Rata Facility Share of the aggregate outstanding principal amount of all U.S. Dollar Letter of Credit Advances, Swing Line Advances and U.S. Dollar Undrawn Amounts shall not exceed the amount of BB&T’s Facility Commitment.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Loan Parties on the date of such Borrowing as to the truth and accuracy of the facts specified in clauses (b), (c) and (d) of this Section.

SECTION 3.03. Conditions to Issuance of U.S. Dollar Letters of Credit. The issuance by the U.S. Dollar Issuing Bank of each U.S. Dollar Letter of Credit shall be subject to satisfaction of the conditions set forth in the related U.S. Dollar Letter of Credit Agreement and satisfaction of the following conditions:

(a) the fact that, immediately before and after the issuance of such U.S. Dollar Letter of Credit, no Default shall have occurred and be continuing;

(b) the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, on and as of the date of issuance of such U.S. Dollar Letter of Credit, except to the extent such representations and warranties specifically relate to a date earlier than the date of issuance of such U.S. Dollar Letter of Credit, in which case such representations and warranties shall have been true on and as of such earlier date;

(c) the fact that, immediately after the issuance of such U.S. Dollar Letter of Credit: (i) the sum of (A) the entire outstanding principal amount of the Revolving Advances, (B) the aggregate outstanding principal amount of the U.S. Dollar Letter of Credit Advances, (C) the aggregate outstanding principal amount of Swing Line Advances, (D) the Dollar Equivalent of the aggregate outstanding principal amount of Other Currency Advances, Other Currency Letter of Credit Advances and Other Currency Undrawn Amounts; and (E) the aggregate U.S. Dollar Undrawn Amounts, will not exceed the aggregate amount of the Facility Commitments of all of the Banks at such time; (ii) the sum of (a) the aggregate outstanding principal amount of the Revolving Advances of each Other Revolving Advance Lender together with such Revolving Advance Lender’s Pro Rata Revolving Advance Share of the aggregate outstanding principal amount of all Swing Line Advances, U.S. Dollar Letter of Credit Advances, U.S. Dollar Undrawn Amounts and the aggregate principal amount of the participations in Revolving Advances and U.S. Dollar Letter of Credit Advances held by such Bank pursuant to Section 2.02(e), will not exceed the amount of its Revolving Advance Commitment; and (iii) the aggregate outstanding principal amount of Revolving Advances by BB&T together with BB&T’s Pro Rata Revolving Advance Share of the aggregate outstanding principal amount of all U.S. Dollar Letter of Credit Advances, Swing Line Advances, and U.S. Dollar Undrawn Amounts shall not exceed the amount of BB&T’s Revolving Advance Commitment;

(d) the fact that immediately after the issuance of such U.S. Dollar Letter of Credit the sum of: (i) the aggregate outstanding principal amount of the U.S. Dollar Letter of Credit Advances, plus (ii) the aggregate U.S. Dollar Undrawn Amounts, will not exceed $25,000,000; and

(e) no U.S. Dollar Letter of Credit shall have an expiry date or termination date on or after the earlier of: (1) the date twelve months after the date of the issuance of such U.S. Dollar Letter of Credit (provided that a U.S. Dollar Letter of Credit may provide for automatic annual renewals); or (2) the date two Domestic Business Days prior to the Termination Date.

SECTION 3.04. Conditions to Issuance of Other Currency Letters of Credit. The issuance by the Other Currency Issuing Bank of each Other Currency Letter of Credit shall be subject to satisfaction of the conditions set forth in the related Other Currency Letter of Credit Agreement and satisfaction of the following conditions:

(a) the fact that, immediately before and after the issuance of such Other Currency Letter of Credit, no Default shall have occurred and be continuing;

(b) the fact that the representations and warranties of the Loan Parties contained in Article IV of this Agreement shall be true, on and as of the date of issuance of such Other Currency Letter of Credit, except to the extent such representations and warranties specifically relate to a date earlier than the date of issuance of such Other Currency Letter of Credit, in which case such representations and warrants shall have been true on and as of such earlier date;

(c) the fact that, immediately after the issuance of such Other Currency Letter of Credit: (i) the sum of (A) the entire outstanding principal amount of the Revolving Advances, (B) the aggregate outstanding principal amount of the U.S. Dollar Letter of Credit Advances, (C) the aggregate outstanding principal amount of Swing Line Advances, (D) the Dollar Equivalent of the aggregate outstanding principal amount of Other Currency Advances, the Other Currency Letter of Credit Advances and the Other Currency Undrawn Amounts; and (E) the aggregate U.S. Dollar Undrawn Amounts, will not exceed the aggregate amount of the Facility Commitments of all of the Banks at such time; and (ii) the sum of (a) the Dollar Equivalent of the aggregate outstanding principal amount of all Other Currency Advances made by such Other Currency Lender; (b) the Dollar Equivalent of the aggregate outstanding principal amount of the Other Currency Letter of Credit Advances and Other Currency Undrawn Amounts; and (c) the aggregate principal amount of the participations in Revolving Advances and U.S. Dollar Letter of Credit Advances held by such Bank pursuant to Section 2.02(e) shall not exceed the amount of such Other Currency Lender’s Facility Commitment (after giving effect to the purchase and sale of participations in the Revolving Advances and U.S. Dollar Letter of Credit Advances required by Section 2.02(e)(3));

(d) the fact that immediately after the issuance of such Other Currency Letter of Credit the sum of: (i) the Dollar Equivalent of the aggregate outstanding principal amount of the Other Currency Letter of Credit Advances, plus (ii) the Dollar Equivalent of the aggregate Other Currency Undrawn Amounts, will not exceed $15,000,000;

(e) the fact that immediately after the issuance of such Other Currency Letter of Credit the sum of: (i) the Dollar Equivalent of the aggregate outstanding principal amount of the Other Currency Advances, plus (ii) the Dollar Equivalent of the aggregate outstanding principal amount of the Other Currency Letter of Credit Advances, plus (iii) the Dollar Equivalent of the aggregate Other Currency Undrawn Amounts, will not exceed $27,500,000; and

(f) no Other Currency Letter of Credit shall have an expiry date or termination date on or after the earlier of: (1) the date twelve months after the date of the issuance of such Other Currency Letter of Credit (provided that a Other Currency Letter of Credit may provide for automatic annual renewals); or (2) the date two Domestic Business Days prior to the Termination Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant that:

SECTION 4.01. Existence and Power. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except in each case where the failure to be so qualified or to have such power, license, authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02. Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of this Agreement, the Notes, the Collateral Documents and the other Loan Documents (i) are within each Loan Party’s organizational powers, (ii) have been duly authorized by all necessary organizational action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Organic Documents of each Loan Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon each Loan Party or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Loan Parties or any of their respective Subsidiaries other than the Liens created by the Loan Documents.

SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Loan Parties enforceable in accordance with its terms, and the Notes, the Collateral Documents and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Loan Parties enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

SECTION 4.04. Financial Information. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of June 30, 2003 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, reported on by Ernst & Young, LLP, copies of which have been delivered to each of the Banks, and the unaudited consolidated financial statements of the Company for the interim period ended March 31, 2004, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated, except (a) that such interim financial statements are subject to year-end adjustment and (b) such interim financial statements shall not include footnotes customarily contained in the Company’s annual financial statements.

(b) Since March 31, 2004 there has been no event, act, condition or occurrence having a Material Adverse Effect.

SECTION 4.05. Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Loan Parties threatened, against or affecting the Loan Parties or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity or enforceability of, or could impair the ability of the Loan Parties to perform their respective obligations under, this Agreement, the Notes, the Collateral Documents or any of the other Loan Documents.

SECTION 4.06. Compliance with ERISA and Foreign Employee Benefit Plan Compliance. (a) The Loan Parties and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

(b) Neither the Loan Parties nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

(c) Each Foreign Employee Benefit Plan maintained or contributed to by the Loan Parties, any Non-U.S. Subsidiaries or any member of the Controlled Group is in compliance with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Employee Benefit Plan except where such failure would not reasonably be expected to have a Material Adverse Effect. The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan maintained or contributed to by the Loan Parties, any Non-U.S. Subsidiaries or any member of the Controlled Group does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Foreign Pension Plan by an amount in excess of $100,000. With respect to any Foreign Employee Benefit Plan maintained by the Loan Parties, any Non-U.S. Subsidiaries or any member of the Controlled Group (other than a Foreign Pension Plan), reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Employee Benefit Plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Foreign Employee Benefit Plans are not reasonably expected to have a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Loan Parties, any Non-U.S. Subsidiaries or any member of the Controlled Group with respect to any Foreign Employee Benefit Plan other than those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.07. Taxes. There have been filed on behalf of the Loan Parties and their respective Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Loan Parties or any Subsidiary have been paid except (a) where such taxes are being contested in good faith by appropriate action and for which reserves have been established on the books of the Loan Parties in accordance with GAAP or (b) where the failure to file such return or pay such taxes does not result in a Lien on any property of the Loan Parties having a value in excess of $100,000 in the aggregate. The charges, accruals and reserves on the books of the Loan Parties and their respective Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Loan Parties, adequate. United States income tax returns of the Loan Parties and their respective Subsidiaries have been examined and closed through the Fiscal Year ended June 30, 1996.

SECTION 4.08. Subsidiaries. Each of the Loan Party’s Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, and has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except in each case where the failure to be so qualified or to have such power, license, authorization, consent or approval would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no Loan Party has any Subsidiaries except those Subsidiaries listed on Schedule 4.08 which, accurately sets forth, each such Subsidiary’s complete name and jurisdiction of organization. As of the date of the most recent financial statements provided to the Banks pursuant to Sections 5.01(a) and 5.01(b), no Loan Party has any Material Subsidiaries and Material Non-U.S. Subsidiaries except those Subsidiaries listed on Schedule 4.08 and set forth in the Compliance Certificates provided pursuant to Section 5.01(c), which accurately set forth the complete name and jurisdiction of organization of each such Material Subsidiary and Material Non-U.S. Subsidiaries.

SECTION 4.09. Not an Investment Company. No Loan Party nor any Subsidiary of a Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10 Public Utility Holding Company Act. No Loan Party nor any Subsidiary of a Loan Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

SECTION 4.11. Ownership of Property; Liens. Each of the Loan Parties and their respective Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.11.

SECTION 4.12. No Default. No Loan Party nor any of their respective Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.13. Full Disclosure. (a) All information (other than financial projections) heretofore furnished by any Loan Party to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information (other than financial projections) hereafter furnished by any Loan Party to the Administrative Agent or any Bank will be, to the Company’s good faith knowledge, true, accurate and complete in every material respect on the date as of which such information is stated or certified, subject however, as to any reservations or qualifications as to the truth or accuracy of such information provided by the Company at the time such information is delivered. Each Loan Party has disclosed to the Banks in writing any and all facts which could have or cause a Material Adverse Effect.

(b) All financial projections shall be believed by the Company at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Company, and shall have been based on assumptions believed by the Company to be reasonable at the time made and upon the best information then reasonably available to the Company, and the Company shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

SECTION 4.14. Environmental Matters. (a) No Loan Party nor any Subsidiary of a Loan Party is subject to any Environmental Liability which would reasonably be expected to have a Material Adverse Effect and no Loan Party nor any Subsidiary of a Loan Party has been designated as a potentially responsible party under CERCLA. None of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Loan Parties, at or from any adjacent site or facility, except (i) for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, and managed or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements or (ii) where such failure to be in compliance would reasonably be expected to have a Material Adverse Effect.

(c) The Loan Parties, and each of their respective Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Loan Party’s, and each of their respective Subsidiary’s and Affiliate’s, respective businesses except where the failure to obtain such Environmental Authorization or to be in compliance would reasonably be expected to have a Material Adverse Effect.

SECTION 4.15. Compliance with Laws. Each Loan Party and each Subsidiary of a Loan Party is in compliance with all applicable laws, except where such failure would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.16. Capital Securities. All Capital Securities, debentures, bonds, notes and all other securities of each Loan Party and their respective Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the “Blue Sky” laws of all applicable states and the federal securities laws. The issued shares of Capital Securities of the Loan Party’s respective Wholly Owned Subsidiaries are owned by the Loan Parties free and clear of any Lien or adverse claim. At least a majority of the issued shares of capital stock of each of the other Subsidiaries of the Loan Parties (other than Wholly Owned Subsidiaries) is owned by the respective Loan Parties free and clear of any Lien or adverse claim.

SECTION 4.17. Margin Stock. No Loan Party nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Revolving Advance,

Other Currency Advance or Swing Line Advance will be used to purchase or carry any Margin Stock in violation of any applicable law or regulation or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of any applicable law or regulation, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

SECTION 4.18. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Revolving Advances, Other Currency Advances and Swing Line Advances under this Agreement, no Loan Party will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

SECTION 4.19. Security Documents. (a) Upon execution by the Pledgors, the Pledge Agreement shall be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when the certificates evidencing the Capital Securities included in the Collateral are delivered to the Administrative Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Pledgors thereunder in such Capital Securities, in each case prior and superior in any right to any other Person.

(b) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the UCC Recording Office, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Borrowers and Guarantors in such Collateral and the proceeds thereof, as contemplated by the Security Agreement, in each case prior and superior in right to any other Person.

SECTION 4.20. Labor Matters. There are no significant strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Subsidiary of any Loan Party pending or, to the knowledge of any Loan Party, threatened in each case which would reasonably be expected to have a Material Adverse Effect. The hours generally worked by and payment generally made to employees of the Loan Parties and each Subsidiary of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or foreign law dealing with such matters.

SECTION 4.21. Patents, Trademarks, Etc. To the best of their knowledge, the Loan Parties and each Subsidiary of a Loan Party owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how and processes, service marks and rights with respect to the foregoing that are (a) used in or necessary for the conduct of their respective businesses as currently conducted and (b) material to the businesses, assets, operations, properties, prospects or condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries taken as a whole. The use of such patents, trademarks, trade names, copyrights, technology, know-how, processes and rights with respect to the foregoing by the

Loan Parties and their respective Subsidiaries, does not infringe on the rights of any Person. Schedule 4.21 sets forth all registered patents, trademarks and copyrights owned by, or licensed to, the Loan Parties.

SECTION 4.22. Loans and Investments. No Loan Party nor any of their respective Subsidiaries has any Investment which is outstanding or existing on the Restatement Effective Date except as set forth on Schedule 4.22.

SECTION 4.23. Anti-Terrorism Laws. To the best of their knowledge, none of the Borrowers, nor any of their respective Subsidiaries, is in violation of any laws relating to terrorism or money laundering, including, without limitation, the Patriot Act, except as may be disclosed in writing to the Agent and Banks.

ARTICLE V

COVENANTS

The Loan Parties agree, jointly and severally, that, so long as any Bank has any Commitment hereunder or any Letter of Credit is outstanding or any amount payable under any Note or Letter of Credit Advance remains unpaid:

SECTION 5.01. Information. The Company will deliver to each of the Banks:

(a) within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Ernst & Young LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Banks;

(b) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP (except as to the omission of footnotes) and consistency by the Chief Financial Officer of the Company;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate, substantially in the form of Exhibit I (a “Compliance Certificate”), of the Chief Financial Officer of the Company or if authorized by the Company’s Board of Directors, the Executive Director of Treasury of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Loan Parties were in compliance with the requirements of Sections 5.03 through 5.11, inclusive, 5.14, 5.29 and 5.30 on the date of such financial statements, (ii) setting forth in reasonable detail the calculations establishing the identities of the Material Subsidiaries and Material Non-U.S. Subsidiary on the date of such financial statements, and (iii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Loan Parties are taking or propose to take with respect thereto;

(d) promptly from time to time upon the request of the Administrative Agent, a certificate of the Chief Financial Officer of the Company or if authorized by the Company’s Board of Directors, the Executive Director of Treasury of the Company setting forth all registered patents, trademarks and copyrights owned by, or licensed to, the Loan Parties;

(e) within 5 Domestic Business Days after the Company becomes aware of the occurrence of any Default, a certificate of the Chief Financial Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(f) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

(g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Company shall have filed with the Securities and Exchange Commission;

(h) if and when the Company or any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

(i) promptly after the Company knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against a Loan Party and/or any Subsidiary of a Loan Party for $2,000,000 or more in excess of amounts covered in full by applicable insurance; and

(j) from time to time such additional information regarding the financial position or business of the Company and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) or Section 5.01(f) or Section 5.01(g) (to the extent any such documents are included in materials otherwise filed with the Securities Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet or that such documents become available on EDGAR provided that the Company shall deliver paper copies of such documents to the Administrative Agent or any Bank that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Bank and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Bank of the posting of any documents described in Sections 5.01(f) or Section 5.01(g). Notwithstanding anything contained herein, in every instance the Company shall be required to provide copies of an executed Compliance Certificate required by Section 5.01(c) to the Administrative Agent and each of the Banks. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02. Inspection of Property, Books and Records. The Company will (i) keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles, consistently applied, shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank’s expense and upon reasonable notice and during normal business hours prior to the occurrence of an Event of Default and at the Borrowers’ expense, without notice and at such times as such Bank deems appropriate after the occurrence of an Event of Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrowers agree to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

SECTION 5.03. Ratio of Consolidated Funded Debt to Consolidated EBITDA. At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2004, the ratio of Consolidated Funded Debt to Consolidated EBITDA for the Fiscal Quarter then ending and the immediately preceding three Fiscal Quarters will not at any time exceed 2.50 to 1.00.

SECTION 5.04. Acquisitions. No Loan Party nor any Subsidiary of a Loan Party shall make any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the board of directors or comparable governing body of the Person to be (or whose assets are to be) acquired has approved such Acquisition and the line or lines of business of the Person to be acquired are substantially the same as or reasonably related to one or more line or lines of business conducted by the Company, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and the Company shall have furnished to the Administrative Agent (A) if the aggregate Costs of Acquisition incurred by any Loan Party or any Subsidiary of a Loan Party in any single transaction or in a series of related transactions exceeds $5,000,000, pro forma historical financial statements as of the end of the most recently completed Fiscal Year of the Company and most recent interim Fiscal Quarter, if applicable giving effect to such Acquisition and (B) a certificate in the form of Exhibit I prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 5.01 giving effect to such Acquisition, which certificate shall demonstrate that no Default or Event of Default would exist immediately after giving effect thereto, (iii) the Person acquired shall be a Subsidiary, or be merged into the Company or a Wholly Owned Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Company or a Subsidiary of the Company), and (iv) after giving effect to such Acquisition: (A) the aggregate Costs of Acquisition incurred by any

Loan Party or any Subsidiary of a Loan Party in any single transaction or in a series of related transactions shall not exceed $25,000,000; and (B) the aggregate Costs of Acquisition incurred by the Loan Parties and all Subsidiaries of the Loan Parties shall not exceed $50,000,000 in the aggregate.

SECTION 5.05. Ratio of Total Liabilities to Consolidated Tangible Net Worth. The ratio of Total Liabilities to Consolidated Tangible Net Worth shall at all times be less than 2.0.

SECTION 5.06. Restricted Payments. The Company will not declare or make any Restricted Payment during any Fiscal Year.

SECTION 5.07. Fixed Charge Coverage. At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending June 30, 2004, the Fixed Charge Coverage Ratio shall not be less than 1.50 to 1.00:

SECTION 5.08. Capital Expenditures. Capital Expenditures will not exceed in the aggregate in any Fiscal Year the sum of $12,000,000; provided that after giving effect to the incurrence of any Capital Expenditures permitted by this Section, no Default shall have occurred and be continuing as a result of such Capital Expenditure (with the effect that amounts not incurred in any Fiscal Year may not be carried forward to a subsequent period).

SECTION 5.09. [Intentionally Omitted].

SECTION 5.10. Investments. No Loan Party nor any Subsidiary of a Loan Party shall make Investments in any Person except (i) Permitted Investments; (ii) Acquisitions permitted by Section 5.04 hereof; (iii) Investments by the Company in another Borrower or in a Guarantor that is a Consolidated Subsidiary; (iv) loans or advances to the Company or any Guarantor that is a Consolidated Subsidiary; (v) loans or advances to employees of a Loan Party or an Affiliate of a Loan Party that do not exceed Five Hundred Thousand and No/100 Dollars ($500,000) in the aggregate at any time outstanding made in the ordinary course of business and consistently with practices existing on the Restatement Effective Date; (vi) deposits required by government agencies or public utilities; (vii) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by Section 5.14 hereof; (viii) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; (ix) Capital Securities of a Subsidiary of the Company held by an employee of such Subsidiary which are acquired in connection with the termination of such employees employment; (x) Guarantees of Hedging Agreements entered into by a Subsidiary of the Company which Hedging Agreements are entered into in the ordinary course of business and used solely as a part of the normal business operations of such Subsidiary as a risk management strategy and/or hedge against changes resulting from currency market changes and not as a means to speculate for purposes of investment on trends and shifts in financial markets; (xi) Investments existing on the Restatement Effective Date and set forth on Schedule 4.22; (xii) Investments consisting of the Netpoint Guaranty; (xiii) purchases of Capital Securities of Netpoint and/or Outsourcing Unlimited, Inc. from minority shareholders in accordance with the terms of the written agreements with such minority shareholders as in effect on the Restatement Effective Date; and (xiv) Investments not otherwise permitted under this Section 5.10, made in the ordinary course of business and consistently with practices existing on March 31, 2004, which do not exceed $10,000,000 in the aggregate.

SECTION 5.11. Negative Pledge. No Loan Party nor any Subsidiary of a Loan Party will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement encumbering assets securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $210,000,000, all of which are set forth on Schedule 5.11;

(b) Liens on Inventory (i) in favor of IBM Credit Corporation (and its successors and assigns) which are subject to the IBM Intercreditor Agreement and (ii) in favor of Textron Financial Corporation (and its successors or assigns) which are subject to the Textron Intercreditor Agreement;

(c) Liens for taxes, assessments or similar charges, incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith and with due diligence by appropriate proceedings;

(d) any Lien on any equipment or real property securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such equipment or real property and permitted under Section 5.29(i), provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof;

(e) pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any fund in connection with workers’ compensation, unemployment insurance, old-age pensions or other social security programs;

(f) Liens of mechanics, materialmen, warehousemen, carriers or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

(g) good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of twenty percent (20%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(h) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased except to the extent permitted by Section 5.29(h) or (i);

(i) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Company in the operation of its business, and none of which is violated in any material respect by existing or proposed restrictions on land use;

(j) any Lien on Margin Stock;

(k) a Lien encumbering the inventory and accounts receivable of Netpoint securing the indebtedness of Netpoint under a line of credit to be used for working capital purposes by Netpoint in a maximum principal amount not exceeding $1,000,000 at any time;

(l) a Lien on an account receivable that arises by operation of law and secures a performance bond obtained in the ordinary course of business relating to the services performed or goods supplied that gave rise to such account receivable provided that: (1) such Lien is limited to the account receivable arising from the services performed or goods supplied that are the subject of such performance bond; and (2) the Administrative Agent is provided written notice of such performance bond and corresponding account receivable;

(m) Liens securing the IR Bank and BB&T that are subject to the Intercreditor Agreement;

(n) Liens securing the Administrative Agent and the Banks created or arising under the Loan Documents; and

(o) Other Liens on assets of the Company or its Subsidiaries to the extent not otherwise included in paragraphs (a) through (n) of this Section securing Debt and other liabilities in an aggregate amount not to exceed $5,000,000 at any time outstanding.

SECTION 5.12. Line of Business. Each Loan Party shall carry on its business in substantially the same manner and in substantially the same fields and such other fields as are incidental or reasonably related thereto, as such business is now carried on and maintained.

SECTION 5.13. Stock Redemption. No Loan Party nor any Subsidiary of a Loan Party shall redeem or retire any shares of its own stock or that of any Subsidiary of a Loan Party, except: (1) through corporate reorganization to the extent permitted by Section 5.14 or Investments permitted by Section 5.10; (2) Restricted Payments permitted by Section 5.06; and (3) the redemption of shares of a Subsidiary of the Company in connection with the Acquisition of such Subsidiary which shares are owned by a minority shareholder the cost of such redemption is included within the Costs of Acquisition and permitted under Section 5.04.

SECTION 5.14. Consolidations, Mergers and Sales of Assets. No Loan Party will, nor will it permit any Subsidiary of a Loan Party to, consolidate or merge with or into, dissolve or liquidate, terminate or fail to maintain its organizational existence or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) a U.S. Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the U.S. Borrower is the Person surviving such merger, (iii) if the Company merges or consolidates with another Person the Person surviving such merger or consolidation must be the Company, and (iv) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Company may merge or consolidate with any other Subsidiary of the Company or with the Company; provided, however, that (i) if such merger or consolidation is between a Borrower and a Subsidiary that is not a Borrower, the Person surviving such merger or consolidation must be a Borrower and (ii) if such merger is between a Subsidiary that is a Loan Party and a Subsidiary that is not a Loan Party, the

Person surviving such merger or consolidation must be a Loan Party and (iii) if a Subsidiary of the Company merges or consolidates with the Company, the Person surviving such merger or consolidation must be the Company, (c) the merger of a Subsidiary of the Company with any other Person in consummation of an Acquisition permitted by Section 5.04 hereof provided that the Person surviving such merger is a Subsidiary of the Company; (d) any Subsidiary of the Company that is neither a Loan Party nor a Material Non-U.S. Subsidiary may liquidate or dissolve; (e) any Loan Party (other than the Company) or a Material Non-U.S. Subsidiary may liquidate or dissolve so long as its assets are distributed to the Company or another Loan Party; (f) the sale of inventory in the ordinary course of business and for fair value and the sale of Equipment or other fixed assets no longer needed in the business of the Borrowers or their Subsidiaries in the ordinary course of business and for fair value, (g) the sale of real property of the Borrowers or their respective Subsidiaries pursuant to a sale/leaseback transaction provided that immediately before and after giving effect to such sale/leaseback transaction no Default shall have occurred and be continuing; and (h) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred (excluding assets transferred under Section 5.14(f) and 5.14(g)), and all other assets utilized in all other business lines or segments discontinued after the Restatement Effective Date constitute more than $10,000,000 in the aggregate.

SECTION 5.15. Use of Proceeds. No portion of the proceeds of the Loan will be used by any Borrower or any Subsidiary (i) in connection with, either directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock in violation of any applicable law or regulation, or (iii) for any purpose in violation of any applicable law or regulation. Except as otherwise provided herein, the proceeds of the Loan shall be used for general corporate purposes and working capital.

SECTION 5.16. Compliance with Laws; Payment of Taxes. Each Loan Party will, and will cause each Subsidiary of a Loan Party and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA and the Patriot Act), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings diligently pursued or such failure would not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each Subsidiary of a Loan Party to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of a Loan Party or any Subsidiary of a Loan Party, except liabilities being contested in good faith by appropriate proceedings diligently pursued and against which, if requested by the Administrative Agent, the Company shall have set up reserves in accordance with GAAP or where the failure to file such return or pay such taxes does not result in a Lien on any property of the Loan Parties having a value in excess of $100,000.

SECTION 5.17. Insurance. Each Loan Party will maintain, and will cause each Subsidiary of a Loan Party to maintain (either in the name of such Loan Party or in such

Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

SECTION 5.18. Change in Fiscal Year. Each Loan Party will not change its Fiscal Year without the consent of the Required Banks.

SECTION 5.19. Maintenance of Property. Each Loan Party shall, and shall cause each Subsidiary of a Loan Party to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted, excluding equipment which the Loan Party has determined is no longer used in the ordinary course of its business.

SECTION 5.20. Environmental Notices. Each Loan Party shall furnish to the Banks and the Administrative Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property that, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect.

SECTION 5.21. Environmental Matters. No Loan Party or any Subsidiary of a Loan Party will, nor will any Loan Party permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials such as cleaning solvents, pesticides and other similar materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed or otherwise handled in amounts and in a manner in the ordinary course of business in compliance, in all material respects, with applicable Environmental Requirements.

SECTION 5.22. [Intentionally Omitted.]

SECTION 5.23 Environmental Release. Each Loan Party agrees that upon the occurrence of an Environmental Release at or on any of the Properties it will act promptly to investigate the extent of, and to take appropriate remedial action, as determined in such Loan Party’s reasonable business judgment, to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 5.24 Additional Covenants, Etc. In the event that at any time this Agreement is in effect or any Note remains unpaid any Loan Party shall enter into any agreement, guarantee, indenture or other instrument governing, relating to, providing for commitments to advance or guaranteeing any Financing in a principal amount in excess of $5,000,000 or to amend any terms and conditions applicable to any Financing in a principal amount in excess of $5,000,000, which agreement, guarantee, indenture or other instrument includes covenants, warranties, representations, defaults or events of default (or any other type of restriction which would have the practical effect of any of the foregoing, including, without limitation, any “put” or mandatory prepayment of such debt) or other terms or conditions not substantially as, or in addition to those, provided in this Agreement or any other Loan Document, or more favorable to the lender or other counterparty thereunder than those provided in this Agreement or any other

Loan Document, the Loan Party shall promptly so notify the Administrative Agent and the Banks. Thereupon, if the Administrative Agent shall request by written notice to the Loan Party (after a determination has been made by the Required Banks that any of the above referenced documents or instruments contain any provisions which either individually or in the aggregate are more favorable than one of the provisions set forth herein), the Loan Parties, the Administrative Agent and the Banks shall enter into an amendment to this Agreement providing for substantially the same such covenants, warranties, representations, defaults or events of default or other terms or conditions as those provided for in such agreement, guarantee, indenture or other instrument, to the extent required and as may be selected by the Administrative Agent, such amendment to remain in effect, unless otherwise specified in writing by the Administrative Agent, for the entire duration of the stated term to maturity of such Financing (to and including the date to which the same may be extended at the option of the Loan Party), notwithstanding that such Financing might be earlier terminated by prepayment, refinancing, acceleration or otherwise, provided that if any such agreement, guarantee, indenture or other instrument shall be modified, supplemented, amended or restated so as to modify, amend or eliminate from such agreement, guarantee, indenture or other instrument any such covenant, warranty, representation, default or event of default or other term or condition so made a part of this Agreement, then unless required by the Administrative Agent pursuant to this Section, such modification, supplement or amendment shall not operate to modify, amend or eliminate such covenant, warranty, representation, default or event of default or other term or condition as so made a part of this Agreement.

SECTION 5.25. Transactions with Affiliates. No Loan Party nor any Subsidiary of a Loan Party shall enter into, or be a party to, any transaction with any Affiliate of a Loan Party or such Subsidiary (which Affiliate is not a Loan Party or a Subsidiary of a Loan Party), except as permitted by law and pursuant to reasonable terms which are no less favorable to the Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not an Affiliate and is either in the ordinary course of business, or if such transaction involves more than $500,000 is fully disclosed to the Administrative Agent and the Banks, and is consented to in writing by the Required Banks.

SECTION 5.26. Material Subsidiaries. (a) The Loan Parties shall cause any Person which becomes a Material Subsidiary after the Restatement Effective Date to become a party to, and agree to be bound by the terms of, this Agreement and the Security Agreement pursuant to a Joinder Agreement, in the form attached hereto as Exhibit F-1 satisfactory to the Administrative Agent in all respects and executed and delivered to the Administrative Agent within ten (10) Domestic Business Days after the day on which such Person became a Material Subsidiary. The Company shall also cause the items specified in Section 3.01(c), (f), (h), (i) and (n) to be delivered to the Administrative Agent concurrently with the instrument referred to above, modified appropriately to refer to such instrument and such Material Subsidiary.

(b) The Company shall, and shall cause any U.S. Subsidiary (the “Pledgor Subsidiary”) to, pledge the lesser of 65% or the entire interest owned by the Company and such Pledgor Subsidiary, of the shares of Capital Securities or equivalent equity interests in any Person which becomes a Material Non-U.S. Subsidiary after the Restatement Effective Date pursuant to a pledge agreement in the form attached hereto as Exhibit K executed and delivered by the Company or such Pledgor Subsidiary to the Administrative Agent within ten (10) Domestic Business Days after the day on which such Person became a Material Non-U.S. Subsidiary and shall deliver to the Administrative Agent such shares of capital stock together with stock powers executed in blank. The Company shall also cause the items specified in Section 3.01(c), (f) and (n) to be delivered to the Administrative Agent concurrently with the pledge agreement referred to above, modified appropriately to refer to such pledge agreement, Pledgor and such Material Non-U.S. Subsidiary. As used herein, “Material Non-U.S. Subsidiary” means a Non-U.S. Subsidiary whose Capital Securities are held by the Company or by a U.S. Subsidiary and which accounts for (or in the case of a recently formed or acquired Non-U.S. Subsidiary would so account for on a pro forma historical basis) at least 2% of Consolidated Net Income (determined on any date as of the last day of the Fiscal Quarter immediately preceding such date) or has total assets of at least 2% of Consolidated Total Assets (determined on any date as of the last day of the Fiscal Quarter immediately preceding such date). The Borrowers and the Guarantors acknowledge and agree that the Administrative Agent and Banks may at any one time after the Closing Date request the Borrowers to obtain (and the Borrower shall deliver to the Administrative Agent within 30 calendar days of such request) a legal opinion in form and content reasonably satisfactory to Administrative Agent from counsel licensed in Canada confirming that the Pledge Agreement constitutes a valid, enforceable and perfected first priority security interest in and lien upon the Collateral (as defined in the Pledge Agreement) under the applicable laws of Canada.

(c) Once any Subsidiary becomes a Material Subsidiary and therefore becomes a party to this Agreement in accordance with Section 5.26(a) or any shares of capital stock of a Material Non-U.S. Subsidiary are pledged to the Administrative Agent in accordance with Section 5.26(b), such Subsidiary (including, without limitation, all Initial Guarantors) thereafter shall remain a party to this Agreement and the shares of capital stock in such Material Non-U.S. Subsidiary (including, without limitation, all initial Material Foreign Subsidiaries) shall remain subject to the pledge to the Administrative Agent, as the case may be, even if: (i) such Material Subsidiary ceases to be a Material Subsidiary; or (ii) such Non-U.S. Subsidiary ceases to be a Material Non-U.S. Subsidiary; provided that if a Material Subsidiary or Material Non-U.S. Subsidiary ceases to be a Subsidiary of the Company as a result of the Company’s transfer or sale of one hundred percent (100%) of the capital stock of such Subsidiary held by such U.S. Subsidiary or of all or substantially all the assets of such Subsidiary in accordance with and to the extent permitted by the terms of Section 5.14, the Administrative Agent and the Banks agree to release such Subsidiary from the Guaranty and release (x) the shares of capital stock of such Subsidiary from the Pledge Agreement and (y) to the extent encumbered thereby, the assets of such Subsidiary from the Lien of the Security Agreement.

(d) The Company and Guarantors acknowledge that ScanSource Properties, LLC is not an Initial Guarantor because the Company has advised the Administrative Agent and Banks that ScanSource Properties, LLC is party to an agreement that prohibits ScanSource Properties, LLC from being a Guarantor (the “Restrictive Provision”). The U.S. Borrowers and Guarantors shall immediately notify the Administrative Agent if there is any modification, expiration or termination of the Restrictive Provision. The U.S. Borrower and Guarantors shall cause ScanSource Properties, LLC to become a party to, and agree to be bound by the terms of, this Agreement and the Security Agreement pursuant to a Joinder Agreement, in the form attached hereto as Exhibit F-1 satisfactory to the Administrative Agent in all respects and executed and delivered to the Administrative Agent within ten (10) Domestic Business Days after the day on which there is any modification, expiration or termination of the Restrictive Provision which would allow ScanSource Properties, LLC to execute such documentation. The U.S. Borrower shall also cause the items specified in Section 3.01(c), (f), (h), (i) and (n) to be delivered to the Administrative Agent concurrently with the instruments referred to above, modified appropriately to refer to such instrument and ScanSource Properties, LLC.

(e) The Company shall promptly notify the Administrative Agent in the event that the sum of: (1) all Investments made by the Company and Subsidiaries of the Company in Netpoint and the Subsidiaries of Netpoint; plus (2) the outstanding principal amount of Advances made under this Agreement the proceeds of which are deposited in an account that Netpoint controls, exceeds $5,000,000 (a “Netpoint Triggering Event”). At any time after the occurrence of a Netpoint Triggering Event, the Administrative Agent may request (and within 45 days after such request) the Company shall deliver a legal opinion in form and content reasonably satisfactory to the Administrative Agent from legal counsel licensed in Florida stating: (i) Netpoint is duly incorporated, validly existing and in good standing under the laws of the State of Florida; (ii) Netpoint has all requisite power and authority to enter into and perform under this Agreement and the Loan Documents to which it is a party; and (iii) this Agreement and the Loan Documents to which Netpoint is a party have been duly authorized, executed and delivered by Netpoint.

SECTION 5.27. No Restrictive Agreement. No Borrower will, and no Borrower will permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of any Borrower and its Subsidiaries to perform and comply with their respective obligations under the Loan Documents or (b) the ability of any Subsidiary of any Borrower to make any dividend payments or other distributions in respect of its Capital Securities, to repay Debt owed to any Borrower or any other Subsidiary, to make loans or advances to any Borrower or any other Subsidiary, or to transfer any of its assets or properties to any Borrower or any other Subsidiary, in each case other than restrictions which (i) exist under applicable Requirements of Law; (ii) exist under any agreement or instrument creating a Lien permitted under Section 5.11 (but only to the extent such restriction or encumbrance applies to the assets subject to such Lien permitted under Section 5.11); or (iii) exist with respect to any Person or the property or assets of such Person acquired by the Company or any Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and such Person so acquired is not a Loan Party; (iv) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license (but only to the extent such restriction or encumbrance applies to the assets subject to such lease or license); (v) are imposed pursuant to an agreement that has been entered into for the sale or disposition of property and assets of the Company or a Subsidiary or the sale of 100% of the Capital Securities of a Subsidiary (but only to the extent such restriction or encumbrance applies to the property, assets or Capital Securities sold or disposed); (vi) are with minority shareholders of any Subsidiary that is not a Wholly Owned Subsidiary which are customary for the protection of minority shareholders and consistent with such agreements in effect on the Restatement Effective Date; (vii) exist in any agreements in effect on the Restatement Effective Date, and any extensions, refinancings, renewals or replacements of such agreements that are not more restrictive than exist on the Restatement Effective Date; and (viii) are restrictions contained in any documents governing any Debt incurred after the Restatement Effective Date which are not more restrictive than those contained herein.

SECTION 5.28. Partnerships and Joint Ventures. No Loan Party shall become a general partner in any general or limited partnership or joint venture.

SECTION 5.29. Additional Debt. No Loan Party or Subsidiary of a Loan Party shall directly or indirectly issue, assume, create, incur or suffer to exist any Debt or the equivalent, except for: (a) the Debt owed to the Banks, Swing Line Lender, Other Currency Lenders and Issuing Banks; (b) the Debt existing and outstanding on the Restatement Effective Date described on Schedule 5.29; (c) Debt incurred and owing to Textron Financial Corporation and IBM Credit Corporation for the purpose of financing all or any part of the cost of acquiring inventory from such Person; (d) Guarantees included within the Netpoint Guaranty, subject to compliance with the conditions set forth in the definition of “Netpoint Guaranty”; (e) Debt under the IR Agreement; (f) Debt assumed in connection with an Acquisition permitted under Sections 5.04; (g) Debt of a Borrower or a Subsidiary of a Borrower owed to another Borrower or Subsidiary of a Borrower to the extent permitted under Section 5.10; (h) Debt incurred in connection with: (1) the refinancing of the real estate commonly known as the ScanSource Headquarters Facility located at 6 Logue Court, Greenville, South Carolina provided the principal amount of such Debt does not exceed the fair market value of such real property determined by an appraisal conducted at the time of such refinancing by an independent MAI appraiser; and (2) the refinancing of the real estate, commonly known as the ScanSource Distribution Facility located at 4100 Quest Way, Memphis, Tennessee provided the principal amount of such Debt does not exceed the fair market value of such real property determined by an appraisal conducted at the time of such refinancing by an independent MAI appraiser and provided further in the case of both (1) and (2) the aggregate amount of the Debt described in 5.29(h)(1) and (2) shall not exceed $13,000,000; and (i) Debt not otherwise permitted under this Section 5.29, the aggregate outstanding principal amount of which shall not, at any time, exceed $7,000,000.00.

SECTION 5.30. Operating Leases. No Loan Party nor any Subsidiary of a Loan Party shall create, assume or suffer to exist any operating lease except operating leases which: (1) are entered into in the ordinary course of business, and (2) the aggregate indebtedness, liabilities and obligations of the Loan Parties under all such operating leases during any period of four (4) consecutive Fiscal Quarters shall at no time exceed $5,000,000.

SECTION 5.31. Foreign Employee Benefit Plan Compliance. The Borrowers shall cause each of their Non-U.S. Subsidiaries and members of the Controlled Group to establish, maintain and operate all Foreign Employee Benefit Plans (other than government-sponsored plans) in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such plans except where such failure to comply would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.32. “Know Your Client” Requests. Each Borrower will, and will cause their respective Subsidiaries to, promptly upon request by the Administrative Agent or any Bank, and each Bank shall promptly upon request by the Administrative Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself and on behalf of any Bank) or any Bank (for itself or on behalf of any prospective lender) in order for the Administrative Agent, such Bank or such prospective new lender to carry out and be satisfied with the results of all necessary “know your client” or other checks in relation to the identity of any Person that it is required to carry out in relation to the transactions contemplated in the Loan Documents.

ARTICLE VI

DEFAULTS

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) any Borrower shall fail to pay when due any principal of the Loan (including, without limitation, any Revolving Advance, Other Currency Advance or Swing Line Advance) or shall fail to pay any interest on the Loan (including, without limitation, any Revolving Advance, Other Currency Advance or Swing Line Advance) within five (5) Domestic Business Days after such interest shall become due, or any Loan Party shall fail to pay any fee or other amount payable hereunder within five (5) Domestic Business Days after such fee or other amount becomes due; or

(b) any Loan Party shall fail to observe or perform any covenant contained in Sections 5.02(ii), 5.03 to 5.15, inclusive, or Section 5.18, 5.29 or 5.30; or

(c) any Loan Party shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by clause (a) or (b) above or clauses (n) or (o) or (p) or (q) or (r) below) for thirty days after the earlier of (i) the first day on which any Loan Party has knowledge of such failure or (ii) written notice thereof has been given to the Company by the Administrative Agent at the request of any Bank; or

(d) any representation, warranty, certification or statement made or deemed made by the Loan Parties in Article IV of this Agreement or in any financial statement, material certificate or other material document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e) any Loan Party or any Subsidiary of a Loan Party shall fail to make any payment in respect of Debt (other than the Notes) having a principal balance in excess of $1,000,000 and such failure shall continue beyond any applicable grace period; or

(f) any event or condition shall occur which results in the acceleration of the maturity of Debt having an outstanding principal balance in excess of $1,000,000 of any Loan Party or any Subsidiary of a Loan Party or the mandatory prepayment or purchase of such Debt by any Loan Party (or its designee) or such Subsidiary of a Loan Party (or its designee) prior to the scheduled maturity thereof, or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or require the mandatory prepayment or purchase thereof prior to the scheduled maturity thereof, without regard to whether such holders or other Person shall have exercised or waived their right to do so; or

(g) any Loan Party or any Subsidiary of a Loan Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h) an involuntary case or other proceeding shall be commenced against any Loan Party or any Subsidiary of a Loan Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Loan Party or any Subsidiary of a Loan Party under the federal bankruptcy laws as now or hereafter in effect; or

(i) any Loan Party or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by any Loan Party, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $1,000,000 (or the equivalent in any other currency(ies)) shall be rendered against any Loan Party or any Subsidiary of a Loan Party and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

(k) a federal tax lien shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 6323 of the Code or a lien of the PBGC shall be filed against any Loan Party or any Subsidiary of a Loan Party under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing; or

(l) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the voting stock of the Company; or (ii) as of any date a majority of the Board of Directors of the Company consists of individuals who were not either (A) directors of the Company as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(m) there shall have occurred uninsured damage to, or loss, theft or destruction of, any part of the Collateral with a fair market value in excess of $1,000,000 in the aggregate; or

(n) a default or event of default shall occur and be continuing under any of the Collateral Documents or Letter of Credit Agreements or any Borrower, Pledgor Subsidiary or Guarantor shall fail to observe or perform any obligation to be observed or performed by it under any Collateral Document or Letter of Credit Agreements, and such default, event of default or failure to perform or observe any obligation continues beyond any applicable cure or grace period provided in such Collateral Document or Letter of Credit Agreement; or

(o) a default or event of default shall occur and be continuing under the IBM Intercreditor Agreement, or a Loan Party or any Subsidiary of a Loan Party shall fail to observe or perform any obligation to be observed or performed by it under the IBM Intercreditor Agreement, or the IBM Intercreditor Agreement shall be terminated without the prior written consent of the Administrative Agent; or

(p) a default or event of default shall occur and be continuing under the Textron Intercreditor Agreement, or a Loan Party or any Subsidiary of a Loan Party shall fail to observe or perform any obligation to be observed or performed by it under the Textron Intercreditor Agreement, or the Textron Intercreditor Agreement shall be terminated without the prior written consent of the Administrative Agent; or

(q) a default or event of default shall occur and be continuing under the IR Agreement or any Loan Party shall fail to observe or perform any obligation to be observed or performed by it under the IR Agreement or the IR Agreement is terminated without the prior written consent of the IR Bank; or

(r) (i) any of the Guarantors shall fail to pay when due any Guaranteed Obligations or shall fail to pay any fee or other amount payable hereunder when due; or (ii) any Guarantor shall disaffirm or deny its obligations under Article X; or

(s) (i) if the Company at any time fails to own (directly or indirectly) 100% of the outstanding shares (other than director qualifying shares) of the voting stock (in the case of a corporation ) or membership interests (in the case of a limited liability company) (or equivalent equity interests) of each Person (other than 4100 Quest, LLC and Netpoint) that is a Loan Party on the Restatement Effective Date; or (ii) if the Company at any time fails to own (directly or indirectly) 80% of the membership interests of 4100 Quest, LLC or 68% of the Capital Securities of Netpoint; or (iii) if the Company at any time fails to own (directly or indirectly) the percentage of the outstanding shares of the voting stock (in the case of a corporation) or membership interests (in the case of a limited liability company) (or equivalent equity interests) of any Subsidiary that becomes a Borrower or Guarantor after the Restatement Effective Date in an amount equal to or greater than the percentage owned on the date such Subsidiary became a Borrower or Guarantor; or

(t) any event or occurrence which is analogous or similar to the matters referred to in paragraphs (g) or (h) above shall take place under the laws of any jurisdiction in the relation to any Loan Party; or

(u) the occurrence of any event, act or condition which the Required Banks determine either does or has a reasonable probability of causing a Material Adverse Effect,

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Company terminate the Revolving Advance Commitments, Other Currency Commitments and Facility Commitments and they shall thereupon terminate, (ii) if requested by the Swing Line Lender, by notice to the Company terminate the Swing Line facility set forth in Section 2.15, (iii) if requested by the Required Banks, by notice to the Issuing Banks, instruct the Issuing Banks to declare an Event of Default under the Letter of Credit Agreements, (iv) if requested by the Required Banks or the Other Currency Lender by notice to the Borrowers terminate the Other Currency facility set forth in Section 2.16; and (v) if requested by the Required Banks, by notice to the Borrower declare the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents to be, and the Notes (together with all accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; provided that if any Event of Default specified in clause (g), (h) or (t) above occurs with respect to any Loan Party, without any notice to any Loan Party or any other act by the Administrative Agent or the Banks, the Revolving Advance Commitments, Other Currency Commitments and Facility Commitments, the Other Currency facility set forth in Section 2.16 and the Swing Line facility set forth in Section 2.15 shall thereupon automatically terminate and the Notes (together with accrued interest thereon) and all other amounts payable hereunder and under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Notwithstanding the foregoing, the Administrative Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Banks. Notwithstanding the foregoing, the Administrative Agent shall have available to it all rights and remedies provided under the Loan Documents (including, without limitation, the Collateral Documents) and in addition thereto, all other rights and remedies at law or equity, and the Administrative Agent shall exercise any one or all of them at the request of the Required Banks.

SECTION 6.02. Notice of Default. The Administrative Agent shall give notice to the Company of any Default under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

SECTION 6.03 Cash Cover. Upon the request of the Administrative Agent, if an Event of Default occurs and a U.S. Dollar Letter of Credit is outstanding, partially or wholly undrawn, then the U.S. Borrowers shall immediately Cash Collateralize the U.S. Dollar Letters of Credit in an amount equal to the aggregate U.S. Dollar Undrawn Amounts. The U.S. Borrowers hereby grant to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Banks, a security interest in all such cash and deposit account balances to secure the U.S. Dollar Letters of Credit. Cash collateral shall be maintained in blocked deposit accounts held by the Administrative Agent or any of its agents, provided that, if any Event of Default specified in clause (g), (h) or (t) above occurs, the U.S. Borrowers shall be obligated to Cash Collateralize the U.S. Letters of Credit forthwith without any notice to the U.S. Borrowers or any other act by the Administrative Agent.

(b) Upon the request of the Administrative Agent or the Other Currency Lender, if an Event of Default occurs and an Other Currency Letter of Credit is outstanding, partially or wholly undrawn, then the Borrowers shall immediately Cash Collateralize the Other Currency Letters of Credit in an amount equal to the aggregate Other Currency Undrawn Amounts; provided that, if any Event of Default specified in clause (g), (h) or (t) above occurs, the Borrowers shall be obligated to Cash Collateralize the Other Letters of Credit forthwith without any notice to the Borrowers or any other act by the Other Currency Lender or Administrative Agent. The Borrowers hereby grant to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Banks, a security interest in all such cash and deposit account balances to secure the Other Currency Letters of Credit. Cash collateral shall be maintained in blocked deposit accounts held by the Administrative Agent or any of its agents. As used herein, “Cash Collateralize” means with respect to a letter of credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the aggregate undrawn amounts of such letter of credit. Derivatives of such terms shall have corresponding meanings.

SECTION 6.04. Allocation of Proceeds. If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to Article VI hereof, all payments received by the Administrative Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrowers or any other Loan Party hereunder, shall be applied by the Administrative Agent in the following order:

(a) the reasonable expenses incurred in connection with retaking, holding, preserving, processing, maintaining or preparing for sale, lease or other disposition of, any Collateral, including reasonable attorney’s fees and legal expenses pertaining thereto;

(b) amounts due to the Banks, Administrative Agent and the Issuing Banks pursuant to Sections 2.7(a), 2.7(b), 2.7(c), 2.7(d) and 9.03(a);

(c) payments of interest on Revolving Advances, Swing Line Advances, Other Currency Advances and Letter of Credit Advances, to be applied for the ratable benefit of the Banks (with amounts payable in respect of Swing Line Advances, Other Currency Advances and Other Currency Letter of Credit Advances being included in such calculation and paid to the Swing Line Lender and Other Currency Lender, as the case may be);

(d) payments of principal of Revolving Advances, Swing Line Advances, Other Currency Advances and Letter of Credit Advances, to be applied for the ratable benefit of the Banks (with amounts payable in respect of Swing Line Advances, Other Currency Advances and Other Currency Letter of Credit Advances being included in such calculation and paid to the Swing Line Lender and Other Currency Lender, as the case may be);

(e) payments of cash amounts to the Administrative Agent in respect of outstanding Letters of Credit pursuant to Section 6.03;

(f) amounts due to the Issuing Banks, the Administrative Agent and the Banks pursuant to Sections 7.05 and 9.03(b) and (c);

(g) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Secured Parties;

(h) any surplus remaining after application as provided for herein, to the Company or otherwise as may be required by applicable law.

SECTION 6.05. Conversions. After the occurrence of an Event of Default upon the request of the Administrative Agent or the Other Currency Lender and in connection with the exercise by any Bank of any right under Section 12 of the Intercreditor Agreement, all outstanding Advances denominated in an Other Currency shall be re-denominated and converted into their Dollar Equivalent in Dollars on the date of such request.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents (including, without limitation, the Intercreditor Agreement) with such powers as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Administrative Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Loan Party to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Administrative Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Banks, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and under the other Loan Documents, the Administrative Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Loan Parties. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank.

SECTION 7.02. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

SECTION 7.03. Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the non-payment of principal of or interest on the Revolving Advances and Swing Line Advances) unless the Administrative Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall give each Bank prompt notice of each non-payment of principal of or interest on the Revolving Advances and Swing Line Advances, whether or not it has received any notice of the occurrence of such non-payment. The Administrative Agent shall (subject to Section 9.05) take such action with respect to such Default or Event of Default as shall be directed by the Required Banks, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

SECTION 7.04. Rights of Administrative Agent and its Affiliates as a Bank. With respect to any Advance made any Participation purchased in an Advance or Letter of Credit Advance and any Letter of Credit issued by BB&T or an Affiliate of BB&T, such Affiliate and BB&T in their capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not an Affiliate of BB&T (or in BB&T’s case, acting as the Administrative Agent), and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include such Affiliate of BB&T or BB&T in its individual capacity. Such Affiliate and BB&T may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with any Loan Party (and any of the Affiliates of any Loan Party) as if they were not an Affiliate of the Administrative Agent or the Administrative Agent, respectively; and such Affiliate and BB&T may accept fees and other consideration from any Loan Party (in addition to any agency fees and arrangement fees heretofore agreed to between the Company and BB&T) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

SECTION 7.05. Indemnification. Each Bank severally agrees to indemnify the Administrative Agent, to the extent the Administrative Agent shall not have been reimbursed by the Loan Parties, ratably in accordance with its Facility Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however, that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

SECTION 7.06. CONSEQUENTIAL DAMAGES. THE ADMINISTRATIVE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, ANY BORROWER, ANY GUARANTOR OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.07. Payee of Note Treated as Owner. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent and the provisions of Section 9.07(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

SECTION 7.08. Non-Reliance on Administrative Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Loan Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Administrative Agent shall not be required to keep itself (or any Bank) informed as to the performance or observance by the Loan Parties of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrowers, Guarantors or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Loan Parties or any other Person (or any of their Affiliates) which may come into the possession of the Administrative Agent.

SECTION 7.09. Failure to Act. Except for action expressly required of the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Administrative Agent by reason of taking, continuing to take, or failing to take any such action.

SECTION 7.10. Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and the Company and the Administrative Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s notice of resignation or the Required Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent. Any successor Administrative Agent shall be a bank which has a combined capital and surplus of at least $5,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder.

SECTION 7.11. Arrangers and Syndication Agent. The parties acknowledge and agree that each of the Arrangers and the Syndication Agent shall be credited as, and may publicize that it is, an Arranger and the Syndication Agent, as the case may be. Without in any respect limiting the rights, privileges, powers, immunities, indemnities and other benefits granted to the Administrative Agent and Banks, the parties further acknowledge and agree that (a) neither the Arrangers nor the Syndication Agent shall have by reason of its designation as such, any power, duty, responsibility or liability whatsoever under this Agreement or any Loan Document or in respect of financing the transaction contemplated hereby and (b) each of the Arrangers and the Syndication Agent shall nevertheless be entitled to each of the protections and immunities granted to the Administrative Agent under Sections 7.04, and 7.08 as fully as if it were expressly referred to therein.

SECTION 7.12. Other Currency Sub-Agent. In the event that an Other Currency Sub-Agent is appointed pursuant to Section 2.16 hereof, such Other Currency Sub-Agent shall be entitled to each of the protections, indemnifications and immunities granted to the Administrative Agent under Sections 7.01 through 7.10 inclusive as fully as if it were expressly referred to herein.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

(a) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b) the Required Banks (or the Other Currency Lender in the case of Other Currency Advances) advise the Administrative Agent that the London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding the Advances for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Administrative Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans (including without limitation Other Currency Advances) shall be suspended. Unless the Company notifies the Administrative Agent at least 2 Domestic Business Days before the date of any Revolving Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Revolving Borrowing shall instead be made as a Prime Rate Borrowing.

SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such authority, bank or agency being referred to as an “Authority” and any such event being referred to as a “Change of Law”), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loan and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist: (a) the obligation of such Bank to make its portion of the Euro-Dollar Loan shall be suspended; and (b) the obligation of the Other Currency Lender to make Other Currency Advances shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous in any material respect to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its portion of the outstanding Euro-Dollar Loan to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full: (1) the then outstanding principal amount of the Euro-Dollar Loan of such Bank, together with accrued interest thereon and any amount due such Bank pursuant to Section 8.05(a); and (2) the then outstanding principal amount of the Other Currency Advances, together with accrued interest thereon and any amount due pursuant to Section 8.05(a) (or the Other Currency Overdraft Facility Letter in respect of Other Currency Overdraft Advances). Concurrently with prepaying such Euro-Dollar Loan of such Bank referenced in (1) above, to the extent permitted by applicable law the Company shall borrow a Prime Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Prime Rate Loan.

SECTION 8.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

(i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Euro-Dollar Loan, its Notes or its obligation to make a Euro-Dollar Loan, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Euro-Dollar Loan or any other amounts due under this Agreement in respect of its Euro-Dollar Loan or its obligation to make a Euro-Dollar Loan (except for changes in the rate of tax on the overall net income of such Bank or its Lending Office imposed by the jurisdiction in which such Bank’s principal executive office or Lending Office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

(iii) shall impose on any Bank (or its Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Euro-Dollar Loan, its Notes or its obligation to make a Euro-Dollar Loan;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank, in its reasonable discretion, to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will reasonably compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing or future law, rule or regulation, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank, in its reasonable discretion, to be material, then from time to time, within 15 days after demand by such Bank, the Company shall pay to such Bank such additional amount or amounts as will reasonably compensate such Bank for such reduction.

(c) Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section as promptly as practicable, but in any event within 90 days, after the Bank obtains actual knowledge thereof; provided that (i) if any Bank fails to give such notice within 90 days after it obtains actual knowledge of such an event, such Bank shall with respect to compensation payable pursuant to this Section in respect of any costs resulting from such event, only be entitled to payment under this Section for costs incurred from and after the date 90 days prior to the date that such Bank does give such notice and (ii) each Bank will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) The provisions of this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee that is a Bank party to this Agreement (including, without limitation, any Bank that purchases a participation pursuant to Sections 2.02, 2.03 or 9.04), and any calculations required by such provisions shall be made based upon the circumstances of (i) such Assignee or Participant, if such Participant is also a Bank hereunder, or (ii) in the case of a Participant that is not also a Bank hereunder, the transferor Bank with respect to such participation sold to such Participant.

SECTION 8.04. Prime Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make or maintain a Euro-Dollar Loan has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer apply, to the extent permitted by applicable law:

(a) all Advances which would otherwise be made by such Bank as part of a Euro-Dollar Loan shall be made instead as a Prime Rate Loan, and

(b) after its portion of the Euro-Dollar Loan has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loan shall be applied to repay its Prime Rate Loan instead.

In the event that the Company shall elect that the provisions of this Section shall apply to any Bank, the Company shall remain liable for, and shall pay to such Bank as provided herein, all amounts due such Bank under Section 8.03 in respect of the period preceding the date of conversion of such Bank’s portion of the Loan resulting from the Company’s election.

SECTION 8.05. Compensation to Other Currency Lender. Upon the request of any Other Currency Lender, delivered to the Company and the Administrative Agent, the Borrowers shall pay to such Other Currency Lender such amount or amounts as shall compensate such Other Currency Lender for any loss, cost or expense incurred by such Other Currency Lender as a result of:

(a) any payment, conversion or prepayment (pursuant to Section 2.09, Section 2.10, 2.16, Section 8.02 or otherwise) of an Other Currency Advance on a date other than the last day of an Interest Period for such Other Currency Advance;

(b) any failure by the Borrower to prepay an Other Currency Advance on the date for such prepayment specified in the relevant notice of prepayment hereunder;

(c) any failure by the Borrower to borrow an Other Currency Advance on the date for the Borrowing specified in the applicable Notice of Other Currency Borrowing delivered pursuant to Section 2.16 (other than an Other Currency Overdraft Advance); or

(d) any Other Currency Advance not being continued as, or converted into, a Euro-Dollar Loan in accordance with the Continuation/Conversion Notice therefor;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid, converted or not converted or not prepaid or borrowed for the period from the date of such payment, prepayment, conversion, failure to convert or failure to prepay or borrow to the last day of the then current Interest Period for such Other Currency Advance (or, in the case of a failure to prepay, convert or borrow, the Interest Period for such Other Currency Advance which would have commenced on the date of such failure to prepay, convert or borrow) at the applicable rate of interest for such Other Currency Advance (excluding the Applicable Margin) provided for herein over (y) the amount of interest (as reasonably determined by such Other Currency Lender) such Other Currency Lender would have paid on deposits in the relevant Other Currency of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

SECTION 8.06. Replacement of Bank. In the event that any Bank gives any notice under Section 8.02 resulting in the suspension of its obligation to make Euro-Dollar Loans or requests compensation pursuant to Section 8.03 or in the event any Loan Party is required to pay any additional amounts to any Bank pursuant to Section 2.12(c), then, so long as the condition giving rise to such suspension or compensation exists, the Borrowers may designate another bank or financial institution (such bank or financial institution being herein called a “Replacement Bank”) acceptable to the Administrative Agent (which acceptance will not be unreasonably withheld) and which is not an Affiliate of the Borrower, to assume such Bank’s Revolving Advance Commitment, Other Currency Commitment and Facility Commitment hereunder and to purchase the Loans of such Bank and such Bank’s rights under this Agreement and the Notes held by such Bank, all without recourse to or representation or warranty by, or expense to, such Bank, for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and accrued but unpaid fees owing to such Bank plus any amounts otherwise owing to such Bank under the Loan Documents, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Administrative Agent by the Replacement Bank of documentation satisfactory to the Administrative Agent (pursuant to which such Replacement Bank shall assume the obligations of such original Bank under this Agreement), the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder. In the event that the Borrowers exercise their rights under the preceding sentence, the Bank against which such rights were exercised shall no longer be a party hereto or have any rights or obligations hereunder; provided that the obligations of the Borrowers to such Bank under Article VIII and Section 9.03 with respect to events occurring or obligations arising before or as a result of such replacement shall survive such exercise. Notwithstanding anything contained herein to the contrary, the Borrowers shall not exercise their rights under this Section with regard to an Issuing Bank without first arranging for the termination (and return) of any Letters of Credit issued by such Issuing Bank.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at its address or telecopy number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopy number specified in this Section and the telecopy machine used by the sender provides a written confirmation that such telecopy has been so transmitted or receipt of such telecopy transmission is otherwise confirmed, (ii) if given by electronic mail, when a receipt of delivery has been received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, and (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

SECTION 9.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.03. Expenses; Documentary Taxes; Indemnification. (a) The Loan Parties shall, jointly and severally, pay (i) all expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof (except as provided in Section 9.07(c)) or thereof or any Default or alleged Default hereunder or thereunder, (ii) reasonable fees and disbursements of special counsel for the Syndication Agent, in connection with the preparation of this Agreement and the other Loan Documents, and (iii) if a Default occurs, all out-of-pocket expenses incurred by the Administrative Agent or any Bank, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents.

(b) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents (and whether or not such transfer taxes, documentary taxes, assessments or charges are correctly or legally asserted by the relevant Authority). Promptly upon having knowledge that any such transfer taxes, documentary taxes, assessments or charges have been levied, imposed or assessed, and promptly upon notice thereof by the Administrative Agent or any Bank, the Loan Parties shall pay such transfer taxes, documentary taxes, assessments or charges directly to the relevant Authority (provided, however, that no Administrative Agent nor Bank shall be under any obligation to provide any such notice to any Borrower). With respect to indemnification for transfer taxes, documentary taxes, assessments or charges actually paid by any Bank, such indemnification shall be made within 30 days after the date such Bank or Administrative Agent makes written demand therefore. Each Borrower acknowledges that any payment made to any Bank or to any Authority in respect of the indemnification obligations of the Borrowers provided in this clause shall constitute a payment in respect of which the provisions of clause 2.12(c) and this clause shall apply.

(c) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Banks and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by any Loan Party of this Agreement or any other Loan Document or from investigation, litigation (including, without limitation, any actions taken by the Administrative Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Loan Parties shall reimburse the Administrative Agent and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

SECTION 9.04. Setoffs; Sharing of Set-Offs. (a) Each Loan Party hereby grants to each Bank, as security for the full and punctual payment and performance of the obligations of each Loan Party under this Agreement and the other Loan Documents, a continuing lien on and security interest in all deposits and other sums credited by or due from such Bank to such Loan Party or subject to withdrawal by such Loan Party; and regardless of the adequacy of any collateral or other means of obtaining repayment of such obligations, each Bank may at any time upon or after the occurrence of any Event of Default, and without notice to any Loan Party, set off the whole or any portion or portions of any or all such deposits and other sums against such obligations, whether or not any other Person or Persons could also withdraw money therefrom.

(b) Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Letter of Credit Advances and Notes held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all Letter of Credit Advances and principal and interest owing with respect to the Notes held by such other Bank (after giving effect to the terms of Sections 2.02, 2.03 and 6.05), the Bank receiving such proportionately greater payment shall purchase such participations in the Letter of Credit Advances and Notes held by the other Banks owing to such other Banks, and/or such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Letter of Credit Advances and Notes held by the Banks owing to such other Banks shall be shared by the Banks pro rata based upon their respective Facility Commitments; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Loan Parties other than its indebtedness under the Letter of Credit Advances and Notes, provided that any such rights of a Bank are subject to the terms and conditions of the Intercreditor Agreement, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank’s ratable share (according to the proportion of (x) the amount of such other Bank’s required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Loan Parties agree, to the fullest extent they may effectively do so under applicable law, that any holder of a participation in the Letter of Credit Advances or Notes, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Loan Parties in the amount of such participation.

SECTION 9.05. Amendments and Waivers. (a) Any provision of this Agreement, the Notes or any other Loan Documents (excluding the Intercreditor Agreement which may be amended as provided therein) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase the Revolving Advance Commitment, Other Currency Commitment or Facility Commitment of any Bank or subject any Bank to any additional obligation, (ii) decrease the rate of interest on any Advance or decrease any fees (excluding Facing Fees and other fees payable solely to an Issuing Bank for its own account) hereunder, (iii) extend the date fixed for any payment of principal of or interest on any Advance or any fees (excluding Facing Fees and other fees payable solely to an Issuing Bank for its own account) hereunder, (iv) decrease the amount of principal, decrease the amount of interest or decrease the amount of fees (excluding Facing Fees and other fees payable solely to an Issuing Bank for its own account) due on any date fixed for the payment thereof, (v) except as a result of Sections 2.01(b), 2.01(c) or 2.16(a)(2), change the percentage of the Revolving Advance Commitment, Other Currency Commitment or Facility Commitments or of the aggregate unpaid principal amount of the Notes, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the other Loan Documents, (vii) release or substitute all or substantially all of the Collateral held as security for the Obligations, (viii) change or modify the definition of “Required Banks,” or (ix) release any guaranty (other than a release pursuant to Section 5.26(c)) given to support payment of the Guaranteed Obligations and provided further that: (I) no amendment or waiver shall, unless signed by the Swing Line Lender, (A) modify or amend Section 2.15; or (B) change in any manner, any term or condition applicable to the Swing Line Advances; (II) no amendment or waiver shall, unless signed by the Other Currency Lender and BB&T, (A) modify or amend Section 2.16 or 6.05; or (B) change in any manner, any term or condition applicable to the Other Currency Advances (other than terms and conditions applicable to the Other Currency Overdraft Advances, the amendment of which shall be subject to the Other Currency Lender’s consent in writing provided that no such amendment shall subject any Bank to any additional obligation without such Bank’s written consent); (III) no amendment or waiver shall, unless signed by the U.S. Dollar Issuing Bank, (A) modify or amend Section 2.03 or 3.03; or (B) change in any manner, any term or condition applicable to the U.S. Dollar Letters of Credit or the U.S. Dollar Letter of Credit Agreements; (IV) no amendment or waiver shall, unless signed by the Other Currency Issuing Bank, (A) modify or amend Section 2.19 or 3.04, or (B) change in any manner, any term or condition applicable to the Other Currency Letters of Credit or the Other Currency Letter of Credit Agreements. The amount of Facing Fees and other fees payable solely to an Issuing Bank for its own account may be amended, from time to time, by the Borrower and such Issuing Bank without the approval of any of the Banks.

(b) No Loan Party will solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Bank shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrowers to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. No Loan Party will, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.

SECTION 9.06. Margin Stock Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no Loan Party may assign or otherwise transfer any of its rights under this Agreement.

(b) Any Bank, other than a Conduit Lender, may at any time sell to one or more Persons (each a “Participant”) participating interests in any Advance owing to such Bank, any Note held by such Bank, any Commitment hereunder or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank’s obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) extend any date fixed for the payment of principal of or interest on the related Advance or Advances, (ii) decrease the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related Advance or Advances, (iii) the change of the principal of the related Advance or Advances, (iv) any decrease in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) any fee is payable hereunder from the rate at which the Participant is entitled to receive interest or any fee (as the case may be) in respect of such participation, (v) the release or substitution of all or a substantial part of the collateral (if any) held as security for the Obligations, or (vi) the release of any guaranty (other than a release pursuant to Section 5.26(c)) given to support payment of the Guaranteed Obligations. Each Bank selling a participating interest in any Advance, Note, Commitment or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrower and the Administrative Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant; provided, that a Bank shall not be required to provide written notification of a participation sold to an Affiliate of a Bank. The Loan Parties agree that each Participant shall be entitled to the benefits of Article VIII with respect to its participation in Loans outstanding from time to time.

(c) Any Bank, other than a Conduit Lender, may at any time assign to one or more banks or financial institutions (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance in the form attached hereto as Exhibit J, executed by such Assignee, such transferor Bank and the Administrative Agent (and, in the case of: (i) an Assignee that is not then a Bank or an Affiliate of a Bank; and (ii) an assignment not made during the existence of a Default or an Event of Default, by the Borrower); provided that (i) no interest may be sold by a Bank pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Bank’s Facility Commitment, Revolving Advance Commitment, Other Currency Commitment, U.S. Dollar Letter of Credit Commitment and Other Currency Letter of Credit Commitment, (ii) the amount of the Commitment of the assigning Bank being assigned pursuant to such assignment (determined as of the effective date of the assignment) shall be equal to $5,000,000 (or any larger multiple of $1,000,000) (except that any such assignment may be in the full amount of the assigning Bank’s Commitment), (iii) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank without the consent of the Borrower, which consent shall not be unreasonably withheld, provided that the Borrower’s consent shall not be necessary with respect to any assignment made during the existence of a Default or an Event of Default; (iv) a Bank may not have more than two Assignees that are not then Banks at any one time, (v) no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank, without the consent of the Administrative Agent, which consent shall not be unreasonably withheld, provided, that the Administrative Agent shall be permitted to require that (at the expense of the assigning Other Currency Lender) as a condition to any such assignment which first results in multiple Other Currency Lenders, that an amendment to this Agreement and the other Loan Documents in form and content satisfactory to the Administrative Agent be entered into by all Loan Parties and Banks to address the methods of borrowing, funding, repayment and administration of this Agreement as shall be mutually agreeable to the Loan Parties, Administrative Agent and Banks and no such assignment shall be effective until the conditions set forth in the following sentence are satisfied; and (vi) no interest may be sold by a Bank to an Assignee that is not a party to the Intercreditor Agreement; and (vii) no interest in a Commitment may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank or an Affiliate of a Bank, without the consent of the Issuing Banks, which consent may be withheld by the Issuing Banks in their sole and absolute discretion. Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Administrative Agent and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Administrative Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, (D) delivery of an executed amendment to the Intercreditor Agreement adding the Assignee as a party thereto, (E) in connection with an assignment which first results in multiple Other Currency Lenders, delivery of an amendment to this Agreement and the other Loan Documents in form and content satisfactory to the Administrative Agent addressing such issues in respect of the methods of borrowing, funding, repayment and administration of this Agreement as the Administrative Agent may reasonably require, and (F) payment by the assigning Bank of a processing and recordation fee of $3,500 to the Administrative Agent if the Assignee is not a Bank or Affiliate of a Bank and $1,000 if the Assignee is a Bank or Affiliate of a Bank, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with Commitments as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Administrative Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to each of such Assignee and such transferor Bank. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Bank hereunder without the consent of the Borrower or the Administrative Agent any or all of the Advances it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this subsection 9.07(c).

(d) Subject to the provisions of Section 9.08, the Loan Parties authorize each Bank to disclose to any Participant, Assignee or other transferee (each a “Transferee”) and any prospective Transferee any and all financial and other information in such Bank’s possession concerning the Loan Parties which has been delivered to such Bank by the Loan Parties pursuant to this Agreement or which has been delivered to such Bank by the Loan Parties in connection with such Bank’s credit evaluation prior to entering into this Agreement.

(e) No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f) Anything in this Section 9.07 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of the Loan and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loan and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect of such assigned Loan and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

SECTION 9.08. Confidentiality. Each Bank agrees to exercise its commercially reasonable best efforts to keep any non-public information delivered or made available by the Loan Parties to it, confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loan; provided, however, that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Administrative Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Bank’s legal counsel and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.08.

SECTION 9.09. Representation by Banks. Each Bank hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make its Advances hereunder for its own account in the ordinary course of such business; provided, however, that, subject to Section 9.07, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

SECTION 9.10. Obligations Several. The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and subject to the terms of the Intercreditor Agreement, each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

SECTION 9.11. Survival of Certain Obligations. Sections 8.03(a), 8.03(b), 8.05 and 9.03, and the obligations of the Loan Parties thereunder, shall survive, and shall continue to be enforceable notwithstanding, the termination of this Agreement, the Swing Line facility described in Section 2.15 and the Commitments and the payment in full of the principal of and interest on all Advances and Swing Line Advances.

SECTION 9.12. South Carolina Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of South Carolina.

SECTION 9.13. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

SECTION 9.14. Interest. In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made to any Bank by a Borrower or inadvertently received by any Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrowers not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under applicable law.

SECTION 9.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

SECTION 9.16. Consent to Jurisdiction. The Loan Parties (a) and each of the Banks and the Administrative Agent irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of this Agreement, any of the other Loan Documents, or any of the transactions contemplated hereby or thereby, (b) submit to personal jurisdiction in the State of South Carolina, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (c) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of South Carolina for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (d) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Administrative Agent from bringing any action or exercising any rights against any security and against the Loan Parties personally, and against any assets of the Loan Parties, within any other state or jurisdiction.

SECTION 9.17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 9.18. Intercreditor Agreement. The Banks, Administrative Agent, IR Bank and Issuing Banks have entered into an Intercreditor Agreement dated of even date herewith governing the rights and responsibilities of the Administrative Agent to the Banks, IR

Bank and Issuing Banks and certain obligations of the Administrative Agent. The Borrowers and Guarantors acknowledge and agree that they are not a third-party beneficiary of any provisions of the Intercreditor Agreement and are not entitled to rely thereon or enforce any provisions thereof. The Borrowers and Guarantors also acknowledge that the Intercreditor Agreement may be amended by the Banks, IR Bank and Issuing Banks without notice to or approval by the Borrowers and Guarantors.

SECTION 9.19. Judgment Currency. The Obligations of the Borrowers and Guarantors in respect of any sum due in any currency (the “Original Currency”) to any Bank, the Issuing Banks, the Other Currency Lenders, or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the Original Currency (the “Judgment Currency”), be discharged only to the extent that on the Business Day following receipt by such Bank, Issuing Banks, Other Currency Lender or the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, such Bank, Issuing Banks, Other Currency Lender or the Administrative Agent, in accordance with normal banking procedures, purchases the Original Currency with the Judgment Currency. If the amount of Original Currency so purchased is less than the sum originally due to such Bank, Issuing Banks, Other Currency Lender or the Administrative Agent, the Borrowers and Guarantors agree as a separate obligation and notwithstanding any such judgment, jointly and severally to indemnify each Bank, each Issuing Bank, Other Currency Lender and the Administrative Agent, as the case may be, against such loss.

SECTION 9.20. Other Transactions. Nothing contained herein shall preclude the Administrative Agent, any Issuing Bank, any Other Currency Lender or any other Bank from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrowers or any of their respective Affiliates in which such Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 9.21. Patriot Act Notice, etc. Each Bank, the Other Currency Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers and Guarantors that, pursuant to the requirements of the Patriot Act and applicable U.K. law, it is required to obtain, verify and record information that identifies each Borrower and Guarantor, which information includes the names and addresses and other information that will allow such Bank, the Other Currency Lender or the Administrative Agent, as applicable, to identify each Borrower and Guarantor in accordance with the Patriot Act and such applicable U.K. law. The Borrowers and Guarantors will, and will cause each of their Subsidiaries to, provide, to the extent commercially reasonable or required by applicable law or regulation, such information and take such actions as are reasonably requested by the Administrative Agent, the Other Currency Lender or any Banks in order to assist the Administrative Agent, the Other Currency Lender and the Banks in maintaining compliance with the Patriot Act and applicable U.K. law.

ARTICLE X

GUARANTY

SECTION 10.01. Unconditional Guaranty. Each Guarantor hereby irrevocably, unconditionally and jointly and severally guarantees, each as a primary obligor and not merely as a surety, to the Administrative Agent, the Issuing Banks and the Banks (including, without limitation, the Other Currency Lenders, the Swing Line Lender) the due and punctual payment of the principal of and the premium, if any, and interest on the Guaranteed Obligations and any and all other amounts due under or pursuant to the Loan Documents, when and as the same shall become due and payable (whether at stated maturity or by optional or mandatory prepayment or by declaration, redemption or otherwise) in accordance with the terms of the Loan Documents. The Guarantors’ guaranty under this Section is an absolute, present and continuing guarantee of payment and not of collectibility, and is in no way conditional or contingent upon any attempt to collect from any Borrower, any of the Guarantors or any other guarantor of the Guaranteed Obligations (or any portion thereof) or upon any other action, occurrence or circumstances whatsoever. In the event that any Borrower or any Guarantor shall fail so to pay any such principal, premium, interest or other amount to the Administrative Agent, the Issuing Banks or a Bank, the Guarantors will pay the same forthwith, without demand, presentment, protest or notice of any kind (all of which are waived by the Guarantors to the fullest extent permitted by law), in lawful money of the United States, at the place for payment specified in Loan Documents or specified by such Administrative Agent in writing, to such Administrative Agent. The Guarantors further agree, promptly after demand, to pay to the Administrative Agent, the Issuing Banks and Banks the costs and expenses incurred by such Administrative Agent, Issuing Bank or Bank in connection with enforcing the rights of such Administrative Agent, Issuing Banks, and Banks against any or all of the Borrowers and any or all of the Guarantors (whether in a bankruptcy proceeding or otherwise) following any default in payment of any of the Guaranteed Obligations or the obligations of the Guarantors hereunder, including, without limitation, the fees and expenses of counsel to the Administrative Agent, Issuing Banks and such Banks.

SECTION 10.02. Obligations Absolute. The obligations of the Guarantors hereunder are and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of this Agreement, any of the Guaranteed Obligations or any of the Loan Documents, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim any of the Guarantors may have against any Borrower, any other Guarantor or the Administrative Agent, any Issuing Bank or any Bank hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by law, any circumstance or condition whatsoever (whether or not any of the Guarantors shall have any knowledge or notice thereof), including, without limitation:

(a) any amendment or modification of or supplement to any of the Loan Documents or any other instrument referred to herein or therein, or any assignment or transfer of any thereof or of any interest therein, or any furnishing or acceptance of additional security for any of the Guaranteed Obligations;

(b) any waiver, consent or extension under any Loan Document or any such other instrument, or any indulgence or other action or inaction under or in respect of, or any extensions or renewals of, any Loan Document, any such other instrument or any Guaranteed Obligation;

(c) any failure, omission or delay on the part of the Administrative Agent to enforce, assert or exercise any right, power or remedy conferred on or available to the Administrative Agent, any Issuing Bank or any Bank against any Borrower or any Guarantor, any Subsidiary of any Borrower or any Subsidiary of any Guarantor;

(d) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to any Borrower, any Guarantor, any Subsidiary of any Borrower or any Subsidiary of any Guarantor or any property of any Borrower, any Guarantor or any such Subsidiary or any unavailability of assets against which the Guaranteed Obligations, or any of them, may be enforced;

(e) any merger or consolidation of any Borrower, any Subsidiary of any Borrower or any Guarantor or any of the Guarantors into or with any other Person or any sale, lease or transfer of any or all of the assets of any of the Guarantors, any Borrower or any Subsidiary of any Borrower or any Guarantor to any Person;

(f) any failure on the part of any Borrower, any Guarantor or any Subsidiary of any Borrower or any Guarantor for any reason to comply with or perform any of the terms of any agreement with any of the Guarantors;

(g) any exercise or non-exercise by the Administrative Agent, any Issuing Bank or any Bank, of any right, remedy, power or privilege under or in respect of any of the Loan Documents or the Guaranteed Obligations, including, without limitation, under this Section;

(h) any default, failure or delay, willful or otherwise, in the performance or payment of any of the Guaranteed Obligations;

(i) any furnishing or acceptance of security, or any release, substitution or exchange thereof, for any of the Guaranteed Obligations;

(j) any failure to give notice to any of the Guarantors of the occurrence of any breach or violation of, or any event of default or any default under or with respect to, any of the Loan Documents or the Guaranteed Obligations;

(k) any partial prepayment, or any assignment or transfer, of any of the Guaranteed Obligations; or

(l) any other circumstance (other than indefeasible payment in full) which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might in any manner or to any extent vary the risk of such Guarantor.

The Guarantors covenant that their respective obligations hereunder will not be discharged except by complete performance of the obligations contained in the Loan Documents and this Agreement and the final and indefeasible payment in full of the Guaranteed Obligations. The Guarantors unconditionally waive, to the fullest extent permitted by law (A) notice of any of the matters referred to in this Section, (B) any and all rights which any of the Guarantors may now or hereafter have arising under, and any right to claim a discharge of the Guarantor’s obligations hereunder by reason of the failure or refusal by the Administrative Agent, any Issuing Bank, or any Bank to take any action pursuant to any statute permitting a Guarantor to request that the Administrative Agent or any Bank attempt to collect the Guaranteed Obligations from any Borrower, any of the Guarantors or any other guarantor, (C) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of the Administrative Agent, any Issuing Bank or any Bank against the Guarantors, including, without limitation, presentment to or demand of payment from any Borrower, any of the Subsidiaries of the

Borrower or any Guarantor, or any of the other Guarantors with respect to any Loan Document or this agreement, notice of acceptance of the Guarantors’ guarantee hereunder and/or notice to any Borrower, any of the Subsidiaries of any Borrower or any Guarantor, or any Guarantor of default or protest for nonpayment or dishonor, (D) any diligence in collection from or protection of or realization upon all or any portion of the Guaranteed Obligations or any security therefor, any liability hereunder, or any party primarily or secondarily liable for all or any portion of the Guaranteed Obligations, and (E) any duty or obligation of the Administrative Agent, any Issuing Bank or any Bank to proceed to collect all or any portion of the Guaranteed Obligations from, or to commence an action against, any Borrower, any Guarantor or any other Person, or to resort to any security or to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Bank in favor of any Borrower, any Guarantor or any other Person, despite any notice or request of any of the Guarantors to do so.

SECTION 10.03. Continuing Obligations; Reinstatement. The obligations of the Guarantors under this Article X are continuing obligations and shall continue in full force and effect until such time as all of the Guaranteed Obligations (and any renewals and extensions thereof) shall have been finally and indefeasibly paid and satisfied in full. The obligations of the Guarantors under this Article X shall continue to be effective or be automatically reinstated, as the case may be, if any payment made by any Borrower, any Guarantor or any Subsidiary of any Borrower or any Guarantor on, under or in respect of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the recipient upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, any Guarantor or any such Subsidiary, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any Borrower, any Guarantor or any such Subsidiary or any substantial part of the property of any Borrower, any Guarantor or any such Subsidiary, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of all or any portion of the Guaranteed Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be stayed, enjoined or otherwise prevented for any reason, including without limitation because of the pendency of a case or proceeding relating to any Borrower, any Guarantor or any Subsidiary of any Borrower or any Guarantor under any bankruptcy or insolvency law, for purposes of this Article X and the obligations of the Guarantors hereunder, such Guaranteed Obligations shall be deemed to have been accelerated with the same effect as if such Guaranteed Obligations had been accelerated in accordance with the terms of the applicable Loan Documents or of this Agreement.

SECTION 10.04. Additional Security, Etc. The Guarantors authorize the Administrative Agent on behalf of the Issuing Banks and Banks without notice to or demand on the Guarantors and without affecting their liability hereunder, from time to time (a) to obtain additional or substitute endorsers or guarantors; (b) to exercise or refrain from exercising any rights against, and grant indulgences to, any Borrower, any Subsidiary of any Borrower or any Guarantor, any other Guarantor or others; and (c) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, premium, if any, and interest on, and other obligations consisting of, the Guaranteed Obligations. The Guarantors waive any right to require the Administrative Agent, any Issuing Bank or any Bank to proceed against any additional or substitute endorsers or guarantors or any Borrower or any of their Subsidiaries or any other Person or to pursue any other remedy available to the Administrative Agent, any Issuing Bank or any such Bank.

SECTION 10.05. Information Concerning the Borrowers. The Guarantors assume all responsibility for being and keeping themselves informed of the financial condition and assets of the Borrowers, the other Guarantors and their respective Subsidiaries, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantors assume and insure hereunder, and agree that neither the Administrative Agent, any Issuing Bank nor any Bank shall have any duty to advise the Guarantors of information known to the Administrative Agent, any Issuing Bank or any such Bank regarding or in any manner relevant to any of such circumstances or risks.

SECTION 10.06. Guarantors’ Subordination. The Guarantors hereby absolutely subordinate, both in right of payment and in time of payment, any present and future indebtedness of the Borrowers or any Subsidiary of the Borrowers or any Guarantor to any or all of the Guarantors to the indebtedness of the Borrowers or any such Subsidiary to the Issuing Banks or the Banks (or any of them), provided that until receipt of notice from the Administrative Agent that an Event of Default then exists and further stating that no further payments may be received, the Guarantors may receive payments in respect of such present or future indebtedness in the ordinary course of business.

SECTION 10.07. Waiver of Subrogation. Notwithstanding anything herein to the contrary, until the Guaranteed Obligations owed to the Administrative Agent, the Issuing Banks and the Banks have been indefeasibly paid in full, the Guarantors hereby waive any right of subrogation (under contract, Section 509 of the Bankruptcy Code or otherwise) or any other right of indemnity, reimbursement or contribution and hereby waive any right to enforce any remedy that the Administrative Agent, any Issuing Bank or any Bank now has or may hereafter have against the Borrower, any Guarantor or any endorser or any other guarantor of all or any part of the Guaranteed Obligations, and until the Guaranteed Obligations owed to the Administrative Agent, the Issuing Banks and the Banks have been indefeasibly paid in full, the Guarantors hereby waive any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent, any Issuing Bank or any Bank to secure payment or performance of the Guaranteed Obligations or any other liability of the Borrower to the Administrative Agent, any Issuing Bank or any Bank.

SECTION 10.08. Enforcement. In the event that the Guarantors shall fail forthwith to pay upon demand of the Administrative Agent, any Issuing Bank or any Bank any amounts due pursuant to this Article X or to perform or comply with or to cause performance or compliance with any other obligation of the Guarantors under this Agreement, the Administrative Agent, any Issuing Bank and any Bank shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid or for the performance of or compliance with such terms, and may prosecute any such action or proceeding to judgment or final decree and may enforce such judgment or final decree against the Guarantors and collect in the manner provided by law out of the property of the Guarantors, wherever situated, any monies adjudged or decreed to be payable. The obligations of the Guarantors under this Agreement are continuing obligations and a fresh cause of action shall arise in respect of each default hereunder.

SECTION 10.09. Miscellaneous. Except as may otherwise be expressly agreed upon in writing, the liability of the Guarantors under this Article X shall neither affect nor be affected by any prior or subsequent guaranty by the Guarantors of any other indebtedness to the

Administrative Agent, the Issuing Banks or the Banks. Notwithstanding anything in this Article X to the contrary, the maximum liability of each Guarantor hereunder shall in no event exceed the maximum amount which could be paid out by such Guarantor without rendering such Guarantor’s obligations under this Article X, in whole or in part, void or voidable under applicable law, including, without limitation, (i) the Bankruptcy Code of 1978, as amended, (ii) the Uniform Fraudulent Transfer Act and (iii) any other applicable state or federal law relative to fraudulent conveyances.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.

SCANSOURCE, INC.

By:	/s/ Richard P. Cleys		(SEAL)
Title:	Chief Financial Officer

6 Logue Court
Greenville, South Carolina 29615
Attention: Linda Davis
Telecopy number: 864-288-4886
Telephone number: 864-286-4271

NETPOINT INTERNATIONAL, INC.

By:	/s/ Michael L. Baur		(SEAL)
Title:	Director and Chief Executive Officer

6 Logue Court
Greenville, South Carolina 29615
Attention: Linda Davis
Telecopy number: 864-288-4886
Telephone number: 864-286-4271

4100 QUEST, LLC

By:	ScanSource, Inc., its sole member

	By:	/s/ Richard P. Cleys	(SEAL)
	Title:	Chief Financial Officer

6 Logue Court
Greenville, South Carolina 29615
Attention: Linda Davis
Telecopy number: 864-288-4886
Telephone number: 864-286-4271

PARTNER SERVICES, INC.

By:	/s/ Richard P. Cleys	(SEAL)
Title:	Chief Financial Officer

6 Logue Court
Greenville, South Carolina 29615
Attention: Linda Davis
Telecopy number: 864-288-4886
Telephone number: 864-286-4271

SCANSOURCE EUROPE SPRL

By:	/s/ Linda B. Davis	(SEAL)
Title:	General Manager with Special Power Delegation and Proxy

6 Logue Court
Greenville, South Carolina 29615
Attention: Linda Davis
Telecopy number: 864-288-4886
Telephone number: 864-286-4271

SCANSOURCE EUROPE LIMITED

By:	/s/ Linda B. Davis	(SEAL)
Title:	Alternate Director

6 Logue Court
Greenville, South Carolina 29615
Attention: Linda Davis
Telecopy number: 864-288-4886
Telephone number: 864-286-4271

SCANSOURCE UK LIMITED

By:	/s/ Linda B. Davis	(SEAL)
Title:	Alternate Director

6 Logue Court
Greenville, South Carolina 29615
Attention: Linda Davis
Telecopy number: 864-288-4886
Telephone number: 864-286-4271

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COMMITMENTS		BRANCH BANKING AND TRUST COMPANY OF SOUTH CAROLINA, as Administrative Agent, U.S. Dollar Issuing Bank and as a Bank
Facility Commitment: $50,000,000

Revolving Advance Commitment: $77,500,000	By: /s/ D. Randolph Bryan Wilson	(SEAL)
Title: SVP

U.S. Dollar Letter of Credit Commitment: $19,375,000		Lending Office
Branch Banking and Trust Company of South Carolina
P. O. Box 408

Other Currency Commitment: $-0-		301 North Main Street (29602)
Greenville, South Carolina 29602-0408
Attention: Rand Wilson

Other Currency Letter of Credit Commitment: $-0-		Telecopy number: (864) 282-3339
Telephone number: (864) 282-3317

with a copy to

Christopher E. Leon, Esq.
Womble Carlyle Sandridge & Rice, PLLC
P.O. Drawer 84
200 West Second Street (27101)
Winston-Salem, North Carolina 27102
Telecopy: (336) 726-6932
Telephone: (336) 721-3518

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WACHOVIA BANK, NATIONAL ASSOCIATION, as the Other Currency Lender, Other Currency Issuing Bank and a Bank
Facility Commitment: $27,500,000
Revolving Advance Commitment: $-0-	By: /s/ T. Snider	(SEAL)
Title: Vice President

U.S. Dollar Letter of Credit Commitment: $-0-	Lending Office
Wachovia Bank, National Association
15 South Main Street, 3rd Floor, Commercial Banking
Other Currency	P. O. Box 969 (29602)
Commitment: $27,500,000	Greenville, South Carolina 29601
Attention: Lee R. Gray, Senior Vice President
Other Currency Letter of Credit Commitment: $15,000,000	Telecopy number: (864) 467-2543
Telephone number: (864) 467-2540

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FIFTH THIRD BANK
Facility Commitment: $7,500,000

Revolving Advance Commitment: $7,500,000	By: /s/Jennifer Schwartz	(SEAL)
Title: AVP
U.S. Dollar Letter of Credit Commitment: $1,875,000	Lending Office
Fifth Third Bank
38 Fountain Square Plaza
Other Currency Commitment: $-0-	MD10904K Cincinnati, Ohio 45263
Attention: Jennifer E. Schwartz
Telecopy number: (513) 534-6479
Other Currency Letter of Credit Commitment: $-0-	Telephone number: (513) 534-7167

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FIRST TENNESSEE BANK NATIONAL ASSOCIATION
Facility Commitment: $7,500,000

Revolving Advance Commitment: $7,500,000	By: /s/ Phillip E. Stevenson	(SEAL)
Title: Sr. Vice President

U.S. Dollar Letter of Credit Commitment: $1,875,000	Lending Office
First Tennessee Bank National Association
Metropolitan Division
Other Currency Commitment: $-0-	165 Madison Avenue, 10th Floor P. O. Box 84 (38101)
Memphis, Tennessee 38103
Attention: Phillip E. Stevenson
Other Currency Letter of Credit Commitment: $-0-	Telecopy number: (901) 523-4235 Telephone number: (901) 523-4245

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HIBERNIA NATIONAL BANK
Facility Commitment: $7,500,000

Revolving Advance Commitment: $7,500,000	By: /s/ Kay St. John	(SEAL)
Title: Senior Vice President & Manager
U.S. Dollar Letter of Credit Commitment: $1,875,000	Lending Office
Hibernia National Bank
U.S. Corporate Division
Other Currency Commitment: $-0-	313 Carondelet Street, 12th Floor New Orleans, Louisiana 70130
Attention: Laura K. Watts
Telecopy number: (504) 533-5344
Other Currency Letter of Credit Commitment: $-0-	Telephone number: (504) 533-7859

TOTAL COMMITMENTS:
Facility Commitment: $100,000,000

Revolving Advance Commitment: $100,000,000

U.S. Dollar Letter of Credit Commitment: $25,000,000

Other Currency Commitment: $27,500,000

Other Currency Letter of Credit Commitment: $15,000,000